      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996


                                                       REGISTRATION NO. 333-3112
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   AMENDMENT

                                    NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  MCLEOD, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4812                          58-421407240
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                         221 THIRD AVENUE SE, SUITE 500
                             CEDAR RAPIDS, IA 52401
                                 (319) 364-0000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CLARK E. MCLEOD
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  MCLEOD, INC.
                         221 THIRD AVENUE SE, SUITE 500
                             CEDAR RAPIDS, IA 52401
                                 (319) 364-0000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            KIMBERLEY E. THOMPSON, ESQ.                          JAMES J. JUNEWICZ, ESQ.
              HOGAN & HARTSON L.L.P.                              MAYER, BROWN & PLATT
            555 THIRTEENTH STREET, N.W.                         190 SOUTH LASALLE STREET
              WASHINGTON, D.C. 20004                                CHICAGO, IL 60603
                  (202) 637-5600                                     (312) 782-0600

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------


- -----------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED               REGISTERED       PER SHARE           PRICE             FEE
- -----------------------------------------------------------------------------------------------------------
Class A Common Stock,
    $.01 par value.....................    13,800,000        $20.00       $276,000,000(1)   $95,172.41(2)


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) $71,379.31 was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  MCLEOD, INC.
                            ------------------------
         CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)

                    ITEM NO.                                 LOCATION IN PROSPECTUS
- ------------------------------------------------  ---------------------------------------------
  1. Forepart of the Registration Statement and
       Outside Front Cover Page
       of Prospectus............................  Outside Front Cover Page
  2. Inside Front and Outside Back Cover
       Pages of Prospectus......................  Inside Front Cover Page; Outside Back Cover
                                                  Page
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; Selected
                                                  Consolidated Financial Data
  4. Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price............  Outside Front Cover Page; Underwriting
  6. Dilution...................................  Dilution
  7. Selling Security Holders...................  *
  8. Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9. Description of Securities to Be
       Registered...............................  Outside Front Cover Page; Prospectus Summary;
                                                  Capitalization; Description of Capital Stock;
                                                  Shares Eligible for Future Sale
 10. Interests of Named Experts and Counsel.....  *
 11. Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus Summary;
                                                  Risk Factors; Use of Proceeds; Dividend
                                                  Policy; Capitalization; Selected Consolidated
                                                  Financial Data; Management's Discussion and
                                                  Analysis of Financial Condition and Results
                                                  of Operations; Business; Management; Certain
                                                  Transactions; Principal Stockholders;
                                                  Description of Capital Stock; Shares Eligible
                                                  for Future Sale; Consolidated Financial
                                                  Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  *

- ---------------
* Item is omitted because response is negative or item is inapplicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                                  JUNE 7, 1996

PROSPECTUS


12,000,000 SHARES


                                                                [logo]
MCLEOD, INC.
CLASS A COMMON STOCK
($.01 PAR VALUE)

All of the shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), offered hereby are being sold by McLeod, Inc. (the "Company"). Certain investors, including Clark E. McLeod, the Company's Chief Executive Officer (the "Investors"), have indicated an interest in purchasing for investment purposes shares of Class A Common Stock having an aggregate value of $37 million at the Price to Public. No Underwriting Discount will be paid with respect to any shares purchased by the Investors. See "Underwriting."


Prior to this offering (the "Offering"), there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price of the Class A Common Stock will be between $18.00 and $20.00 per share. See "Underwriting" for factors to be considered in determining the initial public offering price.


The Company has two classes of common stock, the Class A Common Stock and Class B Common Stock, $.01 par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of the Class A Common Stock and the Class B Common Stock are substantially identical, except that holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to .40 vote per share. The Class B Common Stock is fully convertible into Class A Common Stock, at the option of the holder, on a one-for-one basis. Both classes of Common Stock vote together as one class on all matters generally submitted to a vote of stockholders, including the election of directors. See "Description of Capital Stock."

The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MCLD."


SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                         PRICE TO             UNDERWRITING            PROCEEDS TO
                                          PUBLIC                DISCOUNT              COMPANY(1)
Per Share(2).....................  $                      $                      $
Total(3)(4)......................  $                      $                      $

- --------------------------------------------------------------------------------


(1) Before deducting offering expenses payable by the Company, estimated at $1,500,000.


(2) Excludes the shares of Class A Common Stock that the Investors have indicated an interest in purchasing directly from the Company at the Price to Public without payment of any Underwriting Discount. See "Underwriting."

(3) Includes the shares of Class A Common Stock that the Investors have indicated an interest in purchasing directly from the Company without payment of any Underwriting Discount. If the Investors do not purchase any of such shares, the total Price to Public and Proceeds to Company will be
    $        and $        , respectively.


(4) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 1,800,000 additional shares of Class A Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
    will be $        , $        and $        , respectively. See "Underwriting."


The shares of Class A Common Stock (other than any that may be sold to the Investors) are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The
Depository Trust Company, on or about             , 1996.
SALOMON BROTHERS INC
                        BEAR, STEARNS & CO. INC.
                                                 MORGAN STANLEY & CO.
                                                     INCORPORATED
The date of this Prospectus is             , 1996.

                                    [LOGO]

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

[McLEOD MARKET AREA GRAPHIC]

[A map representing the Company's current and target market areas, comprising portions of the states of Iowa, Illinois, Nebraska, Minnesota, South Dakota and Wisconsin, is included on a fold-out inside front cover. Sales cities and proposed sales cities are represented by solid dots; switch locations and proposed switch locations are represented by solid dots surrounded by a circle; all dots are linked by solid lines. The solid lines indicate the three phases of the Company's network development, annotated with estimated completion dates.]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Company, the Notes thereto and the other financial data contained elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. Unless otherwise indicated, references herein to the "Company" include the Company's predecessor, the Company and the Company's wholly owned subsidiaries. Unless otherwise indicated, the information in this Prospectus (1) reflects the recapitalization, effective May 2, 1996, in which shares of Class A Common Stock and Class B Common Stock were split on the basis of 3.75 for one (the "Recapitalization"), (2) assumes the purchase by the Investors of all of the shares of Class A Common Stock that they have expressed an interest in purchasing having an aggregate value of $37 million at the Price to Public (the "Investor Shares") and (3) assumes no exercise of the Underwriters' over-allotment option. Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand. This Prospectus includes product names and trademarks of the Company and of other organizations. See the "Glossary" appearing elsewhere herein for definitions of certain terms used in this Prospectus.

                                  THE COMPANY

     The Company is a provider of integrated local and long distance telecommunications services to small and medium-sized businesses primarily in Iowa and Illinois. The Company derives its telecommunications revenue from (i) the sale of "bundled" local and long distance telecommunications services to end users, (ii) telecommunications network maintenance services and (iii) competitive access services, including special access and private line services. The Company offers "one-stop" integrated telecommunications services tailored to the customer's individual needs. This approach simplifies the customer's telecommunications procurement and management tasks and provides for customized services, such as "least-cost" long distance pricing and enhanced calling features, to customers who might otherwise be unable to secure such services directly on a cost-effective basis. The Company also operates a competitive access provider that offers a variety of special access and private line services to 73 large businesses, institutional customers and interexchange carriers. In addition, the Company provides network maintenance services for the State of Iowa's fiber optic network. As of March 31, 1996, the Company served over 10,000 customers in 50 cities and towns. See "Business -- Current Products and Services."

     The Company believes it is the first telecommunications provider in its markets to offer "bundled" local and long distance services. As a result, the Company believes that it is well-positioned to take advantage of fundamental changes occurring in the telecommunications industry resulting from the Telecommunications Act of 1996 (the "Telecommunications Act") and to challenge incumbent local exchange carriers. See "Business -- Market Potential" and "Business -- Regulation." The Company provides local service using existing telephone lines obtained from incumbent local exchange carriers, which allows customers to switch to local service provided by the Company without changing existing telephone numbers. The Company provides long distance services by purchasing bulk capacity from a long distance carrier. Using the Company's sophisticated proprietary software, each customer receives the lowest long distance rate available each month from among the pricing plans of AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint") that currently are most popular with the Company's customers, and, in certain cases, rates specifically identified by a customer and agreed to by the Company. See "Business -- Current Products and Services."

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of telecommunications services in Iowa, Illinois, Nebraska, Minnesota, Wisconsin and South Dakota. The Company intends to increase its penetration of existing markets and expand into new markets by: (i) aggressively capturing market share and generating revenues using leased network capacity and (ii) concurrently constructing additional network infrastructure enabling it to more cost-effectively serve its customers. The Company estimates that as of March 31, 1996 it had a market share of approximately 16%
of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 10% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). An integrated package of telecommunications services that includes local and long distance service, voice mail and Internet access is expected to be available to residential customers in the near future. In addition, the Company intends to expand beyond its existing services to provide wireless telecommunications and other value-added services, such as conference calling and operator services.

     The principal elements of the Company's business strategy include:

     EMPHASIS ON MARKETING AND CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers through an emphasis on marketing, sales and customer service. The Company has been successful in obtaining long-term commitments from its customers and responding rapidly and creatively to customer needs. The Company's customer-focused software and network architecture allow immediate access to the Company's customer data by Company personnel, enabling a quick and effective response to customer requests and needs at any time. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international and travel card services. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace. See "Business -- Current Products and Services" and "Business -- Sales and Marketing."

     LEVERAGE PROVEN MANAGEMENT TEAM. The Company has recruited a team of veteran competitive telecommunications managers, led by entrepreneur Clark McLeod, who have together in the past successfully implemented a similar customer-focused telecommunications strategy in the same region. Six of the nine executive officers of the Company served as officers of Teleconnect Company ("Teleconnect") or of Teleconnect's successor, Telecom*USA, Inc. ("Telecom*USA"). Teleconnect began providing long distance services in Iowa in 1982 and rapidly expanded into dozens of cities and towns in the Midwest. Telecom*USA was the fourth-largest U.S. long distance provider when MCI purchased it in 1990 for $1.25 billion. See "Management."

     FOCUS ON SMALL AND MID-SIZED MARKETS IN THE MIDWEST. The Company principally targets small and mid-sized markets (cities and towns with a population between 15,000 and 350,000) in Iowa, Illinois, Nebraska, Minnesota, Wisconsin and South Dakota. The Company estimates that its current target markets have a combined population of approximately 5.6 million. The Company strives to be the first to market integrated telecommunications services in its principal markets and expects that intense competition in bundled local and long distance services will be slower to develop in these markets than in larger markets.

     TRANSITION INTO LOCAL SWITCHED SERVICES BUSINESS. When regulatory authorities complete certain proceedings, and assuming the economics are favorable to the Company, the Company intends to begin offering local facilities-based switched services by using its existing high-capacity digital AT&T switch and installing additional switches. These regulatory proceedings are currently ongoing before the Federal Communications Commission (the "FCC") and many state public utilities commissions, including that of Iowa, for the purpose of establishing most of the economic and technical terms of interconnection. The Company believes that these proceedings should be substantially completed and that the Company could begin offering local facilities-based switched services over the next six to 20 months. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company in the Midwest when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective. See "Business -- Expansion of Certain Facilities-based Services" and "Business -- Regulation."

     EXPANSION OF ITS FIBER OPTIC NETWORK. The Company is constructing a state-of-the-art digital fiber optic telecommunications network designed to serve markets in Iowa. The Company currently owns approximately 430 route miles of fiber network and expects to construct approximately 6,000 route miles of fiber network during the next five years. Through its strategic relationships with its electric utility stockholders and its contracts to build and lease the final links of the Iowa Communications Network to the State of Iowa, the Company believes that it will be able to achieve capital efficiencies in constructing its fiber optic network in a rapid and cost-effective manner. The Iowa Communications Network is a fiber optic network that links certain of the state's schools, libraries and other public buildings. The Company also believes that its fiber optic network in combination with its proprietary software will create an attractive customer-focused platform for the provision of local, long distance, wireless and enhanced services. See
"Business -- Network Facilities."

     The Company was incorporated as an Iowa corporation on June 6, 1991 and was reincorporated in the State of Delaware on August 1, 1993. The Company's principal executive offices are located at 221 Third Avenue SE, Suite 500, Cedar Rapids, Iowa 52401, and its phone number is (319) 364-0000.

                                  THE OFFERING


Class A Common Stock offered hereby..........  12,000,000 shares
Common Stock outstanding after the
  Offering(1)................................  28,410,519 shares of Class A Common Stock
                                               15,625,929 shares of Class B Common Stock
Use of Proceeds..............................  The net proceeds of the Offering will be used to fund certain development and construction
                                               costs of the Company's fiber optic network,
                                               to repay all borrowings outstanding under the
                                               Credit Facility (as defined herein), to fund
                                               market expansion activities of the Company's
                                               telecommunications business, to fund
                                               operating deficits and net losses and for
                                               additional working capital and general
                                               corporate purposes. See "Use of Proceeds."
Nasdaq National Market Symbol................  MCLD
Dividend Policy..............................  The Company has never declared or paid any cash dividends on its capital stock and does
                                               not anticipate paying cash dividends in the
                                               foreseeable future. The Company's ability to
                                               pay dividends is limited by the terms of its
                                               revolving lines of credit with The First
                                               National Bank of Chicago (collectively, the
                                               "Credit Facility") and by the terms of the
                                               Company's related agreements with IES
                                               Diversified Inc. in connection with IES
                                               Diversified Inc.'s guarantee and/or support
                                               of certain portions of the Credit Facility
                                               (the "IES-backed Facilities"). See "Dividend
                                               Policy" and "Management's Discussion and
                                               Analysis of Financial Condition and Results
                                               of Operations -- Liquidity and Capital
                                               Resources."


- ---------------

(1) Based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 31, 1996, and the consummation of the Offering. Excludes (a) 6,943,804 shares of Class A Common Stock issuable upon exercise of stock options granted to directors, officers and employees of the Company, (b) 216,425 shares of Class A Common Stock issuable upon exercise of stock options that the Company anticipates granting to certain employees of the Company immediately after the initial public offering price is determined and (c) 3,787,500 shares of Class B Common Stock issuable upon exercise of stock options granted to a principal stockholder of the Company in connection with the guarantee and/or support by such stockholder of certain portions of the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management -- Stock Option Plans."

                                    RISK FACTORS

     POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE CLASS A COMMON STOCK. SEE "RISK FACTORS."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table summarizes certain selected financial and operating data of the Company and should be read in conjunction with and is qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data contained elsewhere in this Prospectus. The unaudited pro forma information reflects the April 28, 1995 acquisition by the Company of MWR Telecom, Inc. ("MWR") using the purchase method of accounting, assuming, for purposes of the pro forma statement of operations data, that the acquisition of MWR was consummated on January 1, 1995. The unaudited pro forma information should be read in conjunction with the Financial Statements of MWR and the Notes thereto included elsewhere in this Prospectus. The financial and operating data presented below are derived from the records of the Company and MWR.

                                   PERIOD FROM
                                 JUNE 6, 1991 TO                         YEAR ENDED DECEMBER 31,
                                  DECEMBER 31,     -------------------------------------------------------------------
                                     1991(1)            1992              1993              1994         1995(2)(3)(4)
                                 ---------------   ---------------   ---------------   ---------------   -------------
OPERATIONS STATEMENT DATA:
 Telecommunications revenue.....    $ --              $    250,000     $   1,550,098    $    8,014,093   $ 28,997,880
                                     --------            ---------       -----------      ------------   ------------
 OPERATING EXPENSES:
   Cost of service..............      --                   261,800         1,527,658         6,211,783     19,667,138
   Selling, general and
     administrative.............       55,736              218,756         2,389,890        12,373,411     18,053,431
   Depreciation and
     amortization...............        2,101                6,441           235,013           771,879      1,835,127
                                     --------            ---------       -----------      ------------   ------------
       Total operating
        expenses................       57,837              486,997         4,152,561        19,357,073     39,555,696
                                     --------            ---------       -----------      ------------   ------------
 Operating loss.................    $ (57,837)        $   (236,997)    $  (2,602,463)   $  (11,342,980)  $(10,557,816)
 Interest income (expense),
   net..........................      --                 --                  162,846           (72,982)      (771,123)
 Income taxes...................      --                 --                --                --               --
                                     --------            ---------       -----------      ------------   ------------
 Net loss.......................    $ (57,837)        $   (236,997)    $  (2,439,617)   $  (11,415,962)  $(11,328,939)
                                     ========            =========       ===========      ============   ============
 Loss per common and common
   equivalent share.............    $ --              $       (.02)    $        (.08)   $         (.31)  $       (.31)
                                     ========            =========       ===========      ============   ============



                                                  THREE MONTHS ENDED MARCH 31,
                                   PRO FORMA     -------------------------------
                                   1995(2)(5)         1995           1996(4)
                                  ------------   --------------   --------------
OPERATIONS STATEMENT DATA:
 Telecommunications revenue.....  $ 29,870,689    $  4,761,307     $  12,487,519
                                  ------------     -----------       -----------
 OPERATING EXPENSES:
   Cost of service..............    20,042,618       3,266,666         9,249,981
   Selling, general and
     administrative.............    18,151,759       3,978,740         6,344,907
   Depreciation and
     amortization...............     2,043,252         317,653           968,614
                                  ------------     -----------       -----------
       Total operating
        expenses................    40,237,629       7,563,059        16,563,502
                                  ------------     -----------       -----------
 Operating loss.................  $(10,366,940)   $ (2,801,752)    $  (4,075,983)
 Interest income (expense),
   net..........................      (825,850)      (154 ,968)         (264,321)
 Income taxes...................       --             --                --
                                  ------------     -----------       -----------
 Net loss.......................  $(11,192,790)   $ (2,956,720)    $  (4,340,304)
                                  ============     ===========       ===========
 Loss per common and common
   equivalent share.............  $       (.30)   $       (.08)    $        (.12)
                                  ============     ===========       ===========


                                                                     DECEMBER 31,
                                 -------------------------------------------------------------------------------------
                                      1991              1992              1993              1994          1995(2)(6)
                                 ---------------   ---------------   ---------------   ---------------   -------------
BALANCE SHEET DATA:
 Working capital (deficit)......    $ (71,751)        $   (439,924)    $   5,962,445    $    1,658,982   $    (91,750)
 Property and equipment, net....      --                   135,380         1,957,534         4,716,215     15,078,234
 Total assets...................       20,516              693,607         9,050,710        10,686,696     28,986,452
 Long-term debt.................      --                 --                --                3,500,000      3,600,000
 Stockholders' equity
   (deficit)....................      (52,837)            (289,834)        7,935,874         3,291,182     14,957,942

                                         MARCH 31, 1996
                                  -----------------------------
                                     ACTUAL      AS ADJUSTED(7)
                                  ------------   --------------
BALANCE SHEET DATA:
 Working capital (deficit)......  $  1,595,590    $203,895,590
 Property and equipment, net....    18,955,980      18,955,980
 Total assets...................    38,275,289     240,575,289
 Long-term debt.................    11,300,000        --
 Stockholders' equity
   (deficit)....................    11,142,763     224,742,763

                                   PERIOD FROM
                                 JUNE 6, 1991 TO                         YEAR ENDED DECEMBER 31,
                                  DECEMBER 31,     -------------------------------------------------------------------
                                     1991(1)            1992              1993              1994          1995(2)(3)
                                 ---------------   ---------------   ---------------   ---------------   -------------
OTHER FINANCIAL DATA:
 Capital expenditures, including
   acquisition of business......      --              $    137,618     $   2,052,475    $    3,392,663   $ 14,697,402
 EBITDA (8).....................    $ (55,736)        $   (230,556)    $  (2,367,450)   $  (10,571,101)  $ (8,722,689)



                                                  THREE MONTHS ENDED MARCH 31,
                                   PRO FORMA     -------------------------------
                                   1995(2)(5)         1995             1996
                                  ------------   --------------   --------------
OTHER FINANCIAL DATA:
 Capital expenditures, including
   acquisition of business......  $ 15,063,941    $    188,360     $   4,389,638
 EBITDA (8).....................  $ (8,323,688)   $ (2,484,099)    $  (3,107,369)

                                           DECEMBER 31,
                                 ---------------------------------      MARCH 31,
                                      1994              1995              1996
                                 ---------------   ---------------   ---------------
OTHER OPERATING DATA:
 Local lines....................       17,112               35,795            41,268
 Number of customers............        5,137                8,776            10,009
 Markets........................           26                   50                50
 Route miles....................            8                  218               434
 Employees......................          302                  419               462

                                                   (Footnotes on following page)

- ---------------
(1) The Company was organized on June 6, 1991.

(2) The acquisition of MWR in April 1995 affects the comparability of the data presented for 1995 to the data for prior periods shown.

(3) Includes operations of MWR from April 29, 1995 to December 31, 1995.


(4) On a pro forma basis, as adjusted to give effect to the sale of the number of shares of Class A Common Stock offered hereby necessary to retire as of the beginning of the period or at the date of issuance of the Company's interest-bearing debt, the Company's net loss, loss per common and common equivalent share and weighted average common and common equivalent shares outstanding would have been $(10,419,125), $(.29) and 35,380,402, respectively, for 1995 and $(4,074,934), $(.11) and 35,540,132,
    respectively, for the three months ended March 31, 1996.


(5) Includes operations of MWR from January 1, 1995 to December 31, 1995 and certain adjustments attributable to the acquisition of MWR.

(6) Includes MWR, which was acquired by the Company on April 28, 1995.


(7) Adjusted to reflect the application of the estimated net proceeds to the Company from the sale of the Class A Common Stock offered hereby. If the Investors do not purchase any of the Investor Shares and such shares are instead purchased by the Underwriters, the Company's working capital, total assets and stockholders' equity at March 31, 1996, as adjusted, would be $201,395,590, $238,075,289 and $222,242,763, respectively.


(8) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                                  RISK FACTORS

     An investment in the Class A Common Stock involves a significant degree of risk. In determining whether to make an investment in the Class A Common Stock, potential investors should consider carefully all of the information set forth in this Prospectus and, in particular, the following factors.

LIMITED OPERATING HISTORY; OPERATING LOSSES AND NEGATIVE CASH FLOW FROM
OPERATIONS


     The Company began operations in 1992 and has only a limited operating history upon which investors may base an evaluation of its performance. As a result of operating expenses and development expenditures, the Company has incurred significant operating and net losses to date. Net losses for 1993, 1994, 1995 and the three months ended March 31, 1996 were approximately $2.4 million, $11.4 million, $11.3 million and $4.3 million, respectively. At March 31, 1996, the Company had an accumulated deficit of $29.8 million. Although its revenue has increased substantially in each of the last three years, the Company also has experienced significant increases in expenses associated with the development and expansion of its fiber optic network and its customer base. The Company expects to incur significant operating losses and to generate negative cash flows from operating and construction activities during the next several years, while it develops its businesses and installs and expands its fiber optic network. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to meet its debt service or working capital requirements, which could have a material adverse effect on the Company. See "-- Significant Capital Requirements," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SIGNIFICANT CAPITAL REQUIREMENTS

     Expansion of the Company's operations and facilities, network and services will require significant capital expenditures. The Company estimates that its capital requirements for 1996 and 1997 will be, in the aggregate, approximately $106 million. The Company expects that it will require additional capital in the future for funding operating losses and working capital as well as continuing expansion into new markets and further network development and construction. In addition, the Company expects to explore alternatives to permit it to provide personal communications services ("PCS") and other wireless services and may decide to pursue the acquisition of PCS licenses or other strategic acquisitions, which could require substantial additional capital. The Company expects to meet its additional capital needs with the proceeds from additional credit facilities and other borrowings, additional debt and equity financings and possible joint ventures. There can be no assurance, however, that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. Failure to generate or raise sufficient funds may require the Company to delay or abandon some of its future expansion plans or expenditures, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WIRELINE COMPETITION

     The telecommunications industry is highly competitive. The Company faces intense competition from local exchange carriers, including the Regional Bell Operating Companies (primarily U S WEST Communications, Inc. ("U S WEST") and Ameritech Corporation ("Ameritech")) and the General Telephone Operating Companies, which currently dominate their local telecommunications markets. The Company also competes with long distance carriers in the provision of long distance services. The long distance market is dominated by three major competitors, AT&T, MCI and Sprint. Hundreds of other companies also compete in the long distance marketplace. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers and private networks owned by large end users. In addition, the Company competes with equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company.

     The local and access telephone services offered by the Company compete principally with the services offered by the incumbent local exchange carrier serving each of the Company's markets. Incumbent local exchange carriers have long-standing relationships with their customers and have the potential to subsidize competitive services from less competitive service revenues.

     In addition, a continuing trend toward business combinations and strategic alliances in the telecommunications industry may create significant new competitors. The Company may, in the future, face competition in the markets in which it operates from one or more competitive access providers operating fiber optic networks, in many cases in conjunction with the local cable television operator. Each of AT&T, MCI and Sprint has indicated its intention to offer local telecommunications services, either directly or in conjunction with other competitive access providers or cable television operators. There can be no assurance that these firms, and others, will not enter the small and mid-sized markets where the Company focuses its sales efforts. Like the Company, MCI currently holds a certificate of public convenience and necessity to offer local and long distance service in Iowa through partitioning of U S WEST's central office switch. Two other small telecommunications companies also hold such certificates in Iowa. On February 29, 1996, AT&T filed an application before the Iowa Utilities Board to offer local service on both a resale and facilities-based basis.

     The Company believes that the Telecommunications Act and state legislative initiatives in Illinois, Iowa and other states within the Company's target markets, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that the Regional Bell Operating Companies permit entities such as the Company to interconnect to the existing telephone network, to purchase, at cost-based rates, access to unbundled network elements, to enjoy dialing parity, to access rights-of-way and to resell services offered by the incumbent local exchange carriers. See "Business -- Regulation." However, incumbent local exchange carriers also have new competitive opportunities. The Telecommunications Act removes previous restrictions concerning the provision of long distance service by the Regional Bell Operating Companies and also provides them with increased pricing flexibility. Under the Telecommunications Act, the Regional Bell Operating Companies will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including management's prior experience in the competitive telecommunications industry and the Company's emphasis on marketing (primarily using a direct sales force) and on responsive customer service. However, there can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company. The Telecommunications Act provides that rates charged by incumbent local exchange carriers for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent local exchange carriers, particularly the Regional Bell Operating Companies, charge alternative providers such as the Company unreasonably high fees for interconnection to the local exchange carriers' networks, significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage.

DEPENDENCE ON REGIONAL BELL OPERATING COMPANIES; U S WEST CENTREX ACTION

     The Company is dependent on the Regional Bell Operating Companies for provision of its local and certain of its long distance services. U S WEST and Ameritech are currently the Company's sole suppliers of access to local central office switches. The Company uses such access to partition the local switch and provide local service to its customers.

     The Company purchases such access in the form of a product generally known as "Centrex." Without such access, the Company could not currently provide bundled local and long distance services, although it could provide stand-alone long distance service. Since the Company believes its ability to offer bundled local and long distance services is critical to its current sales efforts, any successful effort by U S WEST or Ameritech to deny or substantially limit the Company's access to partitioned switches would have a material adverse effect on the Company.


     On February 5, 1996, U S WEST filed tariffs and other notices announcing its intention to limit future Centrex access to its switches by Centrex customers (including the Company) throughout U S WEST's fourteen-state service region, effective February 5, 1996 (the "U S WEST Centrex Action"). Although U S WEST stated that it would "grandfather" existing Centrex agreements with the Company and permit the Company to continue to use U S WEST's central office switches through April 29, 2005, it also indicated that it would not permit the Company to expand to new cities and would severely limit the number of new lines it would permit the Company to partition onto U S WEST's portion of the switches in cities currently served by the Company. Because of U S WEST's commitment to "grandfather" service to the Company, the Company does not believe its current customers are at risk that service will be interrupted. The Company has challenged, or is challenging, the U S WEST Centrex Action before the public utilities commissions in each of the states served by U S WEST where the Company is doing business or currently plans to do business. The Company based such challenges on various state and federal laws, regulations and regulatory policies, including Sections 251(b)(1) and 251(c)(4)(B) of the Telecommunications Act, which the Company believes impose upon the Regional Bell Operating Companies the duty not to prohibit, and not to impose unreasonable or discriminatory conditions or limitations on, the resale of their telecommunications services, and Section 251(c)(4)(A) of the Telecommunications Act, which the Company believes obligates the Regional Bell Operating Companies to offer for resale at wholesale rates any telephone communications services that are provided at retail to subscribers who are not telecommunications carriers. Additional statutes cited in the Company's challenges include provisions of the laws of Iowa, Minnesota and Colorado, which the Company believes prohibit restrictions on the resale of local exchange services, functions or capabilities; prohibit local exchange carriers from refusing access by other carriers to essential facilities on the same terms and conditions as the local exchange carrier provides to itself; and prohibit the provision of carrier services pursuant to rates, terms and conditions that are unreasonably discriminatory.


     In Iowa, the Company filed a complaint with the Iowa Utilities Board against U S WEST's actions and was granted interim relief on an ex parte basis that allowed the Company to continue to expand to new cities and expand the number of new lines partitioned onto U S WEST's switches. Subsequent to the grant of interim relief, the Company on March 18, 1996 agreed to a settlement agreement with U S WEST that permits the Company to continue to expand, without restrictions, the number of new lines it serves in Iowa through March 18, 2001. In addition, the settlement agreement provides that the Company may expand to seven new markets (central offices) in Iowa per year through March 18, 2001. As a result of the settlement agreement, the Company has withdrawn its complaint before the Iowa Utilities Board. The Iowa Utilities Board may seek to review the settlement agreement (although it has not indicated that it will do so), but the Company expects that the settlement agreement will be approved if such review is undertaken by the Iowa Utilities Board. In the event that the Iowa Utilities Board refused to approve the settlement agreement, the Company would retain the right to challenge the U S WEST Centrex Action on its merits; however, any such refusal could materially adversely affect the Company's expansion plans and prospects in Iowa pending a final decision by the Iowa Utilities Board. Additionally, because MCI, AT&T and others have also challenged U S WEST's action, the Iowa Utilities Board is continuing to review the U S WEST Centrex Action.

     Other telecommunication firms also have challenged the U S WEST Centrex Action in each of the other states where U S WEST engages in local telephone service. Oregon and Minnesota have rejected outright the tariffs filed by U S WEST. Such a rejection may preclude U S WEST from withdrawing the Centrex capability in such states, because the Telecommunications Act (which was enacted into law three days after the original U S WEST tariff filings purporting to withdraw/restrict the service were filed in Iowa and the other thirteen states) requires U S WEST to permit resale of its services, including its Centrex service, without unreasonable restrictions or conditions. Nevertheless, on April 30, 1996, U S WEST refiled its proposed limitations on Centrex service in Minnesota, proposing to "grandfather" the service to existing customers as of July 9, 1996. The Company opposed this filing in a letter to the Minnesota Public Utilities Commission on May 20, 1996. On May 21, 1996, the Minnesota Public Utilities Commission voted to suspend the new U S WEST filing and schedule a contested-case proceeding to consider it. No procedural schedule has yet been set in the case.

     No settlements or other resolutions have yet been effected with respect to the Company's challenge to the U S WEST Centrex Action in states other than Iowa or Minnesota. There can be no assurance that the Company will succeed in its legal challenges to U S WEST's action, or that this action by U S WEST, or similar actions by other Regional Bell Operating Companies, will not have a material adverse effect on the Company. See "Business -- Legal Proceedings."

FAILURE OF U S WEST TO FURNISH CALL DETAIL RECORDS

     The Company depends on certain call detail records provided by U S WEST with respect to long distance services, and Ameritech with respect to both local and long distance services, in order to verify its customers' bills for both local and long distance service. The Company has in the past experienced certain omissions in the call detail records it receives from U S WEST on a monthly basis. For example, during the period from January 1995 through January 1996, U S WEST failed to furnish, on average, monthly call detail records for 2.5% of the long distance calls placed by the Company's customers in Iowa. Thus, the Company was unable to verify with certainty that a given long distance call placed by a customer and known by the Company to have been terminated by the Company's wholesale long distance supplier was, in fact, placed by the customer.

     These call detail omissions typically occur in connection with new customers of the Company. The telephone numbers of such customers, on the date they begin service with the Company, are transferred to the portion of the U S WEST central office switch partitioned for use by the Company. This transfer is effected by a U S WEST technician, who makes certain keystroke entries in the software database controlling the switch in order to transfer the telephone number to the Company's portion of the switch. At that time, an additional keystroke entry is required in order to activate the software (or "set the flag") that records and stores both the telephone number originating a long distance call and the beginning time and duration of the call. Occasionally, this additional keystroke entry is not made and, therefore, the call detail records are not captured, and cannot be recovered, for the period during which the flag is not set.

     The Company receives a weekly report from U S WEST listing all telephone numbers assigned to the Company's portion of the switch, which the Company compares to its own list of customers. When the telephone number of a customer of the Company does not appear on the weekly U S WEST list, the Company contacts U S WEST to ascertain whether the flag has been set for such customer and, if the flag has not been set, the Company requests that U S WEST make the necessary keystroke entry.

     On a monthly basis, the Company receives a report from its wholesale long distance supplier listing all long distance calls originating from the Company's portion of the U S WEST switch and the telephone number to which the call was terminated, as well as the time and the duration of the call.

The long distance supplier's records do not, however, provide the telephone number from which the call was originated. Therefore, if there has been an omission by U S WEST in setting the flag in connection with a particular customer of the Company, the Company is unable to verify with complete certainty the long distance calls originating from such customer until the flag has been set. Absent such verification, the Company does not bill its customer for the call.

     The Company does not believe this impediment to billing certain customers for a small percentage of calls in a given month materially adversely affects its relationships with or contractual obligations to its customers. The failure to bill the customer does have a negative effect on the Company's gross margins, because the Company incurs expenses for calls it does not bill. During the year ended December 31, 1995, the Company estimates that it was unable to bill approximately $126,000 in long distance calls due to this situation.

     The Company believes that U S WEST is contractually obligated to provide the Company with such call detail records. Accordingly, in paying its invoices from U S WEST, the Company withholds amounts representing the cost of the lines with respect to which call detail records were not provided, together with a pro rata amount of the central office and related costs associated therewith. During the year ended December 31, 1995, the Company withheld approximately $216,000 from payments of amounts invoiced by U S WEST due to the failure by U S WEST to furnish 100% of the call detail records. U S WEST disputes the Company's right to make these withholdings, and the Company and U S WEST have agreed to undertake non-binding mediation in an effort to resolve the financial aspects of the dispute. No date for such mediation has been set. The Company has expensed the amounts withheld from U S WEST on its financial statements. As a result, in the event U S WEST prevails in its dispute with the Company, there will be no effect on the Company's historical financial condition or results of operations. However, if U S WEST prevails in the dispute and continues to fail to provide call detail records for a significant percentage of calls, there could be a material adverse effect on the Company's future financial condition and results of operations.

     In January 1996, U S WEST advised the Company that it had instituted certain new procedures, primarily involving data entry protocols, in an effort to "capture" 100% of the call detail records. Such efforts appear to have had a salutary effect, as U S WEST furnished the Company with 99.2% of the requisite call detail records for February and March 1996.

     There can be no assurance, however, that U S WEST will not continue to experience difficulties in furnishing complete call detail records to the Company, that the percentage of call detail records not provided to the Company will not increase, or that the resulting negative effect on gross margins will not have a material adverse effect on the Company.

WIRELESS COMPETITION

     The Company does not currently offer PCS or cellular services, and the Company has no specific plans to obtain PCS or other wireless licenses at this time, although the Company is considering participating in future FCC auctions of PCS licenses. The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional and wireless services become more diverse. The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement a customer's landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. The Company anticipates that in the future there could potentially be eight wireless competitors in each of its current and/or target markets: two existing cellular providers and, in view of the ongoing PCS auctions for spectrum in these markets, as many as six additional PCS providers. Principal cellular providers in the Company's current and target markets include Ameritech Mobile Communications, Inc., AT&T Wireless Services, Inc., Southwestern Bell Mobile Systems, Inc., Western Wireless

Corporation, CommNet Cellular Incorporated, GTE Mobilnet Service Corporation, 360() Communications Company, Airtouch Cellular, United States Cellular Corporation and BellSouth Corporation. Principal PCS licensees in the Company's current and target markets include AT&T Wireless PCS, Inc., PRIMECO Personal Communications, L.P., WirelessCo, L.P. d/b/a Sprint Spectrum, American Portable Telecommunications, Inc., Western PCS Corp., Cox Communications, Inc., AerForce Communications, L.P., BRK WIRELESS CO., INC., DCR PCS, Inc. and Wireless PCS, Inc.


     As the wireline and wireless markets converge, the Company believes that it can identify opportunities to generate revenues from the wireless industry on a wholesale and a retail basis. On a wholesale basis, these opportunities may include leasing tower sites to wireless providers or switching wireless traffic through the Company's switching platform. On a retail basis, the Company believes that it will be able to enter into "bundling/branding" arrangements with both cellular and PCS companies on favorable economic terms and acquire wireless licenses in its targeted markets if such opportunities become available on economically attractive terms. However, the Company has no current or pending negotiations, arrangements or agreements to acquire the ability to provide wireless services. There can be no assurance that the Company will identify any such opportunities, or that competition from PCS and other providers of wireless telecommunications services will not have a material adverse effect on the Company. See "Business -- Wireless Services."

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon a small number of key executive officers, particularly Clark E. McLeod, the Company's Chairman and Chief Executive Officer, and Stephen C. Gray, the Company's President and Chief Operating Officer. The Company does not currently have any term employment agreements with these or any other employees. However, the Company has entered into employment, confidentiality and non-competition agreements with Messrs. McLeod and Gray and certain other key employees of the Company providing for employment by the Company for an indefinite period, subject to termination by either party (with or without cause) on 30 days' prior written notice, and an agreement not to compete with the Company for a period of one or two years, depending on the employee, following termination for cause or voluntary termination of employment. The Company maintains "key man" insurance on Mr. McLeod, in the amount of $2,000,000, and on Mr. Gray, in the amount of $1,000,000. Proceeds from both policies are pledged as collateral to The First National Bank of Chicago as security for the Credit Facility.

     There can be no assurance that the proposed employment agreements will improve the Company's ability to retain its key managers or employees or that the Company can attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company. See "Management -- Management Agreements."

REGULATION

     The Company is subject to varying degrees of federal, state and local regulation relating to its local, long distance and access telecommunications services. McLeod Telemanagement, Inc., a wholly owned subsidiary of the Company ("McLeod Telemanagement"), is required by federal and state regulation to file tariffs listing the rates, terms and conditions of certain services provided. McLeod Telemanagement also is required to obtain certification from the relevant state public utilities commission prior to the initiation of intrastate service. Any failure to maintain proper federal and state tariffing or state certification, or noncompliance with federal or state laws or regulations, could have a material adverse effect on the Company. The Company has never experienced difficulties in maintaining such tariffing. McLeod Telemanagement also has obtained authority from the FCC to provide international services. The FCC's rules applicable to the provision of international services may, under certain conditions, limit the size of investments in the Company by foreign telecommunications carriers. The Company does not currently hold any common carrier radio licenses issued by the FCC, although it may obtain or acquire radio licenses in the future in connection with the provision of wireless services. The Telecommunications Act limits the ownership of non-U.S. citizens, foreign governments, and corporations organized under the laws of a foreign country in radio licensees. The Company, through its wholly owned subsidiary MWR, provides certain competitive access services as a private carrier on a non-regulated basis. The Company believes that MWR's private carrier status is consistent with applicable federal and state laws, as well as regulatory decisions interpreting and implementing those laws as of the date of this Prospectus. Should such laws and/or regulatory interpretations change in the future to reclassify MWR's regulatory status, the Company believes that compliance with such reclassification would not have a material adverse effect on the Company. In addition, the recently enacted Telecommunications Act has significantly altered regulation of the telecommunications industry by preempting state and local laws to the extent that they prevent competition and by imposing a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. The Telecommunications Act also eliminates previous prohibitions on the provision of long distance services by the Regional Bell Operating Companies and the General Telephone Operating Companies. Although the Company believes that the enactment of the Telecommunications Act and other trends in federal and state legislation and regulation that favor increased competition are to the advantage of the Company, there can be no assurance that the resulting increased competitive opportunities or other changes in current regulations or future regulations at the federal or state level will not have a material adverse effect on the Company. See "-- Wireline Competition" and "Business -- Regulation."

CONTRACT WITH THE STATE OF IOWA

     The Company's telecommunications network maintenance services revenue is derived almost exclusively from the State of Iowa under a fiber optic maintenance contract (the "Iowa Communications Network Maintenance Contract") expiring in 2004. Revenues from the Company's services performed for the State of Iowa under the Iowa Communications Network Maintenance Contract and related contracts totaled $1.6 million, $3.4 million and $4.9 million in 1993, 1994 and 1995, respectively, or 100%, 42% and 17%, of the Company's total revenues in 1993, 1994 and 1995, respectively. Revenues from these contracts totaled $1.1 million and $1.4 million, respectively, or 21% and 11% of the Company's total revenues during the three months ended March 31, 1995 and 1996, respectively.

     The State of Iowa has the right to terminate the Iowa Communications Network Maintenance Contract in the event of a lack of funding as well as for material breach by the Company. The Company does not believe that there are currently grounds for terminating the Iowa Communications Network Maintenance Contract or that the State of Iowa currently intends to do so. However, termination of the Iowa Communications Network Maintenance Contract by the State of Iowa could have a material adverse effect on the Company.

RISKS OF EXPANSION

     The Company is engaged in the expansion and development of its network and services. The expansion and development of its network and services will depend on, among other things, its ability to partition the incumbent local exchange company's central office switch, enter markets, design fiber optic network routes, install facilities and obtain rights-of-way, building access and any required government authorizations and/or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. There can be no assurances that the Company will be able to expand its existing network. Furthermore, the Company's ability to manage its expansion effectively also will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to manage its planned expansion effectively could have a material adverse effect on the Company. Finally, if the Company's settlement agreement with U S WEST regarding Centrex service in Iowa is reviewed and not approved by the Iowa Utilities Board, or if the Company's challenges to the U S WEST Centrex

Action in other states fail and no favorable settlement agreement is reached, there could be a material adverse effect on the Company's planned expansions and business prospects in Iowa and elsewhere. See "-- Dependence on Regional Bell Operating Companies; U S WEST Centrex Action," and "Business -- Legal Proceedings."

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

     In order to develop and construct its network, the Company must obtain local franchises and other licenses and permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and easements from entities such as local exchange carriers and other utilities, railroads, interexchange carriers, state highway authorities, local governments and transit authorities. The Company has entered into long-term agreements with its two principal electric utility stockholders, IES Industries Inc. (collectively with its subsidiaries, "IES"), and MidAmerican Energy Company (collectively with its predecessors and subsidiaries, "MidAmerican"), pursuant to which the Company generally has access to the electric utilities' rights-of-way, poles and towers, primarily located in Iowa, for so long as the utilities maintain their franchises to provide electrical services in a given locality. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights-of-way or to obtain and maintain the other franchises, permits and rights-of-way needed to implement its business plan on acceptable terms. Although the Company believes that its existing arrangements will not be canceled and will be renewed as needed in the near future, if any of the existing franchises, license agreements or rights-of-way were terminated or not renewed and the Company were forced to remove its facilities or abandon its network in place, such cancellation or non-renewal of certain of such arrangements could have a material adverse effect on the Company. See
"Business -- Network Facilities" and "Business -- Regulation."

RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications network nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on the Company.

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." The Company's ability to pay dividends is limited by the terms of the Credit Facility and by the terms of the Company's agreements with IES, in connection with IES's guarantee and/or support of the IES-backed Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONTROL OF THE COMPANY


     Upon completion of the Offering, IES, MidAmerican, and Clark and Mary McLeod will own, directly or indirectly, in the aggregate approximately 37% of the outstanding Class A Common Stock and all of the Class B Common Stock, which will represent approximately 48% of the combined voting power of the Common Stock. The Class B Common Stock is convertible into Class A Common Stock at any time at the option of the holders of Class B Common Stock. If all of the Class B Common Stock were converted into Class A Common Stock, upon completion of the Offering, IES, MidAmerican and Mr. and Mrs. McLeod would hold approximately 59% of the Class A Common Stock and voting power of the Company. IES, MidAmerican and Mr. and Mrs. McLeod also have entered into a voting agreement with respect to the election of directors. Accordingly, upon completion of the Offering, such stockholders will collectively be able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and election of the Board of Directors of the Company (the "Board"). In addition, in the event of default by the Company under the Credit Facility and payment by IES under its guarantee and/or support of the IES-backed Facilities, IES would receive a number of shares of Class A Preferred Stock equal to the payment made by IES divided by $5.50 and would be entitled to elect two directors to the Board. See
"-- Obligations and Security Under Credit Facility." The Company intends to use a part of the proceeds from the Offering to repay all borrowings outstanding under the Credit Facility and will terminate the IES-backed Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") contains provisions that may make it more difficult to effect a hostile takeover of the Company or to remove members of the Board. See "Management -- Stockholders' Agreements," "Principal Stockholders" and "Description of Capital Stock."

OBLIGATIONS AND SECURITY UNDER CREDIT FACILITY

     All of the Company's accounts receivable and inventory are pledged to The First National Bank of Chicago as security for certain amounts loaned to the Company under the Credit Facility. In the event of default by the Company under the Credit Facility, these assets could be subject to foreclosure. Certain portions of the Credit Facility are guaranteed and/or supported by IES. In the event of default by the Company under the Credit Facility and payment on the guarantee by IES, the Company must issue to IES a number of shares of Class A Preferred Stock equal to the payment made by IES divided by $5.50. These shares must be redeemed on a semi-annual basis from the Company's available cash and entitle IES to elect two directors to the Board. The Company intends to use a portion of the proceeds from the Offering to repay all amounts outstanding under the Credit Facility and will terminate the IES-backed Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

DILUTION


     The public offering price is substantially higher than the tangible book value of the outstanding Class A Common Stock. Purchasers of shares of Class A Common Stock in the Offering will therefore experience immediate and substantial dilution in tangible book value per share, and existing stockholders will receive a material increase in the tangible book value per share of their shares of Class A Common Stock. Assuming an initial public offering price of $19.00 per share (the midpoint of the estimated range of the initial public offering price), the dilution to new investors would be $13.95 per share. In addition, investors purchasing shares of Class A Common Stock in the Offering will incur additional dilution to the extent outstanding stock options are exercised. See "Dilution."


VARIABILITY OF OPERATING RESULTS

     As a result of the significant expenses associated with the construction and expansion of its network and services, the Company anticipates that its operating results could vary significantly from period to period. Such variability could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there was no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop or be sustained. The offering price has been determined by negotiations between the Company and the Underwriters and there can be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold in the Offering. See "Underwriting."

Furthermore, the trading price of the Class A Common Stock could be subject to significant fluctuations in response to variations in general conditions in the telecommunications industry and other factors not within the control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have approximately 44,036,448 shares of Common Stock outstanding, including 12,000,000 shares of Class A Common Stock offered hereby and 32,036,448 "restricted" shares of Common Stock. The shares of Class A Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act. Of the 32,036,448 restricted shares, 22,126,437 shares of Common Stock generally are currently eligible for sale under Rule 144 as currently in effect, and 9,910,011 shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect beginning in January 1997 through February 1998.



     The Company, its directors and officers and certain other stockholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period from 180 days to one year after the date of this Prospectus, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock. See "Underwriting." In addition, certain directors, executive officers and stockholders have agreed that, for a period of two years commencing on the date of this Prospectus, they will not sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See
"Management -- Stockholders' Agreements."



     The Company has reserved 12,112,679 shares of Class A Common Stock for issuance under the Company's employee stock purchase plan and upon exercise of options outstanding or to be granted pursuant to the Company's stock option plans. No shares have been issued under the Company's employee stock purchase plan and options to purchase 6,943,804 shares of Class A Common Stock are currently outstanding and unexercised under the Company's stock option plans. The Company also anticipates granting options to purchase an aggregate of 216,425 shares of Class A Common Stock to certain employees of the Company immediately after the initial public offering price is determined. See "Management -- Stock Option Plans" and "Management -- The Employee Stock Purchase Plan." In addition, options to purchase 3,787,500 shares of Class B Common Stock, which were granted to IES in connection with a guarantee and/or support of the IES-backed Facilities, were outstanding as of March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company currently intends to register the shares of Class A Common Stock reserved for issuance under the Company's stock purchase plan and stock option plans following the date of this Prospectus.


     Sales of a substantial amount of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds of the Offering (assuming an initial public offering price of $19.00 per share, the midpoint of the estimated range of the initial public offering price) are estimated to be approximately $213.6 million (approximately $211.1 million if the Investors do not purchase any of the Investor Shares and such shares are instead purchased by the Underwriters), after deducting the estimated underwriting discount and other expenses payable by the Company. The Company intends to use the net proceeds of the Offering as follows: (i) approximately $137.4 million to fund certain development and construction costs of the Company's fiber optic network, (ii) approximately $15 million to repay all borrowings outstanding under the Credit Facility (which consists of two revolving lines of credit expiring in September 1996 and May 1998, respectively, and bears interest at variable rates (based on LIBOR, the prime rate or the federal funds rate)), and (iii) approximately $61.2 million (approximately $58.7 million if the Investors do not purchase any of the Investor Shares and such shares are instead purchased by the Underwriters) to fund market expansion activities of the Company's telecommunications business, to fund operating deficits and net losses, and for additional working capital and general corporate purposes. The Company has used funds borrowed under the Credit Facility for working capital and general corporate purposes. The Company may allocate different amounts of the proceeds among the uses described above, if future developments and circumstances make such reallocation (in the Company's discretion) more advantageous. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Prior to the application of the net proceeds of the Offering as described above, such funds will be invested in short-term, investment grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying dividends in the foreseeable future. The Credit Facility prohibits the payment of dividends by the Company without the consent of The First National Bank of Chicago. The Company has also entered into agreements with IES, in connection with IES's guarantee and/or support of the IES-backed Facilities, which prohibit the payment of dividends. Future dividends, if any, will be at the discretion of the Board and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION


     The pro forma net tangible book value of the Company on March 31, 1996 was approximately $8.7 million or approximately $.27 per share of Common Stock. See "Description of Capital Stock." Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less the amount of total liabilities divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 12,000,000 shares of Class A Common Stock offered hereby, the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds" and the consummation of the Recapitalization, the pro forma net tangible book value of the Company at March 31, 1996 would have been approximately $222.3 million, or $5.05 per share of Common Stock. See Note 11 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus for additional information regarding the Recapitalization. This represents an increase in pro forma net tangible book value of $4.78 per share to the existing stockholders and dilution of $13.95 per share to new investors purchasing shares of Class A Common Stock in the Offering. The following table illustrates dilution to new investors:



    Assumed initial public offering price per share...................             $ 19.00
      Pro forma net tangible book value per share before
         the Offering.................................................  $  .27
      Increase per share attributable to new investors(1).............    4.78
                                                                         -----
    Pro forma net tangible book value per share after the Offering....                5.05
                                                                                     -----
    Dilution per share to new investors(2)(3)(4)......................             $ 13.95
                                                                                     =====


- ---------------
(1) After deducting the estimated underwriting discount and offering expenses payable by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share after the Offering from the initial public offering price paid by a new investor for a share of Class A Common Stock.


(3) If the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value of the Company after the Offering would be $5.54 per share, representing an increase in pro forma net tangible book value of $5.27 per share and dilution to new investors of $13.46 per share.



(4) If the Investors do not purchase any of the Investor Shares and such shares are instead purchased by the Underwriters, pro forma net tangible book value of the Company after the Offering would be $4.99 per share, representing an increase in pro forma net tangible book value of $4.72 per share and dilution to new investors of $14.01 per share.



     The foregoing computations assume no exercise of stock options prior to completion of the Offering. It is anticipated that options to purchase an aggregate of 7,160,229 shares of Class A Common Stock at exercise prices ranging from $.27 to the initial public offering price per share, with a weighted average exercise price of approximately $3.51 per share (assuming an initial public offering price of $19.00 per share, the mid-point of the estimated range of the initial public offering price), and options to purchase 3,787,500 shares of Class B Common Stock at exercise prices ranging from $1.47 to $2.27, will be outstanding and unexercised upon completion of the Offering. If all of such stock options had been exercised at March 31, 1996, the pro forma net tangible book value per share after the Offering would be $4.63, representing an increase in pro forma net tangible book value of $3.68 per share and dilution to new investors of $14.37 per share.

     The following table summarizes the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share.


                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                  -----------------------   -------------------------   AVERAGE PRICE
                                    NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE     PER SHARE
                                  ----------   ----------   ------------   ----------   -------------
New Investors.................... 12,000,000       27.3%    $228,000,000       85.2%       $ 19.00
Existing Stockholders(1)......... 32,036,448       72.7       39,704,079       14.8           1.24
                                  ----------      -----      -----------      -----
          Total.................. 44,036,448      100.0%    $267,704,079      100.0%
                                  ==========      =====      ===========      =====


- ---------------

(1) Based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 31, 1996. Excludes (a) 6,943,804 shares of Class A Common Stock issuable upon exercise of stock options granted to directors, officers and employees of the Company, (b) 216,425 shares of Class A Common Stock issuable upon exercise of stock options that the Company anticipates granting to certain employees of the Company immediately after the initial public offering price is determined and (c) 3,787,500 shares of Class B Common Stock issuable upon exercise of stock options granted to IES in connection with its guarantee and/or support of the IES-backed Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Management -- Stock Option Plans."

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1996, the actual capitalization of the Company and the capitalization of the Company as adjusted for the Offering, including application of a portion of the net proceeds therefrom as set forth under "Use of Proceeds" and consummation of the Recapitalization. This table should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data included elsewhere in this Prospectus.


                                                                       MARCH 31, 1996
                                                               -------------------------------
                                                                  ACTUAL        AS ADJUSTED(1)
                                                               ------------     --------------
Short-term debt..............................................  $    --           $    --
                                                               ------------       ------------
Long-term debt...............................................    11,300,000           --
                                                               ------------       ------------
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000 shares
     authorized; none outstanding............................       --                --
  Preferred Stock, Class A, $5.50 par value, 1,150,000 shares
     authorized; none outstanding............................       --                --
  Class A Common Stock, $.01 par value, 75,000,000 shares
     authorized; 16,410,519 shares issued and outstanding and
     28,410,519 shares, as adjusted for the Offering.........       164,105            284,105
  Class B Common Stock, convertible, $.01 par value,
     22,000,000 shares authorized; 15,625,929 shares
     issued and outstanding..................................       156,259            156,259
  Additional paid-in capital.................................    40,642,055        254,122,055
  Accumulated deficit........................................   (29,819,656)       (29,819,656)
                                                               ------------       ------------
          Total stockholders' equity.........................    11,142,763        224,742,763
                                                               ------------       ------------
          Total capitalization...............................  $ 22,442,763      $ 224,742,763
                                                               ============       ============


- ---------------

(1) If the Investors do not purchase any of the Investor Shares and such shares are instead purchased by the Underwriters, the Company's additional paid-in capital, total stockholders' equity and total capitalization at March 31, 1996, as adjusted, would be $251,622,055, $222,242,763 and $222,242,763, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data and should be read in conjunction with and is qualified by "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the Notes thereto and the other financial data included elsewhere in this Prospectus. All of the financial data as of and for each of the five periods ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from Consolidated Financial Statements of the Company that have been audited by McGladrey & Pullen, LLP, independent auditors. The information as of and for the three month periods ended March 31, 1995 and 1996 is unaudited, but in the opinion of the Company reflects all adjustments necessary for the fair presentation of the Company's financial position and results of operations for such periods, and may not be indicative of the results of operations for a full year.

                                       PERIOD FROM
                                       JUNE 6, 1991
                                            TO                               YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,     -----------------------------------------------------------------
                                         1991(1)            1992             1993             1994          1995(2)(3)(4)
                                       ------------     ------------     ------------     -------------     -------------
OPERATIONS STATEMENT DATA:
 Telecommunications revenue........    $         --     $    250,000     $  1,550,098     $   8,014,093     $ 28,997,880
                                        -----------      -----------      -----------      ------------     ------------
 Operating expenses:
   Cost of service.................              --          261,800        1,527,658         6,211,783       19,667,138
   Selling, general and
     administrative................          55,736          218,756        2,389,890        12,373,411       18,053,431
   Depreciation and amortization...           2,101            6,441          235,013           771,879        1,835,127
                                        -----------      -----------      -----------      ------------     ------------
       Total operating expenses....          57,837          486,997        4,152,561        19,357,073       39,555,696
                                        -----------      -----------      -----------      ------------     ------------
 Operating loss....................         (57,837)        (236,997)      (2,602,463)      (11,342,980)     (10,557,816)
 Interest income (expense), net....              --               --          162,846           (72,982)        (771,123)
 Income taxes......................              --               --               --                --               --
                                        -----------      -----------      -----------      ------------     ------------
 Net loss..........................    $    (57,837)    $   (236,997)    $ (2,439,617)    $ (11,415,962)    $(11,328,939)
                                        ===========      ===========      ===========      ============     ============
 Loss per common and common
   equivalent share................    $         --     $       (.02)    $       (.08)    $        (.31)    $       (.31)
                                        ===========      ===========      ===========      ============     ============
 Weighted average common and common
   equivalent shares outstanding...      14,924,865       14,924,865       29,655,063        36,369,916       37,054,744
                                        ===========      ===========      ===========      ============     ============

                                      THREE MONTHS ENDED MARCH 31,
                                     -------------------------------
                                         1995             1996(4)
                                     -------------     -------------
OPERATIONS STATEMENT DATA:
 Telecommunications revenue........   $  4,761,307      $ 12,487,519
 Operating expenses:
   Cost of service.................      3,266,666         9,249,981
   Selling, general and
     administrative................      3,978,740         6,344,907
   Depreciation and amortization...        317,653           968,614
       Total operating expenses....      7,563,059        16,563,502
 Operating loss....................     (2,801,752)       (4,075,983)
 Interest income (expense), net....       (154,968)         (264,321)
 Income taxes......................             --                --
 Net loss..........................   $ (2,956,720)     $ (4,340,304)
 Loss per common and common
   equivalent share................   $       (.08)     $       (.12)
 Weighted average common and common
   equivalent shares outstanding...     37,053,802        37,055,053

                                                                       AS OF DECEMBER 31,
                                       ----------------------------------------------------------------------------------
                                           1991             1992             1993             1994           1995(2)(5)
                                       ------------     ------------     ------------     -------------     -------------
BALANCE SHEET DATA
 Working capital (deficit).........    $    (71,751)    $   (439,924)    $  5,962,445     $   1,658,982     $    (91,750)
 Property and equipment, net.......              --          135,380        1,957,534         4,716,215       15,078,234
 Total assets......................          20,516          693,607        9,050,710        10,686,696       28,986,452
 Long-term debt....................              --               --               --         3,500,000        3,600,000
 Stockholders' equity (deficit)....         (52,837)        (289,834)       7,935,874         3,291,182       14,957,942


                                       MARCH 31,
                                         1996
                                     -------------
BALANCE SHEET DATA
 Working capital (deficit).........   $  1,595,590
 Property and equipment, net.......     18,955,980
 Total assets......................     38,275,289
 Long-term debt....................     11,300,000
 Stockholders' equity (deficit)....     11,142,763

                                       PERIOD FROM
                                       JUNE 6, 1991
                                            TO                               YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,     -----------------------------------------------------------------
                                         1991(1)            1992             1993             1994           1995(2)(3)
                                       ------------     ------------     ------------     -------------     -------------
OTHER FINANCIAL DATA:
 Capital expenditures, including
   acquisition of business.........              --     $    137,618     $  2,052,475     $   3,392,663     $ 14,697,402
 EBITDA(6).........................    $    (55,736)    $   (230,556)    $ (2,367,450)    $ (10,571,101)    $ (8,722,689)



                                      THREE MONTHS ENDED MARCH 31,
                                     -------------------------------
                                         1995              1996
                                     -------------     -------------
OTHER FINANCIAL DATA:
 Capital expenditures, including
   acquisition of business.........   $    188,360      $  4,389,638
 EBITDA(6).........................   $ (2,484,099)     $ (3,107,369)

- ---------------
(1) The Company was organized on June 6, 1991.

(2) The acquisition of MWR in April 1995 affects the comparability of the data presented for 1995 to the data for prior periods shown.

(3) Includes operations of MWR from April 29, 1995 to December 31, 1995.


(4) On a pro forma basis, as adjusted to give effect to the sale of the number of shares of Class A Common Stock offered hereby necessary to retire as of the beginning of the period or at the date of issuance of the Company's interest-bearing debt, the Company's net loss, loss per common and common equivalent share and weighted average common and common equivalent shares outstanding would have been $(10,419,125), $(.29) and 35,380,402, respectively, for 1995 and $(4,074,934), $(.11) and 35,540,132,
    respectively, for the three months ended March 31, 1996.


(5) Includes MWR, which was acquired by the Company on April 28, 1995.

(6) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                       PRO FORMA STATEMENT OF OPERATIONS

     The following unaudited Pro Forma Statement of Operations is derived from the Consolidated Statement of Operations of the Company for the year ended December 31, 1995 and the Statement of Income of MWR for the period from January 1, 1995 to April 28, 1995, both of which are included elsewhere in this Prospectus. The unaudited Pro Forma Statement of Operations reflects the Company's acquisition of MWR using the purchase method of accounting and assumes that such acquisition was consummated as of January 1, 1995. The unaudited Pro Forma Statement of Operations should be read in conjunction with the Consolidated Financial Statements of the Company, the Financial Statements of MWR and the Notes thereto included elsewhere in this Prospectus. The Pro Forma Statement of Operations does not purport to represent what the Company's results of operations would actually have been if the acquisition of MWR had occurred on the date indicated or to project the Company's results of operations for any future period or date. The pro forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the footnotes below, which management believes are reasonable.

                                                                        MWR            ADJUSTMENTS
                                                  MCLEOD, INC.     TELECOM, INC.     FOR ACQUISITION       AS ADJUSTED
                                                  ------------     -------------     ---------------       ------------
OPERATIONS STATEMENT DATA:
  Telecommunications revenue....................  $ 28,997,880       $ 872,809          $      --          $ 29,870,689
                                                  ------------        --------           --------          ------------
  Operating expenses:
    Cost of service.............................    19,667,138         375,480                 --            20,042,618
    Selling, general and administrative.........    18,053,431          98,328                 --            18,151,759
    Depreciation and amortization...............     1,835,127         220,125            (12,000)(1)         2,043,252
                                                  ------------        --------           --------          ------------
        Total operating expenses................    39,555,696         693,933            (12,000)           40,237,629
                                                  ------------        --------           --------          ------------
  Operating income (loss).......................   (10,557,816)        178,876             12,000           (10,366,940)
  Interest income (expense), net................      (771,123)        (54,727)                --              (825,850)
  Income taxes..................................            --         (51,239)            51,239(2)                 --
                                                  ------------        --------           --------          ------------
  Net income (loss).............................  $(11,328,939)      $  72,910          $  63,239          $(11,192,790)
                                                  ============        ========           ========          ============
  Loss per common and common equivalent
    share.......................................  $       (.31)                                            $       (.30)
                                                  ============                                             ============
  Weighted average common and common equivalent
    shares outstanding(3).......................    37,054,744                                               37,054,744
                                                  ============                                             ============
OTHER FINANCIAL DATA:
  EBITDA(4).....................................  $ (8,722,689)      $ 399,001          $      --          $ (8,323,688)

- ---------------

(1) Depreciation and amortization has been adjusted to include amortization of goodwill and to reflect the estimated depreciation of the purchase price allocated to MWR's property and equipment from January 1, 1995 to April 28, 1995, the date of the Company's acquisition of MWR.

(2) Net income (loss) does not include a pro forma adjustment for income taxes due to the availability of net operating loss carryforwards and a valuation allowance.

(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), the Company was required to include the shares issued for the MWR acquisition in the Company's calculation of loss per common and common equivalent share as though such shares were outstanding for the whole year. As a result, no adjustments are required for the pro forma calculation.

(4) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. The Company has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company currently derives its telecommunications revenue from (i) the sale of local and long distance telecommunications services to end users, (ii) telecommunications network maintenance services and (iii) special access and private line services. The table set forth below summarizes the Company's percentage revenue from these sources:

                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER          ENDED MARCH
                                                               31,                      31,
                                                      ----------------------       -------------
                                                      1993     1994     1995       1995     1996
                                                      ----     ----     ----       ----     ----
    Local and long distance telecommunications
      services.....................................    -- %     58 %     74 %       78 %     67 %
    Telecommunications network maintenance
      services.....................................   100       42       17         21       11
    Special access and private line services.......    --       --        9          1       22
                                                      ----     ----     ----       ----     ----
                                                      100 %    100 %    100 %      100 %    100 %
                                                      ====     ====     ====       ====     ====

     The Company began offering "bundled" local and long distance services to business customers in January 1994. At the end of 1995, the Company began marketing and providing long distance services to residential customers. The Company currently plans to continue its efforts to market and provide services to business customers and plans to accelerate its efforts to market to residential users by employing additional field and telemarketing sales personnel. Because its revenue from network maintenance is derived almost exclusively from the Iowa Communications Network Maintenance Contract and such revenue is expected to increase more slowly than the Company's other types of revenue, the Company expects that revenue derived from network maintenance services will continue to constitute a decreasing percentage of the Company's revenue in the future. Special access and private line services as a percent of the Company's total revenue increased in 1995 due to the revenue generated by MWR, which was acquired in April 1995. The percentage increase in revenue from this source for the three months ended March 31, 1996 was primarily due to the revenue from a one-time construction and sale of a fiber optic network. Excluding the revenue from this project, the percentage of total revenue from the three sources would have been 77%, 13% and 10%, respectively.

     The Company's principal operating expenses consist of cost of service; selling, general and administrative expenses ("SG&A"); and depreciation and amortization. Cost of service includes local services purchased from two Regional Bell Operating Companies, costs to terminate the long distance calls of the Company's customers through an interexchange carrier, costs associated with maintaining the Iowa Communications Network and costs associated with operating the Company's network. SG&A consists of selling and marketing, customer service and corporate administrative expenses. Depreciation and amortization include depreciation of the Company's telecommunications network and equipment, one-time installation costs associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement services and the amortization of goodwill related to the Company's acquisition of MWR. The installation costs are amortized over the average life of customer contracts with the Company, which currently is approximately 50 months.

     As the Company expands into new markets, both cost of service and SG&A will increase. The Company expects to incur SG&A expenses prior to achieving significant revenues in new markets. Significant levels of marketing activity may be necessary in new markets in order for the Company to build a customer base large enough to generate sufficient revenue to offset such marketing expenses. In addition, SG&A may increase as a percentage of revenue in the short term after the Company enters a new market, because many of the fixed costs of providing service in new markets are incurred before significant revenue can be expected from those markets.

     In connection with IES's guarantee and/or support of the IES-backed Facilities, the Company issued options to purchase 3,787,500 shares of Class B Common Stock. The Company used the Black-Scholes model to value the options at the date of grant, which resulted in an aggregate value of approximately $3,400,000 to be amortized over the vesting period of the options. Since the options only vest while the IES-backed Facilities are outstanding, and since the Company intends to use a portion of the proceeds from the Offering to repay all outstanding borrowings under the Credit Facility and will terminate the IES-backed Facilities, this amortization will only affect the Company's financial statements through the date of termination of the IES-backed Facilities. See "-- Liquidity and Capital Resources."

     In January and February 1996, the Company granted to certain directors, officers and other employees, options to purchase an aggregate of 965,166 and 688,502 shares of Class A Common Stock, respectively, at an exercise price of $2.67 per share. The estimated fair market value of these options, in the aggregate, at the date of grant was later determined to exceed the aggregate exercise price by approximately $9.2 million. This amount will be amortized on a monthly basis over the four-year vesting period of the options.

     The Company has experienced operating losses since its inception as a result of efforts to build its customer base, develop and construct its network infrastructure, build its internal staffing, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its customer base and geographic coverage. Expansion of the Company's operations and facilities, network and services will require significant capital expenditures. Accordingly, the Company expects that its cost of service, SG&A and capital expenditures will continue to increase significantly, all of which may have a negative impact on operating results. Therefore, the Company expects to continue to incur significant losses for the foreseeable future. In addition, the Company may be forced to change its pricing policies to respond to a changing competitive environment, and there can be no assurance that the Company will be able to maintain its operating margin. See "Risk Factors -- Wireline Competition" and "Risk Factors -- Regulation." There can be no assurance that growth in the Company's revenue or customer base will continue or that the Company will be able to achieve or sustain profitability or positive cash flows.

     The Company has generated net operating losses since its inception and, accordingly, has incurred no income tax expense. The Company has reduced the net deferred tax assets generated by these losses by a valuation allowance which offsets the net deferred tax asset due to the uncertainty of realizing the benefit of the tax loss carryforwards. The Company will reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1995

     Telecommunications revenue increased from $4.8 million for the three months ended March 31, 1995 to $12.5 million for the three months ended March 31, 1996, representing an increase of $7.7 million or 162%. Revenue from the sale of local and long distance telecommunications services accounted for $4.7 million of this increase. There also was an increase of $2.7 million related to special access and private line services, of which $1.6 million was a one-time construction and sale of a fiber optic network. Average monthly revenue per line increased from $72.36 to $76.99. Average lines per customer increased from 3.58 to 4.50. Total local and long distance customers served increased 60%, from 6,206 at March 31, 1995 to 9,928 at March 31, 1996.

     Revenue from telecommunications network maintenance services for the three months ended March 31, 1996 was $1.4 million, compared to $1.1 million for the first quarter of 1995. This increase was primarily attributable to additional services provided to the State of Iowa. The Company acquired MWR, a competitive access provider that offers most of the Company's special access and private line services, in April 1995 in an acquisition accounted for as a purchase. MWR represented $800,000 of the Company's revenue for the three months ended March 31, 1996.

     Cost of service increased from $3.3 million for the three months ended March 31, 1995, to $9.2 million for the three months ended March 31, 1996, representing an increase of $5.9 million or 183%. This increase in cost of service resulted primarily from costs for providing local and long distance services and costs of $1.6 million related to the one-time construction and sale of a fiber optic network discussed above. Cost of service as a percentage of telecommunication revenue increased from 69% to 74%. While the cost of providing local and long distance services decreased as a percentage of the local and long distance telecommunications revenue by 1%, the overall 5% increase was principally due to the low margin realized on this one-time construction and sale of a fiber optic network.

     SG&A increased from $4 million for the three months ended March 31, 1995 to $6.3 million for the three months ended March 31, 1996, an increase of $2.3 million or 60%. This increase was due to the increased compensation resulting from selling and customer support activities of $1.1 million, additional administrative personnel of $445,000 and associated costs of $755,000 required to handle the growth experienced primarily in local and long distance services.

     Depreciation and amortization expenses increased from $318,000 for the three months ended March 31, 1995 to $969,000 for the three months ended March 31, 1996, representing an increase of $651,000 or 205%. The increase consisted of $315,000 of amortization expense related to stock options granted to certain officers, other employees and directors as discussed above; depreciation of $175,000 related to the additional fiber optic network purchased and built during 1995 and the first three months of 1996; $59,000 resulting from the amortization of one-time installation costs primarily associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service; $57,000 of depreciation related to capital costs associated with the growth of the Company; and amortization of goodwill of $45,000 related to the Company's acquisition of MWR in April 1995.

     Interest expense increased from $155,000 for the first quarter of 1995 to $326,000 for the first quarter of 1996 as a result of the need for additional secured debt to fund the Company's growth and operating losses. During 1996, the Company capitalized interest costs of $61,000 on construction projects resulting in net interest expense of $264,000. Interest income for both periods was insignificant.

     The Company's net loss increased from $3.0 million for the three months ended March 31, 1995 to $4.3 million for the three months ended March 31, 1996, an increase of $1.3 million. This increase in the loss resulted primarily from the expansion of the local and long distance businesses and amortization expense related to stock options granted to certain officers, other employees and directors. The development of the Company's business and the construction and expansion of its network require significant expenditures, a substantial portion of which is incurred before the realization of revenues.

     Earnings before interest, income taxes, depreciation and amortization ("EBITDA") decreased from a negative $2.5 million for the first quarter of 1995 to a negative $3.1 million for the first quarter of 1996, a decrease of $600,000. The change reflected the increased losses incurred in 1996 due primarily to the expansion of the local and long distance businesses and the factors described above.

YEAR ENDED 1995 COMPARED WITH YEAR ENDED 1994

     Telecommunications revenue increased from $8 million in 1994 to $29 million in 1995, representing an increase of $21 million or 262%. Revenue from the increase in the sale of local and long distance telecommunications services accounted for $16.9 million of this increase. Average monthly revenue per line increased from $58.30 to $62.68. Average lines per customer increased from 3.33 to 4.31. Total local and long distance customers served increased 69% from 5,137 at the end of 1994 to 8,700 at the end of 1995. Local lines under the Company's management increased 109% from 17,112 at the end of 1994 to 35,795 at the end of 1995.

     Revenue from telecommunications network maintenance services was $4.9 million in 1995. The Company acquired MWR, a competitive access provider that offers most of the Company's special access and private line services, in April 1995 in an acquisition accounted for as a purchase. MWR represented $1.6 million of the Company's revenue in 1995.

     Cost of service increased from $6.2 million in 1994 to $19.7 million in 1995, an increase of $13.5 million or 217%. This increase in cost of service resulted primarily from costs for providing local and long distance services. Cost of service as a percentage of telecommunications revenue decreased from 78% in 1994 to 68% in 1995, principally as a result of certain economies of scale.

     SG&A increased from $12.4 million in 1994 to $18.1 million in 1995, an increase of $5.7 million or 46%. This increase was due to increased compensation resulting from selling and customer support activities of $2.8 million, additional administrative personnel of $1.6 million and associated costs of $1.3 million required to handle the growth experienced primarily in local and long distance revenues.

     Depreciation and amortization expenses increased from $772,000 in 1994 to $1.8 million in 1995, an increase of $1 million or 138%. This increase consisted of depreciation of $362,000 related to the additional fiber optic network purchased and built during 1995; $304,000 of depreciation related to capital costs associated with the growth of the Company; $266,000 resulting from the amortization of one-time installation costs primarily associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service; and amortization of goodwill of $117,000 related to the Company's acquisition of MWR in 1995.

     Net interest expense increased from $73,000 in 1994 to $771,000 in 1995. This net increase resulted from an increase in interest expense of $692,000 due to the need for additional secured debt in 1995 to fund the Company's growth and operating losses and a decrease in interest income of $6,000 resulting from reduced investment of funds due to the use of funds needed to satisfy working capital needs.

     The Company's net loss decreased from $11.4 million in 1994 to $11.3 million in 1995, a decrease of $87,000. This decrease resulted from the ability of the Company to generate additional service income while reducing customer acquisition and support costs as a percentage of service income.

     EBITDA improved from a negative $10.6 million in 1994 to a negative $8.7 million in 1995, an improvement of $1.9 million. The improvement reflected the decrease in the net loss and the increase in depreciation and amortization in 1995 resulting from the capital expenditures necessary to support the Company's revenue growth.

YEAR ENDED 1994 COMPARED WITH YEAR ENDED 1993

     Telecommunications revenue increased from $1.6 million in 1993 to $8 million in 1994, representing an increase of $6.4 million or 417%. The increase reflected an increase in revenue from the Iowa Communications Network Maintenance Contract of $1.9 million as well as the Company's commencement of local and long distance service. The increased revenue from the Iowa Communications Network Maintenance Contract resulted from the ability to charge full maintenance costs in 1994 versus reduced charges in 1993 because of a warranty period on the network.

     Cost of service increased from $1.5 million in 1993 to $6.2 million in 1994, an increase of $4.7 million or 307%. This increase in cost of service resulted primarily from costs for providing local and long distance services.

     SG&A increased from $2.4 million in 1993 to $12.4 million in 1994, an increase of $10 million or 418%. This increase was due to increased compensation resulting from selling and customer support activities of $5.5 million, additional administrative personnel of $1.8 million and associated costs of $2.7 million resulting from the start-up of local and long distance services.

     Depreciation and amortization expenses increased from $235,000 in 1993 to $772,000 in 1994, an increase of $537,000 or 228%. This increase was primarily due to depreciation on the increased capital expenditures required to enter the local and long distance businesses and the amortization of one time installation costs associated with transferring customers' local line service from the Regional Bell Operating Companies to the Company's telemanagement service.

     Interest income in 1993 was $163,000 compared to net interest expense of $73,000 in 1994. The decrease resulted from an increase in interest expense of $218,000 due to the need for additional secured debt in 1994 to fund the Company's growth and operating losses and a decrease in interest income of $18,000 resulting from reduced investment of funds due to the use of funds needed to satisfy the Company's working capital needs.

     The Company's net loss increased from $2.4 million in 1993 to $11.4 million in 1994, an increase of $9 million. This increase was primarily due to the Company's entry into the local and long distance businesses.

     EBITDA decreased from a negative $2.4 million in 1993 to a negative $10.6 million in 1994, a decrease of $8.2 million. The decrease reflected the increased losses incurred in 1994 related to the Company's entry into the local and long distance businesses.

YEAR ENDED 1993 COMPARED WITH YEAR ENDED 1992

     Because the Company's revenue-producing operations began in November 1992, the Company does not believe a comparison of financial results between 1992 and 1993 would be meaningful.

LIQUIDITY AND CAPITAL RESOURCES

     Since the inception of the Company in June 1991, the Company's total assets have grown to $38.3 million at March 31, 1996. Property and equipment, net of depreciation, comprised $19 million of the total assets at March 31, 1996. The growth of the Company has been funded through private sales of equity securities of $41 million and drawings under the Credit Facility. At March 31, 1996, the Company's current assets of $14.9 million exceeded its current liabilities of $13.3 million, providing working capital of $1.6 million, which represents an improvement of $1.7 million compared to December 31, 1995 as a result of the Company's use of the Credit Facility. At December 31, 1995, the Company's current liabilities of $9.7 million exceeded current assets of $9.6 million, resulting in a working capital deficit of $92,000. This working capital deficit resulted from the growth experienced by the Company, the increase in working capital components and the substantial investment in property and equipment.

     The net cash used in operating activities totaled $3.9 million for the three months ended March 31, 1996 and $9.5 million for the year ended December 31, 1995. During the three months ended March 31, 1996, cash for operating activities was used primarily to fund the Company's net loss of $4.3 million for such period. The Company also required cash to fund the growth in trade receivables of $4.9 million and other assets of $434,000 as a result of the growth in local and long distance telecommunications services and special access and private line services. These uses of cash were partially offset by an increase in accounts payable and accrued expenses of $2.7 million due to the costs associated with the increase in telecommunications revenue, an increase in deferred revenue of $2.1 million resulting primarily from amounts received in advance from completed segments under long-term leases of fiber optic telecommunication networks and an increase in depreciation and amortization expense. During the year ended December 31, 1995, cash for operating activities was used primarily to fund the Company's net loss of $11.3 million for such period. The Company also required cash to fund the growth in trade receivables of $3.6 million and deferred line installation costs of $800,000 as a result of the growth in local and long distance telecommunications services and entry into special access and private line services. The use of cash during the year ended December 31, 1995 was partially offset by an increase in accounts payable and accrued expenses of $4.1 million due to the costs associated with the increase in telecommunications revenue and an increase in depreciation and amortization expense.

     The Company's investing activities used cash of $3.9 million during the three months ended March 31, 1996 and $5.5 million during the year ended December 31, 1995 primarily as a result of its continued development and expansion of its fiber optic telecommunications network. During 1994, the Company started building its telemanagement business by offering local and long distance services to business customers through the purchase of Centrex services from two Regional Bell Operating Companies and interexchange carrier services for termination of long distance calls. The equipment required for the growth of the telemanagement business and the Company's development and construction of its fiber optic telecommunications network resulted in purchases of equipment and telecommunications network totaling $3.9 million and $5.3 million during the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

     Cash received from financing activities was $7.8 million during the three months ended March 31, 1996 and was obtained from drawings under the Credit Facility. Cash received from financing activities during 1995 was $15 million and was primarily obtained through the issuance of Common Stock for an aggregate purchase price of $14 million in a private placement transaction. In addition, in April 1995 the Company issued Class B Common Stock valued at $8.3 million to acquire MWR, a competitive access provider in Des Moines, Iowa.

     The Company's cash management practices result in a short-term float position at the end of most months, which is reflected on the Company's balance sheet as checks issued not yet presented for payment. This position is due primarily to the timing of payments on telecommunications line capacity purchased from U S WEST and Ameritech. The Company generally writes checks every Friday for outstanding bills due within the next seven days. The Company releases the checks on the appropriate due dates.


     The Credit Facility consists of two revolving lines of credit with The First National Bank of Chicago. The Credit Facility has an aggregate $32 million limit, of which $24 million expires in May 1998 and $8 million expires in September 1996. As of March 31, 1996, the Company had $11.3 million outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at various rates equal to LIBOR, the prime rate or the federal funds rate, in each case plus an applicable margin, and certain of the borrowings are secured by the Company's trade receivables and inventory. Available borrowings of $14 million are also guaranteed and/or supported by IES (collectively, the "IES Guarantee"), which receives from the Company annual fees based upon the amounts outstanding under the IES-backed Facilities. The Credit Facility contains various covenants restricting the Company's ability, among other things, to (i) declare or pay any dividends, (ii) incur additional indebtedness, (iii) repurchase shares of capital stock, (iv) enter into a merger, consolidation or similar transaction or
(v) convey its assets. The Company intends to use a portion of the proceeds from the Offering to repay all outstanding borrowings under the Credit Facility and will terminate the IES-backed Facilities after completion of the Offering. The Company expects a portion of the proceeds from the Offering to provide the liquidity previously available under the IES-backed Facilities. The Company also intends to maintain the portion of the Credit Facility that is not guaranteed and/or supported by IES, which would require the agreement of The First National Bank of Chicago. While the Company believes that The First National Bank of Chicago will agree to permit the Company to maintain such portion of the Credit Facility, there can be no assurances that such an agreement will be reached on terms acceptable to the Company or at all. The Company also plans to put other lines of credit in place, although no such lines have yet been negotiated. Based on current plans, the Company believes that the proceeds from the Offering will provide it with sufficient funding through the end of 1998.

     In the event of default by the Company under the Credit Facility and payment on the IES Guarantee, the Company must issue to IES a number of shares of Class A Preferred Stock equal to the amount of the payment made by IES divided by $5.50. These shares must be redeemed by the Company from available cash and entitle the holder thereof to elect two directors to the Board. Also in connection with the IES Guarantee, the Company granted to IES options to purchase 3,787,500 shares of Class B Common Stock at prices ranging from $1.47 to $2.27 per share. While the IES Guarantee is in place, the options vest quarterly based on IES' exposure under the IES Guarantee. As of March 31 1996, 993,750 options had vested. See "Description of Capital Stock -- Class A Preferred Stock."


     At December 31, 1995, the Company had actual remaining contractual capital commitments of $8.7 million for costs associated with the construction of fiber optic networks. The Company estimates its capital requirements for 1996, 1997 and 1998 to be approximately $157 million. These capital commitments and requirements are expected to be funded, in large part, by the net proceeds of the Offering and by lease payments to the Company for portions of the Company's network.


     The Company expects that it will require additional capital in the future for funding operating losses and working capital as well as continuing expansion into new markets and further network development and construction. In addition, the Company expects to explore alternatives to permit it to provide PCS and other wireless services and may decide to pursue the acquisition of PCS licenses or other strategic acquisitions, which could require substantial additional capital. The Company expects to meet its additional capital needs with the proceeds from additional credit facilities and other borrowings, public and private debt and equity financings, and possible joint ventures. There can be no assurance that the Company will be successful in producing sufficient cash flows or raising sufficient debt or equity capital to enable it to meet its strategic objectives or that such funds, if available at all, will be available on a timely basis or on terms that are acceptable to the Company. See "Risk
Factors -- Significant Capital Requirements."

EFFECTS OF NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting stock-based employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value-based method of accounting for stock options.

     While the Company does not know precisely the impact of adopting SFAS No. 121 and SFAS No. 123, the Company does not expect that the adoption of SFAS No. 121 or SFAS No. 123 will have a material effect on the Company's consolidated financial statements.

INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

                                    BUSINESS

OVERVIEW

     The Company is a provider of integrated local and long distance telecommunications services to small and medium-sized businesses primarily in Iowa and Illinois. The Company derives its telecommunications revenue from (i) the sale of "bundled" local and long distance telecommunications services to end users, (ii) telecommunications network maintenance services and (iii) competitive access services, including special access and private line services. The Company offers "one-stop" integrated telecommunications services tailored to the customer's individual needs. This approach simplifies the customer's telecommunications procurement and management tasks and provides for customized services, such as "least-cost" long distance pricing and enhanced calling features, to customers who might otherwise be unable to secure such services directly on a cost-effective basis. The Company also operates a competitive access provider that offers a variety of special access and private line services to 73 large businesses, institutional customers and interexchange carriers. In addition, the Company provides network maintenance services for the State of Iowa's fiber optic network. As of March 31, 1996, the Company served over 10,000 customers in 50 cities and towns.

     The Company was formed on June 6, 1991 as McLeod Telecommunications, Inc. It began operations in November of 1992, providing fiber optic maintenance services for the Iowa Communications Network. On August 1, 1993, the Company was reincorporated in the State of Delaware. McLeod Telemanagement received regulatory approvals in Iowa and Illinois to offer local and long distance services in December 1993 and began providing such services in January 1994. In April 1995, the Company acquired all of the outstanding stock of MWR, a competitive access provider in Des Moines, Iowa.

     The Company is organized as a holding company and operates through four wholly owned subsidiaries: (i) McLeod Telemanagement, which is the Company's retail marketing and sales entity, providing "telemanagement" services for small and medium-sized business customers; (ii) MWR, which provides competitive access services to interexchange carriers and other high-volume users of telecommunications services, primarily in Des Moines, Iowa; (iii) McLeod Network Services, Inc., which is engaged in network construction; and (iv) McLeod Telecommunications, Inc., which is engaged in the Company's network maintenance activities.

     The Company believes it is the first telecommunications provider in its markets to offer "bundled" local and long distance services. As a result, the Company believes that it is well-positioned to take advantage of fundamental changes occurring in the telecommunications industry resulting from the Telecommunications Act and to challenge incumbent local carriers. The Company provides local service using existing telephone lines obtained from incumbent local exchange carriers, which allows customers to switch to local service provided by the Company without changing existing telephone numbers. The Company provides long distance services by purchasing bulk capacity from a long distance carrier. Using the Company's sophisticated proprietary software, each customer receives the lowest long distance rate available each month from among the pricing plans of AT&T, MCI and Sprint that currently are most popular with the Company's customers, and, in certain cases, rates specifically identified by a customer and agreed to by the Company.

ACQUISITION OF MWR

     On April 28, 1995, the Company purchased all of the outstanding stock of MWR from Midwest Capital Group, Inc., a non-regulated subsidiary of MidAmerican. As consideration for the acquisition, the Company issued 3,676,058 shares of the Company's Class B Common Stock valued at $8.3 million to Midwest Capital Group, Inc.

     As part of the transaction, Midwest Capital Group, Inc. received the right to appoint one director to the Board and one "observer Board member." See "Management -- Stockholders' Agree-ments." It was also granted an option to purchase an additional 3,529,414 shares of Class B Common Stock at a purchase price of $2.27 per share, which option Midwest Capital Group, Inc. exercised in June 1995.

     MWR is a competitive access provider which owns and operates approximately 145 miles of fiber optic network in Des Moines, Iowa and which offers special access and private line services to 73 large businesses, institutional customers and interexchange carriers.

BUSINESS STRATEGY

     The Company's objective is to become a leading provider of telecommunications services in Iowa, Illinois, Nebraska, Minnesota, Wisconsin and South Dakota. The Company intends to increase its penetration of existing markets and expand into new markets by: (i) aggressively capturing market share and generating revenues using leased network capacity and (ii) concurrently constructing additional network infrastructure to more cost-effectively serve its customers. The Company estimates that as of March 31, 1996 it had a market share of approximately 16% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 10% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). An integrated package of telecommunications services that includes local and long distance service, voice mail and Internet access is expected to be available to residential customers in the near future. In addition, the Company intends to expand beyond its existing services to provide wireless telecommunications and other value-added services, such as conference calling and operator services.

     The principal elements of the Company's business strategy include:

     - EMPHASIS ON MARKETING AND CUSTOMER SERVICE. The Company believes that the key to revenue growth in its target markets is capturing and retaining customers through an emphasis on marketing, sales and customer service. The Company has been successful in obtaining long-term commitments from its customers and responding rapidly and creatively to customer needs. The Company's customer-focused software and network architecture allow immediate access to the Company's customer data by Company personnel, enabling a quick and effective response to customer requests and needs at any time. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international and travel card service. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace.

     - LEVERAGE PROVEN MANAGEMENT TEAM. The Company has recruited a team of veteran competitive telecommunications managers, led by entrepreneur Clark McLeod, who have together in the past successfully implemented a similar customer-focused telecommunications strategy in the same industry and region. Six of the nine executive officers of the Company served as officers of Teleconnect or its successor, Telecom*USA. Teleconnect began providing long distance services in Iowa in 1982 and rapidly expanded into dozens of cities and towns in the Midwest. Telecom*USA was the fourth-largest U.S. long distance provider when MCI purchased it in 1990 for $1.25 billion.

     - FOCUS ON SMALL AND MID-SIZED MARKETS IN THE MIDWEST. The Company principally targets small and mid-sized markets (cities and towns with a population between 15,000 and 350,000) in Iowa, Illinois, Nebraska, Minnesota, Wisconsin and South Dakota. The Company estimates that its current target markets have a combined population of approximately 5.6 million. The Company strives to be the first to market integrated telecommunications services in its principal markets and expects that intense competition in bundled local and long distance services will be slower to develop in these markets than in larger markets.

     - TRANSITION INTO LOCAL SWITCHED SERVICES BUSINESS. When regulatory authorities complete certain proceedings, and assuming the economics are favorable to the Company, the Company intends to begin offering local facilities-based switched services by using its existing high-capacity digital AT&T switch and installing additional switches. These regulatory proceedings are currently ongoing before the FCC and many state public utilities commissions, including that of Iowa, for the purpose of establishing most of the economic and technical terms of interconnection. The Company believes that these proceedings should be substantially completed and that the Company could begin offering local facilities-based switched services over the next six to 20 months. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company in the Midwest when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective.

     - EXPANSION OF ITS FIBER OPTIC NETWORK. The Company is constructing a state-of-the-art digital fiber optic telecommunications network designed to serve markets in Iowa. The Company currently owns approximately 430 route miles of fiber network and expects to construct approximately 6,000 route miles of fiber network during the next five years. Through its strategic relationships with its electric utility stockholders and its contracts to build and lease the final links of the Iowa Communications Network to the State of Iowa, the Company believes that it will be able to achieve capital efficiencies in constructing its fiber optic network in a rapid and cost-effective manner. The Iowa Communications Network is a fiber optic network that links certain of the state's schools, libraries and other public buildings. The Company also believes that its fiber optic network in combination with its proprietary software will create an attractive customer-focused platform for the provision of local, long distance, wireless and enhanced services.

MARKET POTENTIAL

     The telecommunications industry is currently undergoing substantial changes due to statutory, regulatory and technological developments. The Company believes that it is well-positioned to take advantage of these fundamental changes.

     The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, local area charges, enhanced calling features and private line services (dedicated point-to-point intraLATA service); (ii) network access services, which consist of access provided by local exchange carriers to long distance network carriers; (iii) long distance network services, which include intraLATA long distance calls; and (iv) other varied services. Industry sources have estimated that the 1994 aggregate revenues of all local exchange carriers approximated $97 billion. Until recently, there was virtually no competition in the local exchange markets.

     Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological developments gradually enabled others to compete with AT&T in the long distance market. In 1984, largely as the result of a court decree, AT&T was required to divest its local telephone systems (the "Divestiture"), which created the present structure of the telecommunications industry. The Divestiture and subsequent related proceedings divided the country into 201 Local Access and Transport Areas ("LATAs"). As part of the Divestiture, AT&T's former local telephone systems were organized into seven independent Regional Bell Operating Companies. The Regional Bell Operating Companies were given the right to provide local telephone service, local access service and intraLATA long distance service, but were prohibited from providing interLATA service. AT&T retained its long distance services operations. The separation of the Regional Bell

Operating Companies from AT&T's long distance business created two distinct telecommunications market segments: local exchange and long distance. The Divestiture decreed direct, open competition in the long distance segment, but continued the regulated monopoly environment in local exchange services.

     In 1984, a separate court decree (the "GTE Decree") required the local exchange operations of the General Telephone Operating Companies to be structurally separated from the competitive operations of GTE Corp., their parent company. As a result, the GTE Decree also prohibited the General Telephone Operating Companies from providing interLATA services.

     On February 8, 1996, the Telecommunications Act was enacted. The Telecommunications Act removed the restrictions in the Divestiture and the GTE Decree concerning the provision of interLATA service by the Regional Bell Operating Companies and the General Telephone Operating Companies. These decree restrictions have been replaced, with respect to the Regional Bell Operating Companies, by provisions of the Telecommunications Act setting forth the conditions under which the Regional Bell Operating Companies may enter formerly prohibited markets. The Telecommunications Act requires all local exchange carriers to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company should also be able to obtain access to incumbent carrier "loop" facilities (the transmission lines connecting customers' premises to the public telephone network) on an unbundled basis at reasonable and non-discriminatory rates. In addition, local exchange carriers are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. Local exchange carriers also are required to allow competitors nondiscriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states are forbidden from disallowing local competition, although they are allowed to regulate such competition.

     The Company believes that each of these requirements is likely, when fully implemented, to increase competition among providers of local telecommunications services and simplify the process of switching from local exchange carrier services to those offered by competitive access provider/competitive local exchange carriers. However, the Telecommunications Act also offers important benefits to the incumbent local exchange carriers. The incumbent local exchange carriers have been granted substantial new pricing flexibility. Regional Bell Operating Companies and General Telephone Operating Companies have regained the ability to provide long distance services under specified conditions and have new rights to provide certain cable TV services. The Telecommunications Act, however, also provides for certain safeguards to attempt to protect against anticompetitive abuses by the Regional Bell Operating Companies. Among other protections, the ability of the Regional Bell Operating Companies to market jointly interLATA and local services is limited under certain circumstances.

     Prior to the enactment of the Telecommunications Act, several factors served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the local exchange carrier monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require greater capacity and reliability levels than many local exchange carrier networks (which principally are copper-based) can accommodate;
(iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to the local exchange carriers' copper-based network; (iv) the significant access charges interexchange carriers are required to pay to local exchange carriers to access the local exchange carriers' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market.

     Competitors in the local exchange market, designated as competitive access providers by the FCC, were first established in the mid-1980s. Initially, competitive access providers were allowed to compete for only the non-switched special access/private line service of the local exchange market. In New York City, Chicago and Washington, D.C., newly formed companies provided dedicated non-switched services by installing fiber optic facilities capable of connecting points of presence of interexchange carriers within a metropolitan area, connecting two or more customer locations with private line service and, in some cases, connecting business and government users with interexchange carriers. Competitive access providers used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of higher quality than could be obtained from the local exchange carriers due, in part, to copper-based facilities used in many local exchange carrier networks. In addition, competitive access providers offered shorter installation and repair intervals and improved reliability in comparison to the local exchange carriers.

     Most of the early competitive access providers were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic, including interexchange carrier to interexchange carrier traffic, were located. The provision of competitive access services, however, need not be confined to large metropolitan areas. The Company believes that, through proper design and installation of its network in its targeted markets, it can effectively provide integrated local and long distance services not only to interexchange carriers and large users, but also to residential and small to medium-sized business customers.

     As a result of regulatory changes and competitive trends, competitive local telecommunications companies and access providers appear to be positioned for dramatic growth. Effective in early 1994, FCC decisions announced in September 1992 and August 1993, as modified by subsequent FCC and court decisions (the "Interconnection Decisions"), opened additional segments of the market by permitting competitive access providers expanded authority to interconnect with and use facilities owned by local exchange companies for interstate traffic. The Interconnection Decisions, together with other statutory and regulatory initiatives in the telecommunications industry (including the Telecommunications
Act), recently introduced to foster competition in the local exchange markets, have stimulated demand for competitive local services.

     As of March 31, 1996, a number of states, including Iowa, Illinois, Minnesota and Wisconsin, have taken regulatory and legislative action to open local telecommunications markets to various degrees of competition. The Telecommunications Act preempts any remaining state prohibitions of local competition and also forbids unreasonable restrictions on resale of local services. The Company expects that continuing pro-competitive regulatory changes, together with increasing customer demand, will create more opportunities for competitive service providers to introduce additional services, expand their networks and address a larger customer base.

CURRENT PRODUCTS AND SERVICES

     The Company currently derives revenue from: (i) the sale of telemanagement services, (ii) special access and private line services and (iii) telecommunications network maintenance services. For the three months ended March 31, 1996, these services represented 67%, 22% and 11%, respectively, of the Company's total revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     TELEMANAGEMENT SERVICES. End-user business customers in each of the 50 cities and towns currently served by the Company can obtain local, long distance and ancillary (such as three-way calling and call transfer) services directly from the Company. In order to provide these services, the Company, pursuant to agreements with U S WEST for its Iowa customers and Ameritech for its Illinois customers, partitions part of the central office switches serving the communities in which the Company provides such services ("Centrex" services). The Company's customers' telephone lines and numbers are assigned to the Company's portion of the switch. U S WEST or Ameritech, as the case may be, bills the Company for all the lines that the Company has assigned to the Company's customers and provides the Company with call detail reports, which enable the Company to verify its customers' bills for both local and long distance service. See "Risk Factors -- Failure of U S WEST to Furnish Call Detail Records."

     The Company believes that these services are superior to a standard business telephone line, since the Company can offer features, such as three-way calling, consultation hold and call transfer, at no extra charge to the end user. Certain other custom calling features are also available at additional cost to the end user. Because the Company has also purchased the "Centrex Management System" and the "Centrex Mate Service" from U S WEST and Ameritech, respectively, Company personnel have on-line access to U S WEST and Ameritech facilities and may make changes to the customers' services electronically and quickly. By using Centrex service instead of a private branch exchange ("PBX") to direct their telecommunications traffic, customers can also avoid the large investment in equipment required and the fixed costs associated with maintaining a PBX network infrastructure. The Company's telemanagement services allow small to mid-sized business customers, which may lack the resources to support their own PBX, to benefit from a sophisticated telecommunications system managed by industry experts.

     The Company recently entered into a settlement agreement with U S WEST in connection with a complaint brought against U S WEST by the Company before the Iowa Utilities Board. The settlement agreement permits the Company to obtain access to the partitioned portion of U S WEST central office switches in Iowa until March 18, 2001 and contains rates that may not be increased by U S WEST unless the rates are renegotiated by the parties based on U S WEST's rates for access to unbundled elements of its network. See "-- Legal Proceedings." In Illinois, the Company's seven-year agreements with Ameritech extend through 2001 or 2002 and provide for stabilized rates that may not be unilaterally increased by Ameritech.

     The Company provides long distance service by purchasing capacity, in bulk, from WorldCom Network Services, Inc., d/b/a Wiltel ("WilTel") and a wholly owned subsidiary of WorldCom, Inc., and routing its customers' long distance traffic over this capacity. The Company is subject to certain minimum monthly purchase and minutes-of-usage requirements under its agreement with WilTel. If the Company fails to meet the minimum purchase requirement in any month, it is obligated to pay WilTel the difference between its actual purchases and the minimum commitment. If the Company fails to meet the minimum minutes-of-usage requirement in any month, it is obligated to pay WilTel an amount equal to the difference between its actual usage and the minimum usage requirement multiplied by a flat rate per minute. The Company has consistently met the minimum purchase requirements and generally has met the minimum usage requirements under its agreement with WilTel. The Company did, however, fail to meet the minimum usage requirements from December 1994 through February 1995, which obligated the Company to pay WilTel an aggregate of approximately $67,000. The Company believes that it will be able to continue to meet such requirements in the future. Because of the many potential suppliers of wholesale long distance services in the marketplace, the Company currently expects that it will be able to continue to obtain favorable wholesale long distance pricing.

     The Company generally offers its customers local service at prices that are substantially similar to the published retail local exchange carrier rates for basic business service provided by the incumbent local exchange carrier. Long distance rates generally are calculated by totaling each customer's monthly calls and comparing the total charges that would be applicable to that customer's calls under each of the pricing plans of the major long distance carriers that currently are most popular with the Company's customers. The Company then bills the customer the lowest long distance charges identified in this comparison. Specifically, the Company's billing software enables the Company to calculate the monthly charges that each customer would be billed based on the customer's actual calls under each of several long distance plans offered by AT&T, MCI and Sprint and, in certain instances, other rates specifically identified by a customer and agreed to by the

Company. The customer is then billed an amount equal to such "lowest cost" monthly charges calculated using this software, minus any discount to which the customer may be entitled as a result of having made a long-term commitment to use the Company's services. Currently, the Company compares its customers' monthly calls to the following plans offered by other long distance carriers:

        Outbound Products. AT&T Commercial Long Distance; AT&T CustomNet; AT&T ProWATS/Plan Q; AT&T Megacom; AT&T Uniplan; MCI Commercial Dial 1; MCI Prism Plus; MCI Preferred; MCI Vision (Switched Access); MCI Vision (Dedicated Access); MCI Prism I; Sprint Business Sense; Sprint Business Sense ($200 minimum usage required); Sprint Clarity "Most for Business"; Sprint Clarity (Dedicated Access); and Sprint UltraWATS.

          800 Service Products. AT&T Readyline; AT&T Starterline (Plan K); AT&T Megacom 800; AT&T Uniplan 800; MCI Business Line 800; MCI Preferred 800; MCI Vision 800; MCI 800; Sprint FONline 800; Sprint Business Sense ($0 commitment); Sprint Business Sense ($200 minimum usage required); Sprint Clarity 800; and Sprint Ultra 800.

     The Company's average telemanagement service contract has a 50-month term. The Company also offers other long distance rates to certain customers, based on the customers' particular needs. The Company believes that its method of computing long distance service rates is an important factor in attracting and retaining customers.

     The Company has developed the software that performs its long distance rating analysis. Like other Company software, it is designed around the customer rather than around a given product. The Company has also developed and installed state-of-the-art, "customer-focused" software for providing integrated telecommunications services. This software permits the Company to present its customers with one fully integrated monthly billing statement for local, long distance, 800, international and travel card services. The Company believes that its customer-focused software platform is an important element in the marketing of its telecommunications services and gives it a competitive advantage in the marketplace.

     The Company estimates that as of March 31, 1996, after 27 months of operations, it had a market share of approximately 16% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 10% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). As of March 31, 1996, the Company was providing, on a retail basis, approximately 41,000 lines in those markets, primarily to small and mid-sized business customers. Since beginning sales activities in January 1994, the Company has increased its revenue 367% from the sale of bundled local and long distance products from $4.6 million for the year ended December 31, 1994 to $21.5 million for the year ended December 31, 1995.

     SPECIAL ACCESS AND PRIVATE LINE SERVICES. The Company currently provides, on a private carrier basis, a wide range of special access and private line services to its interexchange carrier and end-user (including two cable television company) customers. These services include POP-to-POP special access, end user/interexchange carrier special access and private line services. POP-to-POP special access services provide telecommunications lines that link the points of presence ("POPs") of one interexchange carrier, or the POPs of different interexchange carriers, in a market, allowing these POPs to exchange telecommunications traffic for transport to final destinations. End user/interexchange carrier special access services provide telecommunications lines that connect an end user (such as a large business) to the local POP of its selected interexchange carrier. Private line services provide telecommunications lines that connect various locations of a customer's operation to transmit internal voice, video and/or data traffic.

     To provide these services, the Company offers various types of highly reliable fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide tailor-made solutions to meet its customers' needs. These lines include:

          DS-0. A dedicated line that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (one voice-grade equivalent circuit). This service offers a basic low-capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

          DS-1. A high-speed channel typically linking high volume customer locations to interexchange carriers or other customer locations. Used for voice transmissions as well as the interconnection of local area networks, DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 voice-grade equivalent circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

          DS-3. A very high-capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice-grade circuits. This is a digital service used by interexchange carriers for central office connections and by some large commercial users to link multiple sites.

     The Company's networks are designed to support this wide range of communications services, provide increased network reliability and reduce costs for its customers. The Company's network consists of fiber optic cables, which typically contain between 24 and 144 fiber strands, each of which is capable of providing many telecommunications circuits. A single pair of fibers on the Company's network can currently transmit 32,256 simultaneous voice conversations, whereas a typical pair of copper wires can currently carry a maximum of 24 digitized simultaneous voice conversations. The Company expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more capacity at relatively low incremental cost.

     NETWORK MAINTENANCE SERVICES. In 1990, the State of Iowa authorized construction of Parts I and II of the Iowa Communications Network. Parts I and II, which were completed in 1993 and are owned by the State of Iowa, provide fiber optic connections to over 100 classrooms or other meeting facilities in Iowa, and are used primarily for interactive distance learning, telemedicine and the State's own long distance telephone traffic. The Company maintains Parts I and II of the 2,900 miles of the Iowa Communications Network pursuant to the Iowa Communications Network Maintenance Contract. The Company's maintenance activities under the Iowa Communications Network Maintenance Contract are available on a 24-hour-per-day, 365-days-per-year basis, and consist of alarm monitoring, repair services (include splicing, digital circuit card replacement, cable relocation and circuit installation testing) and cable location services. The Iowa Communications Network Maintenance Contract expires in 2004.

     For its services under the Iowa Communications Network Maintenance Contract, the Company receives approximately $2.9 million per year, plus an additional amount based on an hourly rate for certain overtime, equipment and repair supervision activities. The Company's network maintenance activities are provided by a 42-member team headquartered on-site at the Iowa Communications Network network operations center, which is located at the STARC National Guard Armory in Des Moines, Iowa. The Company believes that the expertise in fiber optic maintenance developed through the maintenance of the Iowa Communications Network will provide significant advantages in maintenance of the Company's own network facilities. Because commercial telecommunications use of the Part I and II segments is forbidden, however, neither the Company nor any other telecommunications carrier may use the Part I and II capacity to provide telecommunications services to customers.

EXPANSION OF CERTAIN FACILITIES-BASED SERVICES

     The Company currently is constructing network that will enable it, upon receipt of all necessary regulatory approvals, to serve its end-user customers on a local switched basis as well as to serve other wireline and wireless carriers on a wholesale basis.

     The Company has leased and is currently testing a state-of-the-art high-capacity digital AT&T switch and plans to acquire additional switches in the future. Although the Company is not currently engaged in negotiations to acquire additional switches, such products are readily available from several suppliers, and the Company does not believe it will experience any difficulties or delays when it determines to acquire additional switches. It is anticipated that these switches will provide the switching platform for the local exchange switched telephone and long distance services to be offered by the Company. Given the size and regional concentration of the Company's markets, available technology and current cost structures, the Company plans ultimately to deploy a hubbed switching strategy, whereby one or more central switches would serve multiple markets via remote switching modules.

     In March 1995, the Iowa Utilities Board approved the Company's application for authorization to provide competitive switched local telephone service to business and residential customers in Cedar Rapids, Iowa. In April 1996, the Company received similar approval from the Illinois Commerce Commission to offer such service in Illinois cities other than in Chicago (which was not included in the Company's application). The Company intends to seek authorizations from the appropriate public utility commissions to provide similar services in other markets served by the Company.

     Although the Company has made no final determinations as to its target markets for facilities-based switched services, the Company intends initially to provide facilities-based switched services in Cedar Rapids, Des Moines, Waterloo, Cedar Falls, Dubuque, Sioux City, Council Bluffs, and Iowa City, Iowa and the Quad Cities of Iowa/Illinois (Davenport, Bettendorf, Rock Island and Moline), among other places. The Company plans to expand its facilities-based services to other cities as its network develops and its market penetration increases.

     For a detailed description of the expansion of the Company's fiber optic network, see "-- Network Facilities."

WIRELESS SERVICES

     The Company does not currently offer PCS or cellular services, and the Company has no specific plans to obtain PCS or other wireless licenses at this time, although the Company is considering participating in future FCC auctions of PCS licenses. The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional and wireless services become more diverse. The Company also believes that wireline and wireless markets are converging, and that providers of wireless services increasingly will offer, in addition to products that supplement a customer's landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming the customer's primary mode of communication. The Company anticipates that in the future there could potentially be eight wireless competitors in its current and/or target markets: two existing cellular providers and, in view of the ongoing PCS auctions for spectrum in these markets, as many as six additional PCS providers.

     As the wireline and wireless markets converge, the Company believes that it can identify opportunities to generate revenues from the wireless industry on both a wholesale and a retail basis. On a wholesale basis, these opportunities may include (i) leasing tower sites to wireless providers, (ii) switching wireless traffic through the Company's switching platform and (iii) transporting wireless traffic using the Company's fiber optic network to interconnect wireless providers' cell sites or to connect such sites to either the Company's switches or to switches of other providers of wireline services. In May 1996, the Company entered into an agreement with a paging company to provide access to several of the towers controlled by the Company. On a retail basis, the Company believes that it will be able to enter into "bundling/branding" arrangements with both cellular and PCS companies on favorable economic terms, and would also consider acquiring wireless licenses in its targeted markets if such opportunities become available on terms that the Company finds economically attractive. However, the Company has no current or pending negotiations, arrangements or agreements to acquire the ability to provide wireless services. See "Risk Factors -- Wireless Competition."

NETWORK FACILITIES

     As the incumbent local exchange carriers are compelled, by regulatory changes and competitive forces, to "unbundle" their network components and to permit resale of their products, the Company expects to be able to provide its customers with a full range of telecommunications services using a combination of its own network, the networks of the incumbent local exchange carriers and the networks of other competitive carriers.

     In April 1995, as part of its overall business strategy, the Company acquired from MidAmerican approximately 120 miles of fiber optic network through its acquisition of MWR. MWR is a competitive access provider which currently owns and operates approximately 145 miles of fiber optic network and offers special access and private line services to 73 large businesses, institutional customers and interexchange carriers, primarily in Des Moines, Iowa. As a result of this strategic acquisition, the Company believes that it is the only competitive access provider in the Des Moines market. The Company believes the already-installed MWR network is an important aspect of its efforts to become the first state wide integrated telecommunications provider.

     In 1995, the Iowa General Assembly passed legislation to extend the Iowa Communications Network to 543 more "endpoints" (which are usually located in schools or public libraries) throughout the state (the "Part III segments"). The majority of these fiber optics links, unlike Parts I and II of the Iowa Communications Network, are not to be owned by the State of Iowa, but are to be leased from a private entity, such as the Company. As a result of public bidding, the Company has the right to build and then lease capacity to the State of Iowa on 265 of such segments. Under its lease agreements with the State, the Company is currently constructing a "fiber-rich" broadband network, on which the State of Iowa has agreed to lease one DS-3 circuit for a period of seven years for a total aggregate lease cost of approximately $30.5 million. Upon completion of installation of each segment, the leases provide that the State of Iowa will make a one-time up-front lease payment to the Company for the capacity, with nominal monthly lease payments thereafter. At the end of a seven-year period, the leases may be extended, upon terms to be mutually agreed upon. During the term of the leases, the State may order additional DS-3 circuits at a mutually agreed upon price.

     The Company has reached agreements with its electric utility stockholders (MidAmerican and IES) that allow the Company to make use of those utilities' underground conduits, distribution poles, transmission towers and building entrances in exchange for rights by such stockholders to use certain capacity on the Company's network. These agreements give the Company access to rights-of-way in Iowa and in certain portions of Illinois for installation of the Company's networks. The Company's access to these rights-of-way are expected to have a significant positive impact on the Company's capital costs for network construction and the speed with which the Company can construct its network. The Company believes that its strategic relationships with its electric utility stockholders give it a significant competitive advantage.

     Concurrently with construction of the Part III segments, the Company is also installing low-cost network facilities that are expected to form a series of fiber optic "self-healing rings" intended to enable the Company to provide facilities-based local and long distance service to most significant cities and towns in Iowa. Thus, the Company believes it is well positioned to become the first facilities-based state-wide integrated provider of competitive telecommunications services in the Midwest.

     The Company expects to build a total of 6,000 route miles of fiber in the next five years. Approximately two-thirds of this fiber capacity will be in the State of Iowa, with the balance built throughout the Company's other target markets. The Company will decide to begin construction of fiber in a market based on various economic factors, including: (i) the number of its customers in a market, (ii) the anticipated operating cost savings associated with such construction and (iii) any strategic relationships with owners of existing infrastructure (e.g., utilities and cable operators).

SALES AND MARKETING

     Marketing of the Company's telemanagement services is handled by a sales and marketing group which, as of March 31, 1996, included 108 direct sales personnel located both at the Company's headquarters in Cedar Rapids and in 27 branch sales offices. The Company's sales force is trained to emphasize the Company's customer-focused sales and customer service efforts. The sales employees make personal calls to prospective and existing customers, conduct analyses of customers' call usage histories, and demonstrate that the Company's software systems will rate the customers' calls by comparison to the lowest cost plan of the most popular business calling plans offered by AT&T, MCI and Sprint.

     The Company estimates that as of March 31, 1996, after 27 months of operations, it had a market share of approximately 16% of business local telephone lines in its Iowa markets (based on 1994 market data) and a market share of approximately 10% of business local telephone lines in its Illinois markets (based on 1994 Iowa market data, assuming that the Company's Illinois markets are substantially similar to the Company's Iowa markets). As of March 31, 1996, the Company was providing, on a retail basis, approximately 41,000 lines in those markets, primarily to small and medium-sized business customers. Since beginning sales activities in January 1994, the Company has increased its revenues 367% from the sale of bundled local and long distance products from $4.6 million for the year ended December 31, 1994 to $21.5 million for the year ended December 31, 1995.

     The Company also emphasizes its 24-hours-per-day, 365-days-per-year customer service center, which a customer may call with any question or problem regarding the Company's services. The Company's employees answer customer service calls directly rather than requiring customers to use an automated queried message system. The Company believes that its emphasis on a "single point of contact" for meeting the customer's telecommunications needs, as well as its ability to provide one bill for both local and long distance service, is very appealing to its prospective customers.

     To date, the Company has directed its telemanagement sales efforts primarily toward small and medium-sized businesses. The Company has recently begun marketing its telemanagement services to residential users through the use of telemarketers. As of March 31, 1996, each of the Company's end-user customers had, on average, slightly more than four telecommunications lines and expended approximately $300 per month, in aggregate, on local and long distance services.

     Sales and marketing of the Company's competitive access services are handled by a six-member sales staff located in Des Moines and Cedar Rapids. These sales people work closely with the Company's network engineers to design and market special access and private line services.

     In 1996 and 1997, the Company expects to expand its local and long distance sales and marketing efforts into Minnesota, Wisconsin and South Dakota and continue its expansion in Iowa and Illinois. However, the Telecommunications Act also provides local exchange carriers, particularly the Regional Bell Operating Companies, with new competitive opportunities and with increased pricing flexibility.

COMPETITION

     The telecommunications industry is highly competitive. The Company faces intense competition from local exchange carriers, including the Regional Bell Operating Companies (primarily U S WEST and Ameritech) and the General Telephone Operating Companies, which currently dominate their local telecommunications markets. The Company also competes with long distance carriers in the provision of long distance services. The long distance market is dominated by three major competitors, AT&T, MCI and Sprint. Hundreds of other companies also compete in the long distance marketplace. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers, wireless telecommunications providers, teleports and private networks owned by large end-users. In addition, the Company competes with equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company. See "Risk Factors -- Wireline Competition."

     The Company believes that the Telecommunications Act and other state legislative initiatives and developments in Illinois, Iowa and other states within the Company's target markets, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that the Regional Bell Operating Companies permit entities such as the Company to interconnect to the existing telephone network, to purchase, at cost-based rates, access to unbundled network elements, to enjoy dialing parity, to access rights-of-way and to resell services offered by the incumbent local exchange carriers. However, incumbent local exchange carriers also have new competitive opportunities. The Telecommunications Act removes previous restrictions concerning the provision of long distance service by the Regional Bell Operating Companies and also provides them with increased pricing flexibility. Under the Telecommunications Act, the Regional Bell Operating Companies will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including management's prior experience in the competitive telecommunications industry and the Company's emphasis on marketing (primarily using a direct sales force) and on responsive customer service. However, there can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company. The Telecommunications Act provides that rates charged by incumbent local exchange carriers for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent local exchange carriers, particularly the Regional Bell Operating Companies, charge alternative providers such as the Company unreasonably high fees for interconnection to the local exchange carriers' networks, significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage. See "Risk Factors -- Regulation" and "-- Regulation."

     The Company believes that there are currently no other competitive access providers operating or building networks in any of the Company's current markets. Based on management's experience, the initial market entrant with an operational fiber optic competitive access provider network generally enjoys a competitive advantage over other competitive access providers that later attempt to enter the market, because it has the first opportunity to contact customers who are willing to switch from the local exchange carrier serving the market.

     Competition for local and access telecommunications services is based principally on price, quality, network reliability, customer service and service features. The Company believes that its management expertise allows it to compete effectively with the incumbent local exchange carriers.

The Company generally offers its customers local exchange services at prices that are substantially similar to the established retail local exchange carrier rates for basic business service, while generally providing enhanced calling features and a higher level of customer service. Long distance rates ensure that each customer receives the lowest rate charged under the most popular pricing plans of the major long distance carriers. The Company's fiber optic networks will provide both diverse access routing and redundant electronics, design features not widely deployed by the local exchange carriers' networks.

REGULATION

     OVERVIEW. The Company's services are subject to federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain some jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate common carrier communications. Local governments may require the Company to obtain licenses, permits or franchises regulating use of public rights-of-way necessary to install and operate its networks.

     The Company, through its wholly owned subsidiary McLeod Telemanagement, holds various federal and state regulatory authorizations and often joins other industry members in seeking regulatory reform at the federal and state levels to open additional telecommunications markets to competition.

     The Company, through its wholly owned subsidiary MWR, provides certain competitive access services as a private carrier on a non-regulated basis. In general, a private carrier is one that provides service to customers on an individually negotiated contractual basis, as opposed to a common carrier that provides service to the public on the basis of generally available rates, terms, and conditions. The Company believes that MWR's private carrier status is consistent with applicable federal and state laws, as well as regulatory decisions interpreting and implementing those laws as of the date of this Prospectus. Should such laws and/or regulatory interpretations change in the future to reclassify MWR's regulatory status, whether as a result of passage of the Telecommunications Act or other regulatory developments, the Company believes that compliance with such reclassification would not have a material adverse effect on the Company.

     FEDERAL REGULATION. The Telecommunications Act became effective February 8, 1996. The Telecommunications Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service. Subject to this limitation, however, the state and local governments retain most of their existing regulatory authority. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. Some smaller telephone companies may seek suspension or modification of these duties, and some companies serving rural areas are exempt from these duties. Some duties are also imposed on non-incumbent local exchange carriers, such as the Company. The duties created by the Telecommunications Act include the following:

     Reciprocal              Requires all local exchange carriers to complete
     Compensation            calls originated by competing carriers under
                             reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

     Resale Requires all local exchange carriers to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local exchange carriers are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local carrier in the wholesale offering.

     Interconnection         Requires incumbent local exchange carriers to
                             permit their competitors to interconnect with their facilities at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, physical collocation of the requesting carrier's equipment in the incumbent local exchange carrier's premises must be offered, except where the incumbent local exchange carrier can demonstrate space limitations or other technical impediments to collocation.

     Unbundled Access        Requires incumbent local exchange carriers to
                             provide nondiscriminatory access to unbundled network elements (including network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

     Number Portability      Requires all local exchange carriers to permit
                             users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     Dialing Parity          Requires all local exchange carriers to provide
                             "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.


     Access to               Requires all local exchange carriers to permit
     Rights-of-Way           competing carriers access to poles, ducts, conduits
                             and rights-of-way at regulated prices.

     Incumbent local exchange carriers are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission.

     The Telecommunications Act also eliminates previous prohibitions on the provision of interLATA long distance services by the Regional Bell Operating Companies and the General Telephone Operating Companies. The Regional Bell Operating Companies are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. Under the Telecommunications Act, the Regional Bell Operating Companies will be allowed to provide long distance service within the regions in which they also provide local exchange service ("in-region service") upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. The General Telephone Operating Companies are permitted to enter the long distance market without regard to limitations by region, although regulatory approvals otherwise applicable to the provision of long distance service will need to be obtained. The General Telephone Operating Companies are also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers.

     The Telecommunications Act imposes certain restrictions on the Regional Bell Operating Companies in connection with the Regional Bell Operating Companies' entry into long distance services. Among other things, the Regional Bell Operating Companies must pursue such activities only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The Regional Bell Operating Companies are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the Regional Bell Operating Company must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of the nation's presubscribed long distance access lines are also restricted, under certain conditions, from packaging their long distance services and local services provided over Regional Bell Operating Company facilities. These restrictions do not, however, apply to the Company because it does not serve more than 5% of the nation's presubscribed access lines.

     Prior to passage of the Telecommunications Act, the FCC had already established different levels of regulations for dominant and non-dominant carriers. For domestic common carrier telecommunications regulation, large local exchange carriers and the Regional Bell Operating Companies are currently considered dominant carriers for the provision of interstate access services, while other interstate service providers, such as the Company, are considered non-dominant carriers. The FCC has recently proposed that the Regional Bell Operating Companies offering out-of-region interstate long distance services be regulated as non-dominant carriers, as long as such services are offered by an affiliate of the Regional Bell Operating Company that complies with certain structural separation requirements. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than non-dominant carriers.

     As a non-dominant carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, although FCC authorization is required for the provision of international telecommunications by non-dominant carriers. Services of non-dominant carriers are subject to relatively limited regulation by the FCC. Non-dominant carriers currently are required to file tariffs listing the rates, terms and conditions of interstate and international services provided by the carrier. Periodic reports concerning the carrier's interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. The Company must offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint procedures. Pursuant to these FCC requirements, the Company's subsidiary, McLeod Telemanagement, has filed and maintains with the FCC a tariff for its interstate and international services. All of the interstate and international retail "basic" services (as defined by the FCC) provided by the Company (through such subsidiary) and the rates charged for those services are described therein. McLeod Telemanagement also has obtained FCC authority to provide international services.

     On March 21, 1996, the FCC initiated a rulemaking proceeding in which it proposed to eliminate the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's proposed rules are pursuant to authority granted to the FCC in the Telecommunications Act to "forebear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. The FCC also requested public comment on whether any other regulations currently imposed on non-dominant carriers also should be eliminated pursuant to the FCC's "forebearance" authority. It is not known when the FCC will take final action on this proposal.

     The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority to generally condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws and/or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

     The Company does not currently hold any radio licenses issued by the FCC, although FCC radio licenses may be acquired in the future in connection with the provision of wireless services. In general, applications for FCC radio licenses may be denied, and in extreme cases radio licenses may be revoked after grant, if the FCC finds that an entity lacks the requisite "character" qualification to be a licensee. In making that determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving, among other things, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition.

     Under the Telecommunications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier radio licensee; or more than 25% of the parent of a common carrier radio licensee if the FCC determines that the public interest would be served by prohibiting such ownership. If the Company acquires or is granted FCC radio licenses in the future, the Company will be required to comply with these foreign ownership restrictions. In addition, the FCC has imposed reporting requirements with respect to foreign affiliations between U.S. international and foreign telecommunications carriers, as well as reports of certain investments by other foreign entities. Depending on the particular foreign affiliate and its "home" market, the FCC may limit the size of the foreign affiliate's investment in the U.S. carrier or subject the U.S. carrier to dominant carrier regulation on one or more international routes. The Company's subsidiary, McLeod Telemanagement, holds FCC authority to provide international services, and therefore is subject to the FCC's rules on foreign affiliations.

     Failure to comply with statutory requirements on foreign ownership of radio licenses, or with the FCC's foreign affiliation reporting requirements, may result in the FCC issuing an order to the entity requiring divestiture of alien ownership to bring the entity into compliance with the Telecommunications Act and the FCC's rules. In addition, fines, a denial of renewal or revocation of radio licenses are possible. The Restated Certificate permits the Board to redeem any of the Company's capital stock from stockholders to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental authority. The Company has no knowledge of any present alien ownership or affiliation with foreign telecommunications carriers in violation of the Telecommunications Act or the FCC's rules. See "Description of Capital Stock-- Certain Charter and Statutory Provisions."

     The FCC, through the Interconnection Decisions, has ordered the Regional Bell Operating Companies and all but one of the other local exchange carriers having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection to local exchange carrier central offices to any competitive access provider, interexchange carrier or end user seeking such interconnection for the provision of interstate access services. As a result, the Company is able to reach most business customers in its metropolitan service areas and can expand its potential customer base. The FCC has imposed mandatory virtual collocation obligations on the local exchange carriers. Virtual collocation is a service in which the local exchange carrier leases or purchases equipment designated by the interconnector and exerts complete physical control over this equipment, including central office installation, maintenance and repair. Certain local exchange carriers have pending requests for judicial review of the FCC's mandatory virtual collocation requirement. In addition, some local exchange carriers have voluntarily filed tariffs making "physical collocation" available, enabling the interconnector to place its equipment in the local exchange carriers central office space. As noted above, the Telecommunications Act now requires most incumbent local exchange companies to offer physical collocation. Subsequent to the enactment of the Telecommunications Act, the FCC has begun a series of expedited rulemaking proceedings to implement the requirements of the Telecommunications Act concerning interconnection with local exchange carrier facilities and other essential terms of the relationships between competing local carriers.

     When ordering interconnection, the FCC granted local exchange carriers additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. The Company anticipates that the FCC will grant local exchange carriers increasing pricing flexibility as the number of interconnections and competitors increases. In a concurrent proceeding, the FCC enacted interim pricing rules that restructure local exchange carrier switched transport rates in order to facilitate competition for switched access.

     STATE REGULATION. McLeod Telemanagement, the Company's subsidiary that provides intrastate common carrier services, is also subject to various state laws and regulations. Most public utilities commissions subject providers such as the Company to some form of certification requirement, which requires providers to obtain authority from the state public utilities commission prior to the initiation of service. In most states, including Iowa and Illinois, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

     The Company, through McLeod Telemanagement, currently holds certificates to offer local services through partitioning U S WEST switches in Iowa and Ameritech switches in Illinois, has long distance authority in Iowa and Illinois and has tariffs on file in these states, as necessary, governing the provision of local and intrastate long distance services. In March 1995 and April 1996, respectively, the Company received state regulatory approval in Iowa and in Illinois to offer local switched services in Cedar Rapids, Iowa and in Illinois cities other than Chicago. The Company intends to seek regulatory approval to provide such services in other cities and towns in Iowa and other states targeted by the Company in the Midwest when the economic terms of interconnection with the incumbent local exchange carrier make the provision of local switched services cost-effective. See "-- Expansion of Certain Facilities-based Services." In addition, the Company holds a certificate to provide local exchange and long distance services in North Dakota, although the Company does not currently plan to begin service in North Dakota in the near future. The Company also holds a certificate to offer long distance service in Nebraska and has an application to provide long distance service pending before the Missouri Public Service Commission. The Company also has applications pending before the Minnesota, Wisconsin and South Dakota Public Utilities Commissions for local and long distance operating authority. In addition, on April 24, 1996, the Iowa Utilities Board issued an order indicating it would approve the Company's application for authority to resell all U S WEST services within the geographic area served by U S WEST in Iowa, subject to a requirement that the Company file certain additional documentation regarding the Company's intended service territory. The Company has filed additional material with the Iowa Utilities Board in response to this order. The Company may also apply for authority to provide services in other states in the future. While the Company expects and intends to obtain necessary operating authority in each jurisdiction where it intends to operate, there can be no assurance that each jurisdiction will grant the Company's request for authority.

     Although the Telecommunications Act preempts the ability of states to forbid local service competition, it is so recently enacted that certain public utilities commissions, such as Nebraska and Missouri, where the legality of such competition was previously uncertain, have not yet taken regulatory or statutory actions to comply with the Telecommunications Act. Furthermore, the Telecommunications Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. In the last several years, Iowa, Illinois, Minnesota and Wisconsin have enacted broad changes in those states' telecommunications laws that authorize the entry of competitive local exchange carriers and provide for new regulations to promote competition in local and other intrastate telecommunications services.

     The Company believes that, as the degree of intrastate competition increases, the states will offer the local exchange carriers increasing pricing flexibility. This flexibility may present the local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing incumbent local exchange carriers to offer competitive services at prices below the cost of providing the service. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     LOCAL GOVERNMENT AUTHORIZATIONS. The Company is required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic networks using municipal rights-of-way. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There can be no assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, the local exchange carriers do not pay such franchise fees or pay fees that are substantially less than those required to be paid by the Company. To the extent that competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage. Termination of the existing franchise or license agreements prior to their expiration dates or a failure to renew the franchise or license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company.

EMPLOYEES

     As of March 31, 1996, the Company employed a total of 462 individuals full time. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are good.

PROPERTY

     The Company leases offices and space in a number of locations, primarily for sales offices and network equipment installations. In addition, the Company owns 88 acres of undeveloped farm and forest land in southern Cedar Rapids, Iowa. The Company's headquarters is housed in 55,000 square feet of office space in Cedar Rapids, Iowa, under a lease expiring in March 2001.

LEGAL PROCEEDINGS

     The Company is not aware of any material litigation against the Company. The Company is involved in numerous regulatory proceedings before various public utilities commissions, particularly the Iowa Utilities Board, as well as before the FCC. The Company and Clark E. McLeod are also plaintiffs in a civil action, instituted in the Iowa District Court for Linn County on September 19, 1994, seeking actual and punitive damages, and alleging that the defendants, Iowa Network Services, Inc. ("INS") and William P. Bagley, the general manager of INS, engaged in libel and other tortious acts against Clark E. McLeod, the Company and its wholly owned subsidiaries, through the publication and wide circulation of a "Letter to the Editor" sent to a number of newspapers and others in August 1994 regarding, among other things, the Company's business dealings with the State of Iowa. The lawsuit has been set for trial in February 1997. See "Management -- Compensation Committee Interlocks and Insider Participation."

     The Company is dependent on the Regional Bell Operating Companies for provision of its local and certain of its long distance services. U S WEST and Ameritech are currently the Company's sole suppliers of access to local central office switches. The Company uses such access to partition the local switch and provide local service to its customers.

     The Company purchases access in the form of a product generally known as "Centrex." Without such access, the Company could not currently provide bundled local and long distance services, although it could provide stand-alone long distance service. Since the Company believes its ability to offer bundled local and long distance services is critical to its current sales efforts, any successful effort by U S WEST or Ameritech to deny or substantially limit the Company's access to partitioned switches would have a material adverse effect on the Company.


     On February 5, 1996, U S WEST filed tariffs and other notices announcing its intention to limit future Centrex access to its switches by Centrex customers (including the Company) throughout U S WEST's fourteen-state service region, effective February 5, 1996. Although U S WEST stated that it would "grandfather" existing Centrex agreements with the Company and permit the Company to continue to use U S WEST's central office switches through April 29, 2005, it also indicated that it would not permit the Company to expand to new cities and would severely limit the number of new lines it would permit the Company to partition onto U S WEST's portion of the switches in cities currently served by the Company. Because of U S WEST's commitment to "grandfather" service to the Company, the Company does not believe its current customers are at risk that service will be interrupted. The Company has challenged, or is challenging, the U S WEST Centrex Action before the public utilities commissions in each of the states served by U S WEST where the Company is doing business or currently plans to do business. The Company based such challenges on various state and federal laws, regulations and regulatory policies, including Sections 251(b)(1) and 251(c)(4)(B) of the Telecommunications Act, which the Company believes impose upon the Regional Bell Operating Companies the duty not to prohibit, and not to impose unreasonable or discriminatory conditions or limitations on, the resale of their telecommunications services, and Section 251(c)(4)(A) of the Telecommunications Act, which the Company believes obligates the Regional Bell Operating Companies to offer for resale at wholesale rates any telephone communications services that are provided at retail to subscribers who are not telecommunications carriers. Additional statutes cited in the Company's challenges include provisions of the laws of Iowa, Minnesota and Colorado, which the Company believes prohibit restrictions on the resale of local exchange services, functions or capabilities; prohibit local exchange carriers from refusing access by other carriers to essential facilities on the same terms and conditions as the local exchange carrier provides to itself; and prohibit the provision of carrier services pursuant to rates, terms and conditions that are unreasonably discriminatory.


     In Iowa, the Company filed a complaint with the Iowa Utilities Board against U S WEST's actions and was granted interim relief on an ex parte basis that allowed the Company to continue to expand to new cities and expand the number of new lines partitioned onto U S WEST's switches. Subsequent to the grant of interim relief, the Company on March 18, 1996 agreed to a settlement agreement with U S WEST that permits the Company to continue to expand, without restrictions, the number of new lines it serves in Iowa through March 18, 2001. In addition, the settlement agreement provides that the Company may expand to seven new markets (central offices) in Iowa per year through March 18, 2001. As a result of the settlement agreement, the Company has withdrawn its complaint before the Iowa Utilities Board. The Iowa Utilities Board may seek to review the settlement agreement (although it has not indicated that it will do so), but the Company expects that the settlement agreement will be approved if such review is undertaken by the Iowa Utilities Board. In the event that the Iowa Utilities Board refused to approve the settlement agreement, the Company would retain the right to challenge the U S WEST Centrex Action on its merits; however, any such refusal could materially adversely affect the Company's expansion plans and prospects in Iowa pending a final decision by the Iowa Utilities Board. Additionally, because MCI, AT&T and others have also challenged U S WEST's action, the Iowa Utilities Board is continuing to review the U S WEST Centrex Action.

     Other telecommunication firms also have challenged the U S WEST Centrex Action in each of the other states where U S WEST engages in local telephone service. Oregon and Minnesota have rejected outright the tariffs filed by U S WEST. Such a rejection may preclude U S WEST from withdrawing the Centrex capability in such states, because the Telecommunications Act (which was enacted into law three days after the original U S WEST tariff filings purporting to withdraw/restrict the service were filed in Iowa and the other thirteen states) requires U S WEST to permit resale of its services, including its Centrex service, without unreasonable restrictions or conditions. Nevertheless, on April 30, 1996, U S WEST refiled its proposed limitations on Centrex service in Minnesota, proposing to "grandfather" the service to existing customers as of July 9, 1996. The Company opposed this filing in a letter to the Minnesota Public Utilities Commission on May 20, 1996. On May 21, 1996, the Minnesota Public Utilities Commission voted to suspend the new U S WEST filing and schedule a contested-case proceeding to consider it. No procedural schedule has yet been set in the case.


     No settlements or other resolutions have yet been effected with respect to the Company's challenge to the U S WEST Centrex Action in states other than Iowa or Minnesota. There can be no assurance that the Company will succeed in its legal challenges to U S WEST's action, or that this action by U S WEST, or similar actions by other Regional Bell Operating Companies, will not have a material adverse effect on the Company. See "-- Competition" and "Risk
Factors -- Dependence on Regional Bell Operating Companies."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are listed below. The Board currently consists of seven directors, divided into three classes of directors serving staggered three-year terms. The Company intends to expand the Board to nine directors pursuant to an Investors' Agreement with certain principal stockholders. See "-- Stockholders' Agreements." Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of stockholders. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of stockholders. The ages of the persons set forth below are as of March 31, 1996.

             NAME               AGE        POSITION(S) WITH COMPANY        TERM AS DIRECTOR EXPIRES
- ------------------------------  ---     -------------------------------    ------------------------
Clark E. McLeod...............  49      Chairman, Chief Executive                    1997
                                        Officer and Director
Stephen C. Gray...............  37      President, Chief Operating                   1999
                                        Officer and Director
James L. Cram.................  52      Chief Accounting Officer and                 1998
                                        Director
Blake O. Fisher, Jr...........  52      Chief Financial Officer and
                                        Treasurer
Kirk E. Kaalberg..............  36      Senior Vice President, Network
                                        Design and Development
Casey D. Mahon................  44      Senior Vice President, General
                                        Counsel and Secretary
Stephen K. Brandenburg........  43      Senior Vice President,
                                        Intelligent Technologies and
                                        Systems
Thomas M. Parvin..............  57      Senior Vice President,
                                        Operations
David M. Boatner..............  47      Senior Vice President, Sales
                                        and Marketing
Russell E. Christiansen(1)....  60      Director                                     1998
Thomas M. Collins(1)..........  68      Director                                     1998
Paul D. Rhines(2).............  52      Director                                     1999
Lee Liu(2)....................  63      Director                                     1997

- ---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Clark E. McLeod. Mr. McLeod founded the Company and has served as Chairman, Chief Executive Officer and a director of the Company since its inception in June 1991. His previous business venture, Teleconnect, an Iowa-based long distance telecommunications company, was founded in January 1980. Mr. McLeod served as Chairman and Chief Executive Officer of Teleconnect from January 1980 to December 1988, and from December 1988 to August 1990, he served as President of Telecom*USA, the successor to Teleconnect following its merger with SouthernNet, Inc. in December 1988. By 1990, Telecom*USA had become America's fourth largest long distance telecommunications company with nearly 6,000 employees. MCI purchased Telecom*USA in August 1990 for $1.25 billion.

     Stephen C. Gray. Mr. Gray has been Chief Operating Officer of the Company since September 1992, President since October 1994 and a director since April 1993. Prior to joining the Company, Mr. Gray served from August 1990 to September 1992 as Vice President of Business Services at MCI, where he was responsible for MCI's local access strategy and for marketing and sales support of the Business Markets division. From February 1988 to August 1990, he served as Senior Vice President of National Accounts and Carrier Services for Telecom*USA, where his responsibilities included sales, marketing, key contract negotiations and strategic acquisitions and combinations. Prior to joining Telecom*USA, from September 1986 to February 1988, Mr. Gray held a variety of management positions with Williams Telecommunications Company, a long distance telephone company. From August 1983 to September 1986, Mr. Gray held a variety of management positions with Clay Desta Communications, Inc., a long distance company.

     James L. Cram. Mr. Cram has served as Chief Accounting Officer of the Company since February 1996 and as a director since April 1993. From June 1991 to February 1996, he served as Chief Financial Officer and Treasurer of the Company. From August 1990 to May 1991, Mr. Cram acted as a private financial consultant. From December 1987 to August 1990, he served as Executive Vice President of Finance of Long Distance Operations, Central Division of Telecom*USA. From 1982 to December 1987, he served as Vice President, Chief Financial Officer and Treasurer of Teleconnect. Prior to joining Teleconnect, Mr. Cram served from 1973 to 1982 in various management positions with HawkBilt Company, a farm equipment manufacturer, including Controller, Treasurer and General Manager.

     Blake O. Fisher, Jr. Mr. Fisher joined the Company as Chief Financial Officer and Treasurer in February 1996 and served on the Board from April 1993 to February 1996. He served as Executive Vice President and Chief Financial Officer of IES, a diversified electric utility holding company, from January 1991 to February 1996, during which period he was one of IES' nominees to the Board. Mr. Fisher also served as President of IES Utilities Inc. from February 1995 to February 1996. Prior to joining IES, Mr. Fisher held a variety of management positions with Consumers Power Company, an electric utility, including Vice President of Finance and Treasurer.

     Kirk E. Kaalberg. Mr. Kaalberg has served since March 1994 as the Company's Senior Vice President, Network Design and Development where he is responsible for the maintenance of the Iowa Communications Network and the design and development of the Company's network and switching platforms. From January 1992 to February 1994, he served as Vice President of the Company. From August 1990 to January 1992, Mr. Kaalberg served as a senior manager of MCI, where he managed a 175-person conference calling, financial and operations group. From August 1987 to August 1990, Mr. Kaalberg was an employee of Teleconnect and its successor, Telecom*USA, where he was responsible for business planning and management information systems project prioritization. From 1983 to 1987, he held a variety of product management positions with Banks of Iowa, Computer Services, Inc., a computer services company, and Source Data Systems, a software company.

     Casey D. Mahon. Ms. Mahon is responsible for the legal and regulatory affairs of the Company, which she joined in June 1993 as General Counsel. Ms. Mahon has served as Senior Vice President of the Company since February 1996 and as the Company's Secretary since July 1993. Prior to joining the Company, she was engaged in the private practice of law, with emphasis on telecommunications, regulatory and corporate law. From August 1990 to December 1990, she served as Vice President of Corporate Affairs at MCI, where she assisted in transitional matters relating to MCI's purchase of Telecom*USA. From March 1986 to August 1990, Ms. Mahon served as Senior Vice President, General Counsel and Secretary of Teleconnect and its successor, Telecom*USA. From 1977 to 1986, Ms. Mahon served in various legal, financial and faculty positions at the University of Iowa.

     Stephen K. Brandenburg. Mr. Brandenburg has served since June 1995 as Senior Vice President, Intelligent Technologies and Systems of the Company, where he is responsible for the design and deployment of the Company's internal computing systems and operations. Prior to joining the Company, Mr. Brandenburg served from August 1990 to June 1995 as Vice President, Revenue Management Systems at MCI, where he was responsible for MCI's 1,400 person business markets traffic/call processing, order/entry, billing and calling card operations. From 1987 to August 1990, he served as Senior Vice President of Information Systems at Teleconnect and its successor, Telecom*USA. Prior to joining Teleconnect, Mr. Brandenburg held a variety of information systems positions with academic medical centers, including the Mayo Medical Clinic and the University of Wisconsin.

     Thomas M. Parvin. Mr. Parvin joined the Company as Senior Vice President, Operations in February 1996. From July 1995 to February 1996, Mr. Parvin served as Vice President, Service Operations of Brooks Fiber Properties, Inc., a competitive access provider. From August 1990 to July 1995, he served as Director of Operations of MCI, with responsibility for the installation, maintenance and operations of MCI's network facilities within a nine-state region of the Midwest. From July 1988 to August 1990, Mr. Parvin served as Senior Vice President of Operations of Teleconnect and its successor, Telecom*USA. Prior to joining Teleconnect, Mr. Parvin held a variety of positions with various telecommunications companies, including LDX Net, AT&T and Southwestern Bell.

     David M. Boatner. Mr. Boatner has served as Senior Vice President, Sales and Marketing of the Company since February 1996. Prior to joining the Company, Mr. Boatner served from February 1995 to February 1996 as Regional Vice President of Sales of WorldCom, Inc., a long distance telecommunications company, where he was responsible for sales in the central and southwest regions of the United States. From May 1989 to January 1995, Mr. Boatner served as Vice President for Commercial Sales of WilTel, Inc., a long distance telecommunications company which was acquired by WorldCom, Inc. in January 1995. Prior to joining WilTel, Inc., Mr. Boatner held a variety of positions at AT&T and its Bell operating subsidiaries.

     Russell E. Christiansen. Mr. Christiansen has been a director of the Company since June 1995, during which time he has been MidAmerican's nominee to the Board. Since June 1995, he has also been Chairman and Chairman of the Office of the Chief Executive Officer of MidAmerican. Mr. Christiansen has been a director of MidAmerican and its predecessors since 1983. He served as Chairman and Chief Executive Officer of Midwest Resources Inc., the predecessor to MidAmerican, from October 1992 to June 1995, President from 1990 to 1995 and Vice Chairman and Chief Operating Officer from November 1990 to 1992. Mr. Christiansen is also a director of Norwest Bank Iowa N.A., a financial institution.

     Thomas M. Collins. Mr. Collins has been a director of the Company since April 1993. Mr. Collins is Chairman of Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, where he has practiced law since 1952. Mr. Collins was a director of Teleconnect and its successor, Telecom*USA, from December 1988 to August 1990. He is also a director of APAC TeleServices, Inc., a telemarketing company.

     Lee Liu. Mr. Liu has been a director of the Company since April 1993, during which time he has been one of IES' nominees to the Board. Mr. Liu has served since July 1993 as Chairman of IES. He has also served as President and Chief Executive Officer of IES since July 1991. From May 1986 to July 1991, Mr. Liu was Chairman, Chief Executive Officer and President of the predecessor to IES. Mr. Liu has worked for IES since 1957. Mr. Liu is also a director of Hon Industries, an office furniture manufacturing company, Eastman Chemical Company, a chemical company and the Principal Financial Group, a financial services company.

     Paul D. Rhines. Mr. Rhines has been a director of the Company since April 1993, during which time he has been the nominee of Allsop Venture Partners III, L.P. ("Allsop") to the Board. He is a founder and a general partner of R.W. Allsop and Associates, L.P., R.W. Allsop and Associates II Limited Partnership and Allsop, three venture capital limited partnerships established in Cedar Rapids, Iowa, in 1981, 1983 and 1987, respectively. He has served since 1987 as a general partner of Mark Venture Partners, L.P., a venture capital limited partnership. He has also served since 1980 as Executive Vice President and a director of RWA, Inc., a venture capital management firm. Mr. Rhines was a director of Teleconnect and its successor, Telecom*USA from 1982 to 1990. He is also a director of American Safety Razor Company, a consumer product manufacturing company.

STOCKHOLDERS' AGREEMENTS

     The Company and certain of its stockholders are parties to a Shareholders' Agreement and an Investment Agreement (the "Prior Stockholders' Agreements"), in each case dated April 1, 1993, as amended, pursuant to which such stockholders have agreed to vote their Common Stock so as to elect one director selected by Allsop, two directors selected by IES (four directors selected by IES if there are any shares of Class A Preferred Stock outstanding, none of which is currently outstanding), one director selected by Clark E. McLeod, one director and one "observor Board member" selected by MidAmerican, and three directors selected together by such stockholders. Of the current directors, Mr. Rhines was selected by Allsop, Mr. Liu was selected by IES (and the other director position to be selected by IES is vacant), Mr. McLeod is himself a director, Mr. Christiansen is the director selected by MidAmerican (and the "observor Board member" position is vacant), and Messrs. Collins, Cram and Gray were selected by such stockholders together. The Prior Stockholders' Agreements also contain other provisions, including (without limitation) certain transfer restrictions, rights of first refusal, preemptive rights and registration rights.


     The Company has entered into an agreement (the "Investor Agreement") with IES, MidAmerican and Clark E. and Mary E. McLeod (collectively, the "Investor Stockholders") and certain other stockholders, pursuant to which the Prior Stockholders' Agreements will be terminated as of the effective date of the Registration Statement of which this Prospectus forms a part (provided that such effectiveness occurs on or before December 31, 1996 and the aggregate offering price with respect to the Offering is expected to be at least $50 million). In addition, the Investor Agreement provides that each Investor Stockholder, for so long as such Investor Stockholder owns at least 10% of the outstanding capital stock of the Company, shall vote such Investor Stockholder's stock and take all action within its power to (i) establish the size of the Board at nine directors; (ii) cause to be elected to the Board one director designated by IES (for so long as IES owns at least 10% of the outstanding capital stock of the Company); (iii) cause to be elected to the Board one director designated by MidAmerican (for so long as MidAmerican owns at least 10% of the outstanding capital stock of the Company); (iv) cause to be elected to the Board three directors who are executive officers of the Company designated by Clark E. McLeod (for so long as Clark E. and Mary E. McLeod collectively own at least 10% of the outstanding capital stock of the Company); and (v) cause to be elected to the Board four independent directors nominated by the Board. The Investor Agreement also provides that, for a period ending in March 1999 and subject to certain exceptions, each of IES and MidAmerican will refrain from acquiring, or agreeing or seeking to acquire, beneficial ownership of any securities issued by the Company. In addition, the Investor Agreement provides that, for a two-year period commencing on the effective date of this Prospectus, no Investor Stockholder will sell or otherwise dispose of any equity securities of the Company without the consent of the Board.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Board currently has two committees, the Audit Committee and the Compensation Committee, each of which was appointed in March 1996. Prior to March 1996, there were no Board committees. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit

Committee are Messrs. Collins and Christiansen. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans and stock purchase plan. The current members of the Compensation Committee are Messrs. Rhines and Liu.

DIRECTOR COMPENSATION

     Directors of the Company who are also employees of the Company receive no directors' fees. Non-employee directors receive directors fees of $1,000 for each Board and committee meeting attended in person and $500 for each Board and committee meeting attended by telephone. In addition, directors are reimbursed for their reasonable out-of-pocket travel expenditures incurred. Directors of the Company are also eligible to receive grants of stock options under the Company's Director Stock Option Plan. See "-- Stock Option Plans -- Directors Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Rhines and Liu. Prior to March 1996, there was no Compensation Committee and the entire Board participated in deliberations regarding executive officer compensation. During the fiscal year ended December 31, 1995, Messrs. McLeod, Gray and Cram were executive officers of the Company. During such period, no member of the Board served as a director or a member of the compensation committee of any other company of which any executive officer served as a member of the Board.

     During 1993, 1994 and 1995 the Company paid $91,191, $79,114 and $147,313, respectively, to Shuttleworth & Ingersoll, P.C., a law firm in Cedar Rapids, Iowa, for legal services rendered. The Company plans to retain the firm in 1996. Thomas M. Collins, a director of the Company, is Chairman and a stockholder of Shuttleworth & Ingersoll, P.C.

     The Company paid $17,750, $50,932 and $38,000 during 1993, 1994 and 1995, respectively, for use of an aircraft owned by ABCM Corporation ("ABCM"). McLeod Transportation, Inc., an Iowa corporation whose stockholders include, among others, the Company, Clark E. McLeod and McLeod Educational Group, Inc. (a corporation controlled by Mr. McLeod) ("McLeod Educational Group"), owned 19% of ABCM until March 1995. McLeod Transportation, Inc. was later liquidated. Mr. McLeod is a director and executive officer of the Company.

     The Company purchases advertising space in telephone directories published by Telecom*USA Publishing, a corporation whose directors include, among others, Clark E. McLeod, Paul D. Rhines and James L. Cram. Messrs. McLeod and Rhines and Ms. Casey D. Mahon are stockholders of Telecom*USA Publishing. Telecom*USA Publishing also purchases telecommunications service from the Company. The Company paid Telecom*USA Publishing $1,397, $11,000 and $54,500 in 1993, 1994 and 1995, respectively, for advertising fees and charged Telecom*USA Publishing $103,112 for telecommunications services in 1995. Messrs. McLeod, Rhines and Cram are directors of the Company, and Messrs. McLeod and Cram and Ms. Mahon are executive officers of the Company.

     The Company rents facilities and equipment, purchases maintenance and installation services and pays commission on local and long distance sales to customers of Digital Communications, Inc. ("Digital"), a corporation that is controlled by Mary E. and Clark E. McLeod. Mr. McLeod and Mr. James L. Cram serve on the Board of Directors of Digital. The Company paid Digital $36,393, $83,591 and $94,871 in 1993, 1994 and 1995, respectively. Messrs. McLeod and Cram are directors and executive officers of the Company.

     The Company provided accounting, payroll and administrative services to McLeod Educational Group, a corporation that owns and operates an elementary school in Cedar Rapids, Iowa. McLeod Educational Group paid the Company $6,297, $51,664 and $38,411 for these services in 1993, 1994 and 1995, respectively. Clark E. McLeod and Mary E. McLeod own over 99% of the stock of McLeod

Educational Group. James L. Cram owns less than 1% of the stock of McLeod Educational Group. Messrs. McLeod and Cram are directors and executive officers of the Company.

     The Company and Clark E. McLeod have entered into an agreement under which they have agreed to share equally in the costs and damage awards, if any, of a lawsuit brought by the Company and Mr. McLeod in Linn County, Iowa. The Company has not to date incurred any material costs or received any damage awards in connection with this lawsuit. See "Business -- Legal Proceedings."

     The Company and McLeod Network Services, Inc. (a wholly owned subsidiary of the Company) have entered into two agreements with IES pursuant to which IES has agreed to grant the Company access to certain of IES' towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network. IES purchased 5,625,000 shares of Class B Common Stock in April 1993 at an aggregate price of $4.5 million. In February 1994, IES purchased 2,045,457 shares of Class B Common Stock for an aggregate price of $3.0 million. IES also purchased 750,000 shares of Class B Common Stock for an aggregate price of $1.7 million on June 15, 1995. IES also has entered into the IES Guarantee. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Lee Liu, a director of the Company, is Chairman, Chief Executive Officer and President of IES. Blake O. Fisher, Jr., an executive officer of the Company, was the Executive Vice President and Chief Financial Officer of IES until February 1996. IES is also a significant stockholder of the Company. See "Principal Stockholders."

     In February 1996, the Company entered into two agreements with MidAmerican, which incorporate prior agreements entered into between the parties or their subsidiaries, pursuant to which MidAmerican has agreed to grant the Company access to certain of MidAmerican's towers, rights-of-way, conduits and poles in exchange for capacity on the Company's network. In April 1995, McLeod, Inc. acquired MWR from MidAmerican in return for 3,676,058 shares of Class B Common Stock issued to Midwest Capital Group Inc. MidAmerican purchased 3,529,414 shares of Class B Common Stock of the Company in June 1995 at an aggregate price of $8.0 million. Russell E. Christiansen, a director of the Company, is Chairman and Chairman of the Office of the Chief Executive Officer of MidAmerican. MidAmerican is also a significant stockholder of the Company. See "Principal Stockholders."

     In 1995, the Company paid 2060 Partnership, L.P. $377,640 for the rental of the Company's headquarters office and parking spaces in Cedar Rapids, Iowa. 2001 Development Corporation ("2001"), an Iowa corporation, is the general partner and 80% owner of 2060 Partnership, L.P. IES and the Company own 54.55% and 3.03%, respectively, of the outstanding stock of 2001. The Company purchased its stock in 2001 for $250,000 in July 1995. The directors and officers of 2001 included Lee Liu and Thomas M. Collins, directors of the Company, and Clark E. McLeod, a director and executive officer of the Company.

     In April 1993, the Company sold 2,500,002 shares of Class A Common Stock to Allsop for an aggregate price of $2 million. In February 1994, the Company sold 1,022,727 shares of Class A Common Stock to Allsop for an aggregate price of $1.5 million. In June 1995, the Company sold 171,188 shares of Class A Common Stock to Allsop for an aggregate price of $388,025. Mr. Paul D. Rhines, an affiliate of Allsop, is a director of the Company.

     In July 1991, January 1993, April 1993, February 1994 and June 1995, the Company sold 18,750, 2,462,334, 1,250,003, 511,365 and 64,163 shares, respectively, of Class A Common Stock to Clark E. McLeod for $5,000, $656,622, $1,000,002, $750,002 and $145,435, respectively. Mr. McLeod is a director and executive officer of the Company.

     In January 1993, April 1993, February 1994 and June 1995, the Company sold 2,481,080, 1,249,999, 511,362 and 64,159 shares, respectively, of Class A Common Stock to Mary E. McLeod for $661,621, $999,999, $749,997 and $145,427,
respectively. Mary E. McLeod is Mr. McLeod's wife. In January 1993, the Company sold 34,459 shares of Class A Common Stock to Holly A. McLeod, Mr. and Mrs. McLeod's daughter, for $9,189.

     In January 1993 and in April 1993, the Company sold 153,548 and 18,750 shares, respectively, of Class A Common Stock to James L. Cram for $40,946 and $15,000, respectively. In December 1995, the Company sold 11,250 shares of Class A Common Stock to James L. Cram, upon exercise of stock options, for $3,000. Mr. Cram is a director and executive officer of the Company. In January 1993 and in April 1993, the Company sold 153,548 and 18,750 shares, respectively, of Class A Common Stock to Virginia A. Cram for $40,946 and $15,000, respectively. Virginia
A. Cram is Mr. Cram's wife. In January 1993, Mr. Cram's children purchased an aggregate of 37,500 shares of Class A Common Stock for $10,000.

     In January 1993, April 1993 and in February 1994, the Company sold 86,149, 18,750 and 15,000 shares, respectively, of Class A Common Stock to Stephen C. Gray and Sally W. Gray as tenants in common, for $22,973, $15,000 and $22,000, respectively. In April 1993, the Company sold 3,750 shares of Class A Common Stock to the Stephen Samuel Gray Irrevocable Trust for $3,000. In January 1995, the Company sold 22,500 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray for $39,000. In June 1995, the Company sold 26,352 shares of Class A Common Stock to Stephen C. Gray for $59,730, and 3,750 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray IRA for $8,500. In June 1995, the Company also sold 88,238 shares of Class A Common Stock to a profit sharing trust, the beneficiary of which is Fred L. Wham, III, for $200,005. Mr. Gray serves as a director and executive officer of the Company. Sally W. Gray, Stephen Samuel Gray and Mr. Wham are Mr. Gray's wife, son and father-in-law, respectively.

     In January 1993, the Company sold 17,232 shares of Class A Common Stock to Kirk E. Kaalberg for $4,595. In February 1996, the Company sold 23,438 shares of Class A Common Stock to Blake O. Fisher, upon exercise of stock options, for $23,125. In February 1994, the Company sold 34,092 and 34,092 shares, respectively, of Class A Common Stock to Casey D. Mahon and to Dain Bosworth & Company as custodian for Ms. Mahon's IRA for $50,001 and $50,001, respectively. Messrs. Kaalberg and Fisher and Ms. Mahon are executive officers of the Company.

     In April 1993, the Company sold 45,000 shares of Class A Common Stock for $36,000 to each of two trusts (an aggregate of 90,000 shares for $72,000), beneficiaries of which are Thomas M. Collins and Joanne H. Collins, respectively. In February 1994, the Company sold 102,274 shares of Class A Common Stock to a trust, the beneficiary of which is Thomas M. Collins, for $150,002. Mr. Collins is a director of the Company and Joanne Collins is Mr. Collins' wife.

     Except for the stock issued in connection with the Company's April 1995 acquisition of MWR, all of the stock issuances described above were for cash consideration.

     In March 1996, the Board adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties or be approved by a majority of disinterested directors.


     Of the 12,000,000 shares of Class A Common Stock offered hereby, Clark E. and Mary E. McLeod, MidAmerican and IES have indicated an interest in purchasing shares of Class A Common Stock with a value of $5 million, $20 million and $10 million, respectively, at the initial public offering price without any underwriting discount. See "Principal Stockholders" and "Underwriting." The Company has been advised that any such shares purchased by the Investors will be purchased for investment purposes. No sales agreement has been entered into with respect to these shares, and none will be entered into (if at all) until the Registration Statement of which this Prospectus is a part becomes effective. If the Investors purchase such shares, they will be sold directly by the Company to the Investors and will not be subject to the terms and conditions of the Underwriting Agreement. If any of these shares are not purchased by the Investors, they will be sold to the Underwriters pursuant to the terms of the Underwriting Agreement.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1995 earned by or awarded to the Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1995 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                                                   AWARDS
                                                                ------------
                                       ANNUAL COMPENSATION       SECURITIES
                                       --------------------      UNDERLYING         ALL OTHER
                                        SALARY       BONUS        OPTIONS        COMPENSATION(1)
                                       --------     -------     ------------     ---------------
Clark E. McLeod......................  $142,803     $74,902         75,000            1,500
  Chairman and Chief
  Executive Officer
Stephen C. Gray......................   142,807      74,902        131,250            1,500
  President and Chief
  Operating Officer
Kirk E. Kaalberg.....................   101,528      56,177         75,000            1,463
  Senior Vice President, Network
  Design and Development
James L. Cram........................   102,884      56,177         84,375            1,500
  Chief Accounting Officer
Stephen K. Brandenburg...............   106,692      33,842        187,500           --
  Senior Vice President, Intelligent
  Technology and Systems

- ---------------
(1) All other compensation represents matching contributions made by the Company to the McLeod, Inc. 401(k) plan on behalf of the Named Executive Officers.

OPTION GRANTS

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1995.

                           OPTION GRANTS DURING 1995

                                                            INDIVIDUAL GRANTS(1)                              POTENTIAL REALIZED
                                 --------------------------------------------------------------------------        VALUE AT
                                               PERCENT OF                                                       ASSUMED ANNUAL
                                 NUMBER OF       TOTAL                                                          RATES OF STOCK
                                 SECURITIES     OPTIONS                                                       PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO                                                     FOR OPTION TERM(2)
                                  OPTIONS     EMPLOYEES IN   EXERCISE                                         -------------------
             NAME                 GRANTED     FISCAL YEAR     PRICE        GRANT DATE      EXPIRATION DATE       5%        10%
- -------------------------------  ----------   ------------   --------   ----------------   ----------------   --------   --------
Clark E. McLeod................     18,750(4)      1.0%       $ 1.91    January 26, 1995   January 26, 2000   $  9,877   $ 21,826
                                    56,250(5)      3.1%         2.49    July 27, 1995      July 27, 2000        38,748     85,624
Stephen C. Gray................     75,000(4)      4.1%         1.73    January 26, 1995   January 26, 2002     52,931    123,344
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202
Kirk E. Kaalberg...............     18,750(4)      1.0%         1.73    January 26, 1995   January 26, 2002     13,239     30,844
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202
James L. Cram..................     28,125(4)      1.5%         1.73    January 26, 1995   January 26, 2002     19,854     46,260
                                    56,250(3)      3.1%         2.27    July 27, 1995      July 27, 2002        51,916    120,975
Stephen K. Brandenburg.........    131,250(4)      7.2%         2.27    June 29, 1995      June 29, 2002       121,123    282,257
                                    56,250(5)      3.1%         2.27    July 27, 1995      July 27, 2005        80,184    203,202

- ---------------
(1) All options are exercisable for shares of Class A Common Stock. Options granted pursuant to the 1992 and 1993 Incentive Stock Option Plans will become exercisable as follows: (i) 25% of the options will become exercisable on the first anniversary of the date of grant, (ii) an additional 25% will become exercisable on the second anniversary of the date of grant, (iii) an additional 25% will become exercisable on the third anniversary of the date of grant, and (iv) the remaining 25% will become exercisable on the fourth anniversary of the date of grant. Options granted pursuant to the 1995 Incentive Stock Option Plan will become exercisable at a rate of 25% per year, on a cumulative basis, beginning five years from the date of grant, except for options issued to Clark E. McLeod, the Company's Chairman and Chief Executive Officer. Options issued to Mr. McLeod under the 1995 Incentive Stock Option Plan vest at a rate of 20% per year, on a cumulative basis.

(2) Based on exercise price.

(3) Granted pursuant to the 1992 Incentive Stock Option Plan.

(4) Granted pursuant to the 1993 Incentive Stock Option Plan.

(5) Granted pursuant to the 1995 Incentive Stock Option Plan.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1995 and unexercised options held as of December 31, 1995.

                          OPTION EXERCISES DURING 1995

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                ACQUIRED ON      VALUE      ---------------------------   ---------------------------
             NAME                EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Clark E. McLeod...............          0       $     0       219,224        208,074       $ 467,492      $ 287,029
Stephen C. Gray...............          0             0       390,000        333,750         878,000        520,500
Kirk E. Kaalberg..............          0             0       145,313        192,187         302,501        252,499
James L. Cram.................     11,250        27,000       207,974        228,699         451,138        347,128
Stephen K. Brandenburg........          0             0             0        187,500               0         75,000

- ---------------
(1) Represents the difference between the exercise price and a fair market value of $2.67 as determined by the Board.

MANAGEMENT AGREEMENTS


     Employment, Confidentiality and Non-Competition Agreements. The Company has entered into employment, confidentiality and non-competition agreements with 37 members of senior management, including the Named Executive Officers, pursuant to which the senior managers have agreed that during the term of employment and for a two-year period following a termination for cause, resignation or voluntary termination of employment (other than on account of the Company's discontinuance of activities), the executive employee will not compete with the Company. The two-year period is reduced to a one-year period for senior management employees who are not executive employees. The agreements also provide that employees subject to the agreements may not disclose any Company confidential information while employed by the Company or thereafter. The agreements have an indefinite term but may be terminated on 30 days' written notice by either party, provided, however, that the confidentiality and non-competition obligations will survive any such termination. As partial consideration for the execution of the employment, confidentiality and non-competition agreements, the Company has granted to the employees signing such agreements options to purchase an aggregate of 540,500 shares of Class A Common Stock, effective upon consummation on or before December 31, 1996 of an initial public offering of the Class A Common Stock, at an exercise price equal to the initial public offering price per share. Such options were granted pursuant to the Company's 1996 Employee Stock Option Plan, with vesting generally to occur with respect to one-third of the shares subject to such options 54 months after the date of grant, and with an additional one-third of the shares subject to such options vesting in each of the two subsequent seven-month periods. As an owner of more than 10% of the outstanding Common Stock of the Company, Clark E. McLeod is ineligible, pursuant to Sections 422(b)(6) and 424(d) of the Internal Revenue Code of 1986, as amended (the "Code"), to receive options intended to qualify as incentive stock options under the Code if such options vest after the expiration of five years from the date of grant. Accordingly, options granted to Clark E. McLeod pursuant to an employment, confidentiality and non-competition agreement vest (i) with respect to options having an aggregate exercise price of $300,000 at the initial public offering price per share, one-third on each of the 42-month, 49-month and 56-month anniversaries of the date of grant (which options are intended to qualify as incentive stock options under the Code) and (ii) as to the remaining options (which are not intended to qualify as incentive stock options under the Code), one-third on each of the 54-month, 61-month and 68-month anniversaries of the date of grant. See "Management -- Stock Option Plans -- The 1996 Employee Stock Option Plan."



     Change-of-Control Agreements. The Company has entered into change-of-control agreements with ten executive employees, including the Named Executive Officers, which provide for certain payments and benefits in connection with certain terminations of employment after a change of control of the Company. The change of control agreements terminate on December 31, 2006 unless a change of control has occurred during the six months preceding December 31, 2006 in which case the agreements terminate on December 31, 2007. If an executive who is a party to a change of control agreement terminates employment within six months after a "change of control" or, if within 24 months after a "change of control," the executive's employment is terminated by the Company (other than for "disability," "cause," death or "retirement") or by the executive following a "material reduction" in responsibilities or compensation (as such terms are defined in the agreements), (i) the executive will be entitled to a lump sum payment equal to 24 times the executive's "average monthly compensation" (as defined) during the 12 months immediately preceding the change of control or the date of termination, whichever is higher, (ii) all of the executive's outstanding options to purchase stock of the Company will become immediately exercisable in full and (iii) if the executive elects to continue coverage under the Company's group health plan pursuant to Section 4980B of the Code, the Company will continue to pay the employer portion of the premiums for such coverage for the longer of 24 months or the period of coverage provided pursuant to Section 4980B. An executive who is entitled to payment(s) pursuant to a change of control agreement is subject to a non-compete provision generally restricting the executive from competing with the Company for a two-year period after the termination of employment.

STOCK OPTION PLANS


     1992 Incentive Stock Option Plan. Under the Company's 1992 Incentive Stock Option Plan (the "1992 Plan"), the Company was authorized to grant options to purchase up to 1,275,000 shares of Class A Common Stock to selected management and other key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects optionees and determines the number of shares covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of March 31, 1996, options to purchase 1,271,021 shares of Class A Common Stock had been granted under the 1992 Plan and options to purchase 11,250 shares of Class A Common Stock had been exercised. The option agreements under the 1992 Plan typically include provisions by which (i) options granted under the 1992 Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire seven years after the date of grant. The 1992 Plan provides that optionees may not dispose of shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first complied with certain transfer restrictions. The exercise price of the options granted under the 1992 Plan is equal to the fair market value of the Class A Common Stock as determined by the Board as of the date of grant. The Board terminated the 1992 Plan in March 1996 in connection with the adoption of the Company's 1996 Employee Stock Option Plan (the "1996 Plan").


     1993 Incentive Stock Option Plan. Under the Company's 1993 Incentive Stock Option Plan (the "1993 Plan"), the Company was authorized to grant options to purchase up to 4,513,767 shares of Class A Common Stock to selected management and key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of March 31, 1996, options to purchase 4,440,690 shares of Class A Common Stock had been granted under the 1993 Plan and options to purchase 282 shares of Class A Common Stock had been exercised. The option agreements under the 1993 Plan typically include provisions by which (i) options granted under the 1993 Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire seven years after the date of grant. The 1993 Plan provides that optionees may not sell shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first offered such shares of Class A Common Stock to the Company and all of the other stockholders. The exercise price of options granted under the 1993 Plan is equal to the fair market value of a share of Class A Common Stock as determined by the Board on the date of grant. The Board terminated the 1993 Plan in March 1996 in connection with the adoption of the 1996 Plan.

     1995 Incentive Stock Option Plan. Under the Company's 1995 Incentive Stock Option Plan (the "1995 Plan"), the Company was authorized to grant options to purchase up to 337,500 shares of Class A Common Stock to selected management and key employees of the Company. These options are intended to qualify as incentive stock options under Section 422 of the Code. The Board selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As of March 31, 1996, options to purchase 337,500 shares of Class A Common Stock had been granted under the 1995 Plan and no options had been exercised. The option agreements under the 1995 Plan typically include provisions by which (i) options granted under the 1995 Plan may be exercised with respect to 25 percent of the shares subject to such option five years after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years and (ii) options expire ten years after the date of grant. Options issued to Clark E. McLeod, Chairman and Chief Executive Officer of the Company, under the 1995 Plan vest at a rate of 20% per year on a cumulative basis and expire five years after the date of grant. The 1995 Plan provides that optionees may not sell shares of Class A Common Stock acquired pursuant to the exercise of an option unless they have first offered such shares of Class A

Common Stock to the Company and all of the other stockholders. The exercise price of options granted under the 1995 Plan is equal to the fair market value of a share of Class A Common Stock as determined by the Board on the date of grant. The Board terminated the 1995 Plan in March 1996 in connection with the adoption of the 1996 Plan.


     The 1996 Employee Stock Option Plan. Under the 1996 Plan, which supersedes the 1992 Plan, the 1993 Plan and the 1995 Plan, the Company may grant options to purchase up to 4,525,000 shares of Class A Common Stock to employees of the Company. In the event there is any increase or decrease in the number of shares of Class A Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split) after the effective date of the 1996 Plan, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the 1996 Plan, and in the number, kinds, and per-share exercise price of shares subject to the unexercised portion of options granted prior to any such change. The 1996 Plan provides for the grant of options that are intended to qualify as "incentive stock options" under
Section 422 of the Code to employees of the Company as well as the grant of non-qualifying options to officers, directors or key employees of the Company. The Compensation Committee administers the 1996 Plan, selects the optionees and determines the number of shares of Class A Common Stock covered by each option and the terms of the option agreement to be executed by the Company and each optionee. As partial consideration for the execution of employment, confidentiality and non-competition agreements by certain senior management employees of the Company, the Company has granted to the employees signing such agreements options to purchase an aggregate of 540,500 shares of Class A Common Stock under the 1996 Plan, at an exercise price equal to the initial public offering price per share. See "Management -- Management Agreements." In addition, as part of the Company's standard employee incentive compensation practices, the Company anticipates granting options to purchase an aggregate of 216,425 shares of Class A Common Stock under the 1996 Plan to certain employees of the Company, at an exercise price equal to the initial public offering price per share, immediately after the initial public offering price is determined. Although 4,525,000 shares of Class A Common Stock are reserved for issuance upon exercise of options granted pursuant to the 1996 Plan, the Board intends to limit at all times the aggregate number of shares subject to outstanding stock options under all stock option plans of the Company to no more than 15% of the then-issued and outstanding shares of the authorized Class A Common Stock and the then-granted and outstanding options. The option exercise price for incentive stock options granted under the 1996 Plan may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). The option exercise price for non-incentive stock options granted under the 1996 Plan may not be less than 50% of the fair market value of the Class A Common Stock on the date of grant of the option. The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Class A Common Stock). Options may be exercised at any time after grant, except as otherwise determined by the Compensation Committee and provided in the particular option agreement. Options covering no more than 2,000,000 shares of Class A Common Stock may be granted to any officer or other employee during the term of the 1996 Plan. There is also a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive stock options that first become exercisable by an optionee in any calendar year. Options are non-transferable. The Board at any time may terminate or suspend the 1996 Plan. Unless previously terminated, the 1996 Plan will terminate automatically on March 28, 2006. No termination, suspension or amendment of the 1996 Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.


     Directors Stock Option Plan. The Company's Directors Stock Option Plan (the "Directors Plan") was adopted by the Board and approved by the stockholders in 1993. On March 28, 1996, the Directors Plan was amended and restated to be a "formula" plan providing for an automatic grant of stock options to eligible non-employee directors. Under the Directors Plan, as amended, the number of shares reserved for purchase pursuant to options was increased to an aggregate of 550,000 shares of Class A Common Stock (subject to adjustment for certain events, such as recapitalizations or stock splits, effected without consideration) for grants to directors of the Company who are not officers or employees of the Company (each an "Eligible Director"). Options for 389,063 shares of Class A Common Stock had been granted under the Directors Plan and options to purchase 23,438 shares of Class A Common Stock had been exercised as of March 31, 1996. The option agreements under the Directors Plan prior to its amendment and restatement in 1996 typically included provisions by which (i) options granted under the Directors Plan may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years, (ii) all options expire seven years after the date of grant,
(iii) optionees may not dispose of shares of Class A Common Stock acquired pursuant to the exercise of an option unless the Company has filed an effective Registration Statement under the Securities Act covering the stock or the director has furnished an opinion of counsel satisfactory to the Company or a Securities and Exchange Commission "no action" letter stating that no such registration is required and (iv) in the event of an attempt to transfer shares of Class A Common Stock issued pursuant to the exercise of an option, except a transfer to a Company employee or director approved by the Board, the Company has the right to repurchase the Class A Common Stock for a price which is the greater of the book value of the Class A Common Stock or the then fair market value of the Common Stock, as determined by the Board. Under the Directors Plan, as amended, each Eligible Director who commences service as a director after the 1996 amendment and restatement of the Directors Plan is granted an initial option to purchase 10,000 shares of Class A Common Stock. Each such Eligible Director is also granted an additional option to purchase 5,000 shares of Class A Common Stock immediately after each of the next two annual meetings of the Company's stockholders if the Eligible Director continues to be an Eligible Director. Options granted under the Directors Plan, as amended, may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option in each of the three subsequent years; provided, however, that all unvested options become fully exercisable upon a change in control of the Company (as defined in the Directors Plan). All options expire ten years after the date of grant. The Directors Plan will terminate automatically on March 28, 2006, unless terminated at an earlier date by the Board.

THE EMPLOYEE STOCK PURCHASE PLAN

     Under the Company's Employee Stock Purchase Plan (the "Employee Purchase Plan"), 1,000,000 shares of Class A Common Stock are available for purchase by eligible employees of the Company. The Employee Purchase Plan permits eligible employees to elect to have a portion of their pay deducted to purchase shares of Class A Common Stock of the Company. In the event there is any increase or decrease in the number of shares of Class A Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Employee Purchase Plan. Generally, payroll deductions will be accumulated during the period to be specified by the Compensation Committee (the "Payroll Deduction Period").

     Any employee of the Company may participate in the Employee Purchase Plan, except the following, who are ineligible to participate: (a) an employee who has been employed by the Company for less than six months as of the beginning of a Payroll Deduction Period; (b) an employee whose customary employment is for less than five months in any calendar year; (c) an employee whose customary employment is 20 hours or less per week; and (d) an employee who, after exercising his or her rights to purchase stock under the Employee Purchase Plan, would own stock (including stock that may be acquired under any outstanding options) representing five percent or more of the total combined voting power of all classes of stock of the Company. An employee must be employed on the last day of the Payroll Deduction Period in order to acquire stock under the Employee Purchase Plan unless the employee has retired, died or become disabled, or was involuntarily terminated other than for cause.

     Rights to purchase shares of Class A Common Stock will be deemed granted to participating employees as of the first trading day of each Payroll Deduction Period. The purchase price for each share will be established by the Compensation Committee, but will not be less than 85% of the fair market value of the Class A Common Stock on the first or last trading day of such Payroll Deduction Period, whichever is lower. No employee may purchase Class A Common Stock in any calendar year under the Employee Purchase Plan and all other "employee stock purchase plans" of the Company having an aggregate fair market value in excess of $25,000, determined as of the first trading date of the Payroll Deduction Period. No participating employee may assign his or her rights to purchase shares of Class A Common Stock under the Employee Purchase Plan, whether voluntarily, by operation of law or otherwise.

     The Board in its sole discretion may terminate the Employee Purchase Plan at any time, provided, however, that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the Employee Purchase Plan shall, without further action of the Board, terminate at the earlier of (i) March 28, 2006 and (ii) such time as all shares of Class A Common Stock that may be made available for purchase under the Employee Purchase Plan have been issued.

                              CERTAIN TRANSACTIONS

     On July 18, 1995 and March 29, 1996, respectively, the Company loaned $75,000 to each of Kirk E. Kaalberg and Stephen K. Brandenburg in exchange for unsecured notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively. Interest accrues on both loan amounts at the applicable rate as determined in accordance with Internal Revenue Service regulations. Pursuant to the terms of the notes executed by Mr. Kaalberg and Mr. Brandenburg, respectively, annual interest-only payments will be made through 1997 and 1998, respectively. They will then make annual payments of $25,000 plus accrued interest in each of the respective three years thereafter. Messrs. Kaalberg and Brandenburg are executive officers of the Company.

     For a description of certain other transactions, see "Business -- Legal Proceedings" and "Management -- Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership, on a fully diluted basis, of the Company's outstanding capital stock as of March 31, 1996 by (i) each stockholder who is known by the Company to beneficially own 5% or more of any class of the Company's capital stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.


                                                                 AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP(1)(2)
                                               --------------------------------------------------------
                                                  NUMBER OF       PERCENT OF SHARES   PERCENT OF SHARES
                                                    SHARES           OUTSTANDING         OUTSTANDING
                                                 BENEFICIALLY       PRIOR TO THE          AFTER THE
           NAME OF BENEFICIAL OWNER                OWNED(3)           OFFERING            OFFERING
- ---------------------------------------------- ----------------   -----------------   -----------------
IES Investments Inc.(4).......................     9,620,457             30.0%               23.0%
Clark E. McLeod(5)............................     8,871,586             27.7                20.7
MWR Investments Inc.(6).......................     7,205,472             22.5                18.8
Mary E. McLeod(7).............................     4,287,850             13.4                10.0
Allsop Venture Partners III, L.P.(8)..........     3,693,917             11.5                 8.4
Russell E. Christiansen.......................            --               --                  --
Thomas M. Collins.............................       225,087                *                   *
Paul D. Rhines(10)............................     3,726,730             11.6                 8.5
Lee Liu(11)...................................        32,813                *                   *
James L. Cram(12).............................       608,354              1.9                 1.4
Stephen C. Gray(13)...........................       585,001              1.8                 1.3
Kirk E. Kaalberg(14)..........................       185,983                *                   *
Stephen K. Brandenburg........................            --               --                  --
Directors and executive officers as a group
  (13 persons)(15)............................    14,423,270             45.0%               33.4%


- ---------------
  *  Less than one percent.

 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.


 (2) This table is based upon information supplied by directors, executive officers and principal stockholders. Unless otherwise indicted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. Percent of Shares Outstanding After the Offering and numbers of Investor Shares have been calculated assuming an initial public offering price of $19.00 per share, the midpoint of the estimated range.


 (3) Amounts of shares of Common Stock beneficially owned assumes that all of the Class B Common Stock has been converted into Class A Common Stock.


 (4) Includes 8,420,457 shares of Class B Common Stock. IES Investments Inc. is a wholly owned indirect subsidiary of IES. The address of IES is 200 1st St., SE, Cedar Rapids, IA 52401. Includes 1,200,000 shares of Class B Common Stock that IES has the right to purchase within 60 days from March 31, 1996 pursuant to options. IES has entered into a definitive agreement of merger with WPL Holdings, Inc., the parent of Wisconsin Power Light Company, and with Interstate Power Company, which merger is subject to certain regulatory and other approvals. Assumes IES purchases 526,316 shares of Class A Common Stock in the Offering; if IES does not purchase any of the Investor Shares, the number of shares beneficially owned by IES as a Percent of Shares Outstanding After the Offering will be 21.8%.



 (5) Includes 4,359,809 shares of Common Stock held of record by members of Clark E. McLeod's family, including Mary E. McLeod, Mr. McLeod's wife. Mr. McLeod's address is c/o McLeod, Inc., Suite 500, Town Centre, 221 3rd Ave., SE, Cedar Rapids, IA 52401. Includes 223,912 shares of Class A Common Stock that Mr. McLeod has the right to purchase within 60 days from March 31, 1996 pursuant to options. Assumes Clark and Mary McLeod purchase, in the aggregate, 263,158 shares of Class A Common Stock in the Offering; if Clark and Mary McLeod do not purchase any of the Investor Shares, the number of shares beneficially owned by Mr. McLeod as a Percent of Shares Outstanding After the Offering will be 20.1%.


                                         (Footnotes continued on following page)

 (6) Includes 7,205,472 shares of Class B Common Stock. MWR Investments Inc. is a wholly owned indirect subsidiary of MidAmerican. The address of MWR Investments, Inc. is c/o MidAmerican Energy Company, 500 E. Court Ave., Des Moines, IA 50309. Assumes MidAmerican purchases 1,052,632 shares of Class A Common Stock in the Offering; if MidAmerican does not purchase any of the Investor Shares, the number of shares beneficially owned by MidAmerican as a Percent of Shares Outstanding After the Offering will be 16.4%.



 (7) Mrs. McLeod's address is c/o McLeod, Inc., Suite 500, Town Centre, 221 3rd Ave., SE, Cedar Rapids, IA 52401. Assumes Mrs. McLeod purchases 131,579 shares of Class A Common Stock in the Offering; if Mrs. McLeod does not purchase any of the Investor Shares, the number of shares beneficially owned by Mrs. McLeod as a Percent of Shares Outstanding After the Offering will be 9.7%.


 (8) The address of Allsop is 2750 1st Ave., NE, Cedar Rapids, IA 52402.

 (9) Includes 32,813 shares of Class A Common Stock that Mr. Collins has the right to purchase within 60 days from March 31, 1996 pursuant to options.

(10) Mr. Rhines' address is c/o Allsop Venture Partners III, L.P., 2750 1st Ave., NE, Cedar Rapids, IA 52402. Includes 3,693,917 shares of Class A Common Stock held of record by Allsop. Includes 32,813 shares of Class A Common Stock that Mr. Rhines has the right to purchase within 60 days from March 31, 1996 pursuant to options.

(11) Includes 32,813 shares of Class A Common Stock that Mr. Liu has the right to purchase within 60 days from March 31, 1996 pursuant to options.

(12) Includes 241,675 shares of Class A Common Stock held of record by members of James L. Cram's family. Mr. Cram disclaims beneficial ownership as to 101,252 of such shares. Includes 215,006 shares of Class A Common Stock that Mr. Cram has the right to purchase within 60 days from March 31, 1996 pursuant to options.

(13) Includes 119,899 shares of Class A Common Stock held as tenants in common with Sally W. Gray, Mr. Gray's wife. Also includes 3,750 shares of Class A Common Stock held of record by the Stephen Samuel Gray Irrevocable Trust, and 3,750 shares of Class A Common Stock held of record by the Elizabeth Mary Fletcher Gray Education Trust, of which Mr. Gray is the trustee. Includes 26,250 shares of Class A Common Stock held of record by Mernat & Co. for the benefit of Mr. Gray. Includes 408,750 shares of Class A Common Stock that Mr. Gray has the right to purchase within 60 days from March 31, 1996 pursuant to options.

(14) Includes 168,751 shares of Class A Common Stock that Mr. Kaalberg has the right to purchase within 60 days from March 31, 1996 pursuant to options.


(15) Includes 1,210,952 shares of Class A Common Stock that such persons have the right to purchase within 60 days from March 31, 1996 pursuant to options. Assumes the Investors purchase all of the Investor Shares; if the Investors do not purchase any of the Investor Shares, the number of shares beneficially owned by directors and executive officers as a group as a Percent of Shares Outstanding After the Offering will be 32.8%.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Company's Restated Certificate and Amended and Restated Bylaws (the "Bylaws"), which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Pursuant to the Restated Certificate, the Company has authority to issue 100,150,000 shares of capital stock, consisting of 75,000,000 shares of Class A Common Stock, par value $.01 per share, 22,000,000 shares of Class B Common Stock, par value $.01 per share, 2,000,000 shares of Preferred Stock, par value $.01 per share and 1,150,000 shares of Class A Preferred Stock, par value $5.50 per share (the "Class A Preferred Stock"). As of December 31, 1995, the Class A Common Stock was held by 70 holders of record and the Class B Common Stock was held by two holders of record.

     As of March 31, 1996, 16,410,519 shares of Class A Common Stock, 15,625,929 shares of Class B Common Stock, no shares of Preferred Stock, par value $.01 per share and no shares of Class A Preferred Stock were issued and outstanding. In the event of a default by the Company under the IES-backed Facilities and payment on the IES Guarantee by IES, the Company must issue to IES a number of shares of Class A Preferred Stock equal to the amount of the payment made by IES divided by $5.50.

     The rights of the holders of Common Stock discussed below are subject to the rights of the holders of Class A Preferred Stock and to such rights as the Board may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Restated Certificate may adversely affect the rights of holders of Common Stock.

CLASS A COMMON STOCK

     Voting Rights. Each holder of the Class A Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, together with the holders of shares of Class B Common Stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Class A Common Stock are entitled to one vote per share.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Class A Common Stock, the holders of the Class B Common Stock and holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     Dividends. Dividends may be paid on the Class A Common Stock, the Class B Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Board.

CLASS B COMMON STOCK

     Voting Rights. Each holder of the Class B Common Stock shall be entitled to attend all special and annual meetings of stockholders of the Company and, together with the holders of shares of Class A Common Stock and the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Holders of the Class B Common Stock are entitled to .40 vote per share.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Class B Common Stock, the holders of the Class A Common Stock, and the holders of any class or series of stock entitled to participate therewith, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

     Dividends. Dividends may be paid on the Class B Common Stock, the Class A Common Stock and any class or series of stock entitled to participate therewith when and as declared by the Board.

     Conversion Into Class A Common Stock. The shares of Class B Common Stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock (as adjusted for any stock split).

CLASS A PREFERRED STOCK

     Voting Rights. Except as otherwise required by law, the holders of shares of Class A Preferred Stock are not entitled to vote on matters that are voted on by stockholders generally, except that the holders of shares of Class A Preferred Stock shall be entitled to vote as a class, with each such holder entitled to cast one vote for each share of Class A Preferred Stock registered in the name of such holder, to elect two directors to the Board.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up the Company, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock are entitled to receive out of assets of the Company legally available for distribution to stockholders before any payment or distribution is made on the Common Stock cash in the amount of $5.50 per share plus any accumulated but unpaid dividends thereon (the "Class A Preferred Liquidation Distribution"). If the assets distributable upon such dissolution, liquidation or winding up are insufficient to pay cash in an amount equal to the Class A Preferred Liquidation Distribution to the holders of the shares of Class A Preferred Stock, then such assets or the proceeds thereof are distributed among the holders of the Class A Preferred Stock ratably in proportion to the respective amounts of the Class A Preferred Liquidation Distribution to which they would otherwise be entitled.

     Dividends. The Class A Preferred Stock ranks, as to dividends, senior and prior to the Common Stock and to all other classes or series of stock issued by the Company.

     Mandatory Redemption. The shares of Class A Preferred Stock will be redeemed by the Company, at $5.50 per share plus accumulated but unpaid dividends thereon, to the extent of the Company's cash available for such redemption pursuant to a formula, provided that if any dividends on the Class A Preferred Stock are in arrears, no such redemption will occur unless (i) the holders of two-thirds of the outstanding shares of Class A Preferred Stock consent thereto, or (ii) all outstanding shares of the Class A Preferred Stock are redeemed.

OTHER AUTHORIZED PREFERRED STOCK

     The Restated Certificate authorizes the Board, from time to time and without further stockholder action, to provide for the issuance of up to 2,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board has not provided for the issuance of any series of such

Preferred Stock and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board could adversely affect the voting power of the holders of Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     The Restated Certificate provides for the division of the Board into three classes of directors, serving staggered three-year terms. The Restated Certificate further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of the entire Board are necessary for the alteration, amendment or repeal of certain sections of the Restated Certificate relating to the election and classification of the Board, limitation of director liability, indemnification and the vote requirements for such amendments to the Restated Certificate. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

     Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation. As permitted by the Delaware General Corporation Law, the Company's original certificate of incorporation provided that it would not be governed by
Section 203. Clark E. McLeod, Mary E. McLeod, IES and MidAmerican became interested stockholders within the meaning of Section 203 while that certificate of incorporation was in effect. Accordingly, future transactions between the Company and any of such stockholders will not be subject to the requirements of
Section 203.

     The Restated Certificate empowers the Board to redeem any of the Company's outstanding capital stock, at a price determined by the Board, which price shall be at least equal to the lesser of (i) fair market value (as determined in accordance with the Restated Certificate) or (ii) in the case of a "Disqualified Holder," such holder's purchase price (if the stock was purchased within one year of such redemption), to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of stock of the Company whose holding of such stock may result in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of the business of the

Company or any of its subsidiaries. Under the Telecommunications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under certain conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers. See
"Business -- Regulation."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is Norwest Bank of Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there was no public market for the Class A Common Stock. Sales of a substantial amount of Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Class A Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.


     Upon completion of the Offering, the Company will have approximately 44,036,448 shares of Common Stock outstanding, including 12,000,000 shares of Class A Common Stock offered hereby and 32,036,448 "restricted" shares of Common Stock. Of these restricted shares, 22,126,437 shares of Common Stock generally are currently eligible for sale under Rule 144 as currently in effect, and 9,910,011 shares of Common Stock generally will be eligible for sale under Rule 144 as currently in effect beginning in January 1997 through February 1998.


     The shares of Class A Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The holders of restricted shares generally will be entitled to sell these shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 (or Rule 145, as applicable) promulgated under the Securities Act or any exemption under the Securities Act.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Class A Common Stock or the average weekly trading volume of shares of Class A Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Class A Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company, its directors and officers and certain other stockholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period from 180 days to one year after the date of this Prospectus, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock. See "Underwriting." In addition, certain directors, executive officers and stockholders have agreed that, for a period of two years commencing on the effective date of this Prospectus, they will not sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See "Management -- Stockholders' Agreements."


     The Company has reserved 12,112,679 shares of Class A Common Stock for issuance under the Company's employee stock purchase plan and upon exercise of options outstanding or to be granted pursuant to the Company's stock option plans. No shares have been issued under the Company's employee stock purchase plan and options to purchase 6,943,804 shares of Class A Common Stock are currently outstanding and unexercised under the Company's stock option plans. The Company also anticipates granting options to purchase an aggregate of 216,425 shares of Class A Common Stock to certain employees of the Company immediately after the initial public offering price is determined. See "Management -- Stock Option Plans" and "Management -- The Employee Stock Purchase Plan." In addition, options to purchase 3,787,500 shares of Class B Common Stock, which were granted to IES in connection with the IES Guarantee, were outstanding and unexercised as of March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The Company currently intends to register the shares of Class A Common Stock reserved for issuance under the Company's stock option plans and stock purchase plan following the date of this Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement among the Company and the Underwriters (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below:

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    Salomon Brothers Inc .....................................................
    Bear, Stearns & Co. Inc. .................................................
    Morgan Stanley & Co. Incorporated ........................................
                                                                                 -------
              Total...........................................................
                                                                                 =======

     In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Representatives that the several Underwriters propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
public offering, the public offering price and such concessions may be changed.


     The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 1,800,000 additional shares of Class A Common Stock from the Company to cover over-allotments, if any, at the initial price to the public set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Class A Common Stock to be purchased by such Underwriter in the above table bears to the total number of shares of Class A Common Stock offered by the Underwriters hereby.


     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company, its directors and officers (other than Clark E. McLeod), Allsop and Theodore G. Schwartz have each agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of the Representatives, and Clark E. McLeod, Mary E. McLeod, IES and MidAmerican have each agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, shares of Common Stock or any securities convertible into, or exchangeable for, any shares of Common Stock for a period of one year from the date of this Prospectus, without the prior written consent of the Representatives, except (a) in the case of the Company, (i) grants of options and issuances and sales of Common Stock issued pursuant to any employee or director stock option plan, stock ownership plan or stock purchase plan in effect on the date the Underwriting Agreement is executed or (ii) issuances of Common Stock upon the conversion of securities or the exercise of warrants outstanding on the date the Underwriting Agreement is executed; and (b) in the case of directors, officers and stockholders of the Company, shares of Common Stock disposed of as bona fide gifts or pledges where the recipients of such gifts or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of such agreement. In addition, the Investor Agreement provides that, for a two-year period commencing on the effective date of this Prospectus, none of Clark E. McLeod, Mary E. McLeod, IES or MidAmerican will sell or otherwise dispose of any equity securities of the Company without the consent of the Board. See "Management -- Stockholders' Agreements."

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Class A Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are the Company's financial and operating history and condition, the future prospects of the Company and its industry in general, an assessment of the management of the Company, the general conditions of the securities market at the time of the Offering and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can be no assurance that the prices at which the Class A Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold in the Offering by the Underwriters.

     The Class A Common Stock has been approved for quotation on the Nasdaq National Market.


     Of the 12,000,000 shares of Class A Common Stock offered hereby, Clark E. and Mary E. McLeod, MidAmerican, IES and Theodore G. Schwartz have indicated an interest in purchasing shares of Class A Common Stock with a value of $5 million, $20 million, $10 million and $2 million, respectively, at the initial public offering price without any underwriting discount. See
"Management -- Compensation Committee Interlocks and Insider Participation" and "Principal Stockholders." The Company has been advised that any such shares purchased by the Investors will be purchased for investment purposes. No sales agreement has been entered into with respect to these shares, and none will be entered into (if at all) until the Registration Statement of which this Prospectus is a part becomes effective. If the Investors purchase such shares, they will be sold directly by the Company to the Investors and will not be subject to the terms and conditions of the Underwriting Agreement. If any of these shares are not purchased by the Investors, they will be sold to the Underwriters pursuant to the terms of the Underwriting Agreement.


                             VALIDITY OF SECURITIES

     The validity of the Class A Common Stock and certain other legal matters in connection with the Class A Common Stock offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., special counsel for the Company. The validity of the Class A Common Stock is being passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1994 and 1995, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and financial statement schedule included herein and elsewhere in the Registration Statement have been audited by McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon the authority of said firm as experts in giving said reports.

     The statements of income, stockholders' equity and cash flows for MWR Telecom, Inc., for the years ended December 31, 1993 and December 31, 1994 and for the period from January 1, 1995 to April 28, 1995, included herein and elsewhere in the Registration Statement have been audited by McGladrey & Pullen, LLP, as indicated in their reports with respect thereto, and are included herein in reliance and upon the authority of said firm as experts in giving said reports.

                                    GLOSSARY

     Access -- Telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

     Access to Rights-of-Way -- Access to poles, ducts, conduits and other rights-of-way.

     CAP (competitive access provider) -- A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

     Central offices -- The switching centers or central switching facilities of the local exchange companies.

     Collocation -- The ability of a CAP such as the Company to connect its network to the LECs central offices. Physical collocation occurs when a CAP places its network connection equipment inside the local exchange company's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange company permits a CAP to connect its network to the local exchange company's central offices on comparable terms, even through the CAP's network connection equipment is not physically located inside the central offices.

     Dedicated -- Telecommunications lines reserved for use by particular customers.

     Dialing Parity -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

     Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

     FCC -- Federal Communications Commission.

     Interconnection -- Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

     Interconnection Decisions -- Rulings by the FCC announced in September 1992 and August 1993, which require the Regional Bell Operating Companies and most other large local exchange carriers to provide interconnection in local exchange company central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

     InterLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

     IntraLATA -- Telecommunications services originating and terminating in the same LATA.

     LATA (local access and transport area) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state. The State of Iowa contains all or part of five LATAs; the State of Illinois contains all or part of 17 LATAs. There are approximately 200 LATAs in the United States.

     Local exchange -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     LEC (local exchange carrier) -- A company providing local telephone services.

     Long distance carriers (interexchange carriers) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     Number portability -- The ability of an end user to change local exchange carriers while retaining the same telephone number.

     POPs (points of presence) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

     PUC (public utilities commission) -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

     Private line -- A dedicated telecommunications connection between end user locations.

     Public switched network -- That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company's central offices.

     Reciprocal compensation -- The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network, as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

     Resale -- Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

     Route mile -- The number of miles of the telecommunications path in which fiber optic cables are installed.

     Self-healing ring -- A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes (such as customer premises). Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

     Special access services -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     Switched access transport services -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

     Switched traffic -- Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

     Unbundled Access -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
MCLEOD, INC. AND SUBSIDIARIES
  Independent Auditor's Report.......................................................   F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996
     (Unaudited).....................................................................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994
     and 1995 and the three months ended March 31, 1995 and 1996 (Unaudited).........   F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1993, 1994 and 1995 and the three months ended March 31, 1996 (Unaudited).......   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
     and 1995 and the three months ended March 31, 1995 and 1996 (Unaudited).........   F-6
  Notes to Consolidated Financial Statements.........................................   F-7
MWR TELECOM, INC.
  Independent Auditor's Report.......................................................  F-19
  Statements of Income for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995 and the three months ended
     March 31, 1995 (Unaudited)......................................................  F-20
  Statements of Stockholder's Equity for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995.......................  F-21
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995 and the three months ended March 31, 1995 (Unaudited)................................................  F-22
  Notes to Financial Statements......................................................  F-23

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
McLeod, Inc.
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of McLeod, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McLeod, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 28, 1996, except
for Note 11, as to
which the date is
May 29, 1996

                         MCLEOD, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,
                                                                               ----------------------------       MARCH 31,
                                                                                  1994             1995             1996
                                                                               -----------      -----------      -----------
                                                                                                                 (UNAUDITED)
                                              ASSETS (NOTE 3)
Current Assets
  Trade receivables, less allowance for doubtful accounts and
    discounts 1994 $84,000; 1995 $219,000; 1996 $272,000 (Note 2)...........   $ 2,723,249      $ 6,689,069      $11,621,150
  Inventory.................................................................     1,930,208        2,638,829        2,842,882
  Prepaid expenses and other................................................       208,776          295,689          398,347
                                                                               -----------      -----------      -----------
        TOTAL CURRENT ASSETS................................................     4,862,233        9,623,587       14,862,379
                                                                               -----------      -----------      -----------
Property and Equipment
  Land......................................................................       310,917          310,917          309,539
  Telecommunication networks................................................       922,769        7,696,101       10,928,387
  Equipment.................................................................     4,328,732        6,100,470        7,347,462
  Networks in progress (Note 2).............................................       --             3,115,361        3,023,120
                                                                               -----------      -----------      -----------
                                                                                 5,562,418       17,222,849       21,608,508
  Less accumulated depreciation.............................................       846,203        2,144,615        2,652,528
                                                                               -----------      -----------      -----------
                                                                                 4,716,215       15,078,234       18,955,980
                                                                               -----------      -----------      -----------
Intangibles and Other Assets
  Deferred line installation costs, less accumulated amortization
    1994 $126,000; 1995 $518,000; 1996 $608,000.............................     1,010,704        1,424,685        1,564,539
  Goodwill, less accumulated amortization 1995 $117,000; 1996 $162,000......       --             2,525,091        2,480,363
  Other.....................................................................        97,544          334,855          412,028
                                                                               -----------      -----------      -----------
                                                                                 1,108,248        4,284,631        4,456,930
                                                                               -----------      -----------      -----------
                                                                               $10,686,696      $28,986,452      $38,275,289
                                                                               ===========      ===========      ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................................   $ 1,689,216      $ 5,832,543      $ 8,944,974
  Checks issued not yet presented for payment...............................        34,115          918,932        1,042,163
  Accrued payroll and payroll related expenses..............................     1,216,144        1,954,621        1,709,378
  Other accrued liabilities.................................................       239,669          874,916        1,170,159
  Deferred revenue, current portion.........................................        24,107          134,325          400,115
                                                                               -----------      -----------      -----------
        TOTAL CURRENT LIABILITIES...........................................     3,203,251        9,715,337       13,266,789
                                                                               -----------      -----------      -----------
Long-Term Debt (Note 3).....................................................     3,500,000        3,600,000       11,300,000
                                                                               -----------      -----------      -----------
Deferred Revenue, less current portion......................................       692,263          713,173        2,565,737
                                                                               -----------      -----------      -----------
Commitments (Notes 2, 3 and 4)
Stockholders' Equity (Notes 3, 6, 7 and 11)
  Capital stock:
    Preferred, Class A, $5.50 par value; authorized 1,150,000 shares; none
      issued................................................................       --               --               --
    Preferred, $.01 par value; authorized 2,000,000 shares; none issued;
      terms determined upon issuance........................................       --               --               --
    Common, Class A, $.01 par value; authorized 75,000,000 shares; issued
      1994 14,478,481 shares; 1995 16,387,081 shares; 1996 16,410,519
      shares................................................................       144,785          163,871          164,105
    Common, Class B, convertible, $.01 par value; authorized 22,000,000 shares; issued 1994 7,670,457 shares; 1995 and 1996 15,625,929
      shares................................................................        76,705          156,259          156,259
  Additional paid-in capital................................................    17,253,105       40,117,164       40,642,055
  Accumulated deficit.......................................................   (14,150,413)     (25,479,352)     (29,819,656)
  Cost of common stock reacquired for the treasury, 1994 22,500 shares; 1995
    and 1996 none...........................................................       (33,000)         --               --
                                                                               -----------      -----------      -----------
                                                                                 3,291,182       14,957,942       11,142,763
                                                                               -----------      -----------      -----------
                                                                               $10,686,696      $28,986,452      $38,275,289
                                                                               ===========      ===========      ===========

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                       MARCH 31,
                                      ----------------------------------------------    --------------------------
                                          1993            1994             1995            1995           1996
                                      ------------    -------------    -------------    -----------    -----------
                                                                                        (UNAUDITED)
Telecommunications revenue (Note
  2)................................  $  1,550,098    $   8,014,093    $  28,997,880    $ 4,761,307    $12,487,519
                                       -----------     ------------     ------------    -----------    -----------
Operating expenses:
  Cost of service...................     1,527,658        6,211,783       19,667,138      3,266,666      9,249,981
  Selling, general and
    administrative..................     2,389,890       12,373,411       18,053,431      3,978,740      6,344,907
  Depreciation and amortization.....       235,013          771,879        1,835,127        317,653        968,614
                                       -----------     ------------     ------------    -----------    -----------
         TOTAL OPERATING EXPENSES...     4,152,561       19,357,073       39,555,696      7,563,059     16,563,502
                                       -----------     ------------     ------------    -----------    -----------
         OPERATING LOSS.............    (2,602,463)     (11,342,980)     (10,557,816)    (2,801,752)    (4,075,983)
Financial income (expense):
  Interest income...................       162,846          145,193          138,691             50          1,049
  Interest (expense)................            --         (218,175)        (909,814)      (155,018)      (265,370)
                                       -----------     ------------     ------------    -----------    -----------
         LOSS BEFORE INCOME TAXES...    (2,439,617)     (11,415,962)     (11,328,939)    (2,956,720)    (4,340,304)
Income taxes (Note 5)...............            --               --               --             --             --
                                       -----------     ------------     ------------    -----------    -----------
         NET LOSS...................  $ (2,439,617)   $ (11,415,962)   $ (11,328,939)   $(2,956,720)   $(4,340 ,304)
                                       ===========     ============     ============    ===========    ===========
Loss per common and common
  equivalent share (Note 11)........  $      (0.08)   $       (0.31)   $       (0.31)   $     (0.08)   $     (0.12)
                                       ===========     ============     ============    ===========    ===========
Weighted average common and common
  equivalent shares outstanding
  (Note 11).........................    29,655,063       36,369,916       37,054,744     37,053,802     37,055,053
                                       ===========     ============     ============    ===========    ===========

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTES 3, 6, 7 AND 11)
      YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THREE MONTHS ENDED
                           MARCH 31, 1996 (UNAUDITED)

                                               CAPITAL STOCK
                                     ---------------------------------
                                                         COMMON           ADDITIONAL
                                                  --------------------      PAID-IN      ACCUMULATED     TREASURY
                                     PREFERRED    CLASS A     CLASS B       CAPITAL        DEFICIT        STOCK         TOTAL
                                     ---------    --------    --------    -----------    ------------    --------    ------------
Balance, December 31, 1992........   $            $    188    $     --    $     4,812    $   (294,834)   $     --    $   (289,834)
 Net loss.........................          --          --          --             --      (2,439,617)         --      (2,439,617)
 Issuance of 11,975,010 shares of
   Class A
   common stock...................          --     119,750          --      6,045,575              --          --       6,165,325
 Issuance of 5,625,000
   shares of Class B
   common stock...................                      --      56,250      4,443,750              --          --       4,500,000
                                      --------    --------    --------    -----------    ------------    --------    ------------
Balance, December 31, 1993........          --     119,938      56,250     10,494,137      (2,734,451)         --       7,935,874
 Net loss.........................          --          --          --             --     (11,415,962)         --     (11,415,962)
 Issuance of 2,484,720
   shares of Class A
   common stock...................          --      24,847          --      3,604,420              --          --       3,629,267
 Issuance of 2,045,457
   shares of Class B
   common stock...................          --          --      20,455      2,979,548              --          --       3,000,003
 Purchase of 22,500 shares
   of common stock for the
   treasury.......................          --          --          --             --              --     (33,000)        (33,000)
 Amortization of fair value of
   stock options issued to
   non-employees (Note 3).........          --          --          --        175,000              --          --         175,000
                                      --------    --------    --------    -----------    ------------    --------    ------------
Balance, December 31, 1994........          --     144,785      76,705     17,253,105     (14,150,413)    (33,000)      3,291,182
 Net loss.........................          --          --          --             --     (11,328,939)         --     (11,328,939)
 Issuance of 1,908,600
   shares of Class A
   common stock...................          --      19,086          --      4,278,164              --          --       4,297,250
 Issuance of 4,279,414
   shares of Class B
   common stock...................          --          --      42,794      9,652,258              --          --       9,695,052
 Issuance of 3,676,058
   shares of Class B
   common stock in connection with
   the acquisition of MWR Telecom
   Inc. (Note 9)..................          --          --      36,760      8,295,637              --          --       8,332,397
 Reissuance of 22,500 shares of
   treasury stock.................          --          --          --          6,000              --      33,000          39,000
 Amortization of fair value of
   stock options issued to
   non-employees (Note 3).........          --          --          --        632,000              --          --         632,000
                                      --------    --------    --------    -----------    ------------    --------    ------------
Balance, December 31, 1995........          --     163,871     156,259     40,117,164     (25,479,352)         --      14,957,942
 Net loss (Unaudited).............          --          --          --             --      (4,340,304)         --      (4,340,304)
 Issuance of 23,438
   shares of Class A
   common stock (Unaudited).......          --         234          --         22,891              --          --          23,125
 Amortization of fair value of
   stock options issued to
   non-employees (unaudited) (Note
   3).............................          --          --          --        187,000              --          --         187,000
 Amortization of compensation
   expense related to stock
   options (unaudited) (Note 6)...          --          --          --        315,000              --          --         315,000
                                      --------    --------    --------    -----------    ------------    --------    ------------
Balance, March 31, 1996
 (Unaudited)......................   $      --    $164,105    $156,259    $40,642,055    $(29,819,656)   $     --    $ 11,142,763
                                      ========    ========    ========    ===========    ============    ========    ============

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                                      -------------------------------------------    ----------------------------
                                                         1993            1994            1995            1995            1996
                                                      -----------    ------------    ------------    ------------    ------------
                                                                                                               (UNAUDITED)
Cash Flows from Operating Activities
  Net loss..........................................  $(2,439,617)   $(11,415,962)   $(11,328,939)   $ (2,956,720)   $ (4,340,304)
  Adjustments to reconcile net loss to net cash
    (used in)
    operating activities:
    Depreciation....................................      230,321         632,472       1,299,381         216,086         511,891
    Amortization....................................        4,692         314,407       1,167,746         171,567         643,723
    Changes in assets and liabilities, net of
      effects of purchase of MWR Telecom Inc. (Note
      9):
      (Increase) in trade receivables...............     (200,813)     (2,272,436)     (3,574,894)        (97,762)     (4,932,081)
      (Increase) decrease in inventory..............   (1,739,861)       (184,845)       (269,128)         51,435        (204,053)
      (Increase) in deferred line installation
        costs.......................................      --           (1,136,504)       (806,146)       (246,665)       (229,974)
      Increase in accounts payable and accrued
        expenses....................................      827,230       2,000,753       4,095,478          56,465       2,714,934
      Increase in deferred revenue..................      --              716,370           8,749          (6,027)      2,118,354
      Other, net....................................     (134,104)        (16,302)        (70,026)        (24,903)       (186,705)
                                                      ------------   -------------   -------------   -------------   -------------
        NET CASH (USED IN) OPERATING ACTIVITIES.....   (3,452,152)    (11,362,047)     (9,477,779)     (2,836,524)     (3,904,215)
                                                      ------------   -------------   -------------   -------------   -------------
Cash Flows from Investing Activities
  Purchase of property and equipment................   (1,940,893)     (3,363,223)     (5,272,248)       (297,982)     (3,942,141)
  Other.............................................      152,019         (78,773)       (266,092)        (24,377)        --
                                                      ------------   -------------   -------------   -------------   -------------
        NET CASH (USED IN) INVESTING ACTIVITIES.....   (1,788,874)     (3,441,996)     (5,538,340)       (322,359)     (3,942,141)
                                                      ------------   -------------   -------------   -------------   -------------
Cash Flows from Financing Activities
  Increase in checks issued not yet presented for
    payment.........................................      --               34,115         884,817         219,883         123,231
  Proceeds from line of credit agreement............      --            8,400,000      42,200,000      18,500,000      25,100,000
  Payments on line of credit agreement..............      --           (4,900,000)    (42,100,000)    (15,600,000)    (17,400,000)
  Net proceeds from issuance of common stock........    9,857,908       6,629,270      13,992,302         --               23,125
  Reissuance (purchase) of treasury stock...........      --              (33,000)         39,000          39,000         --
                                                      ------------   -------------   -------------   -------------   -------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...    9,857,908      10,130,385      15,016,119       3,158,883       7,846,356
                                                      ------------   -------------   -------------   -------------   -------------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS...............................    4,616,882      (4,673,658)        --              --              --
Cash and cash equivalents:
  Beginning.........................................       56,776       4,673,658         --              --              --
                                                      ------------   -------------   -------------   -------------   -------------
  Ending............................................  $ 4,673,658    $    --         $    --         $    --         $    --
                                                      ============   =============   =============   =============   =============
Supplemental Disclosure of Cash Flow Information
  Cash payment for interest, net of interest
    capitalized 1993 and 1994 none; 1995 $61,914;
    1996 $61,192....................................  $   --         $     35,345    $    260,922    $     76,588    $     98,984
                                                      ============   =============   =============   =============   =============
Supplemental Schedule of Noncash Investing and
  Financing Activities
  Conversion of stockholder advances
    into 3,027,814 shares of Class A common stock...  $   807,417
                                                      ============
  Accounts payable incurred for property and
    equipment.......................................  $   111,582    $    141,022    $  1,233,779    $     31,400    $  1,681,276
                                                      ============   =============   =============   =============   =============
  Acquisition of MWR Telecom Inc. (Note 9):
    Working capital acquired, net...................                                 $    392,508
    Fair value of other assets acquired, principally
      fiber optic telecommunication networks........                                    5,298,082
    Goodwill........................................                                    2,641,807
                                                                                     -------------
    Stock issued....................................                                 $  8,332,397
                                                                                     =============

                See Notes to Consolidated Financial Statements.

                         MCLEOD, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company is a diversified telecommunications company that provides a broad range of products and services to business and residential customers and government agencies in Iowa and Illinois. The Company's services primarily include local and long distance telephone services, communication services between interexchange carriers and customers and maintenance and installation services on fiber optic telecommunication networks. The Company's business is highly competitive and is subject to various federal, state and local regulations.

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies is as follows:

     Principles of consolidation: The accompanying financial statements include those of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany items and transactions have been eliminated in consolidation.

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Inventory: Inventory is carried principally at the lower of average cost or market and consists primarily of new and reusable parts to maintain and build fiber optic networks. Inventories of approximately $1.6 million used to support a maintenance agreement are amortized on a straight-line basis over the 10-year life of the agreement (see Note 2).

     Property and equipment: Property and equipment is stated at cost. Construction costs, including interest, are capitalized during the installation of fiber optic telecommunication networks. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
                Telecommunication networks...........................   15
                Equipment............................................  2-7

     The Company's telecommunications networks are subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in changes in the estimated economic lives of these assets.

     Deferred line installation costs: Deferred line installation costs include costs incurred in the establishment of local access lines for customers and are being amortized on the straight-line method over the life of the average customer contract as cost of telecommunications services. The contracts' terms do not exceed 60 months.

     Goodwill: Goodwill resulting from an acquisition is being amortized over 15 years using the straight-line method and is periodically reviewed for impairment based upon an assessment of future operations to ensure that it is appropriately valued.

     Income tax matters: The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Deferred revenue: Amounts received in advance under long-term leases of fiber optic telecommunication networks are recognized as revenue on a straight-line basis over the life of the leases.

     Revenue recognition: Revenues for local and long-distance services are recognized when subscribers use telecommunication services. The revenue from long-term leases of fiber optic telecommunication networks is recognized over the term of the lease. Base annual revenue for telecommunication contract maintenance is recognized on a straight line basis over the term of the contract. Additional services provided under these contracts are recognized as the services are performed.

     Cost of service: Includes local and long-distance services purchased primarily from two Regional Bell Operating Companies and one interexchange carrier and the cost of operating the Company's fiber optic telecommunication networks. The agreement with the interexchange carrier requires minimum monthly purchase and minutes-of-usage commitments.

     Stock options issued to employees: Compensation expense for stock issued through stock option plans is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued for Employees." Under this method, compensation is measured as the difference between the estimated market value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     The estimated market value used for the stock options granted is determined on a periodic basis by the Company's Board of Directors.

     Stock options issued to non-employees: The Company uses the Black-Scholes model to determine the fair value of the stock options issued to non-employees at the date of grant. This amount is amortized to expense over the vesting period of the options.

     Loss per common and common equivalent share: Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock issued and stock options granted with exercise prices below the assumed initial public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation as if they were outstanding for all years presented.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method for financial accounting and reporting for stock-based

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) employee compensation plans. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but requires expanded disclosures. SFAS No. 123 is effective in fiscal year 1996. The Company has elected to continue to apply the intrinsic value based method of accounting for stock options.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121 and SFAS No. 123, the Company does not expect the adoption of SFAS No. 121 or SFAS No. 123 to have a material effect on the Company's consolidated financial statements.

     Fair value of financial instruments: The carrying amount of long-term debt approximates fair value because these obligations bear interest at current rates.

     Interim Financial Information (unaudited): The financial statements and notes related thereto as of March 31, 1996, and for the three month periods ended March 31, 1995 and 1996, are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2.  MAJOR CUSTOMER AND COMMITMENTS

     During 1992, the Company obtained an assignment of a contract covering the maintenance and operations responsibilities for the State of Iowa Fiber Optic Communications Network through October 2004. The annual fee for performing this maintenance is adjusted annually by the change in the Consumer Price Index and for additions to the network. The revenue from this and related contracts amounted to approximately $1,550,000, $3,407,000 and $4,937,000 for 1993, 1994
and 1995, respectively. In addition, the Company had additional revenues from this customer during 1995 of approximately $403,000. Trade receivables include approximately $1,147,000 and $2,143,000 from this customer at December 31, 1994 and 1995, respectively.

     During 1995, the Company was awarded contracts from the State of Iowa to build 265 fiber optic telecommunication network segments throughout the State of Iowa. Upon completion of each segment, the Company will receive approximately $115,000 for a seven year lease for certain capacity on that segment. The Company will recognize this revenue of approximately $30,475,000 on a straight-line basis over the term of the lease based on the relationship of individual segment costs to total projected costs. As of December 31, 1995, no revenue had been recognized under these contracts.

     The Company estimates that minimum future construction costs required to fulfill its obligations under the 1995 contract with the State of Iowa would be approximately $34,000,000. The Company, however, expects that its actual construction costs will be higher with respect to such network segments, because the Company is adding more fiber and route miles than is contractually required with respect to such construction, in order to optimize the design of its network. In addition, the Company estimates that it will incur additional construction costs of approximately $2,000,000 to

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 2. MAJOR CUSTOMER AND COMMITMENTS -- (CONTINUED) complete two other fiber optic telecommunication networks in process. The Company presently anticipates that the costs to complete these projects will be incurred as follows:

                1996..........................................  $20,400,000
                1997..........................................   11,800,000
                1998..........................................    3,400,000
                1999..........................................      400,000
                                                                -----------
                                                                $36,000,000*
                                                                ===========

- ---------------
* At December 31, 1995, the Company had actual remaining contractual commitments of approximately $8,700,000 for costs associated with the construction of fiber optic telecommunications networks. Subsequent to December 31, 1995, the Company entered into $4,000,000 of similar construction contracts.

     The Company plans to finance the completion of these contracts with the above mentioned revenues and external financing.

NOTE 3.  PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS

     At March 31, 1996, the Company had two line of credit agreements with The First National Bank of Chicago under which it may borrow up to a total of $32,000,000. The first agreement expires on May 16, 1998 with a one year extension upon mutual agreement. The second agreement expires on September 30, 1996. The Company is required to maintain a $2,000,000 term life insurance policy on the chief executive officer and a $1,000,000 term life insurance policy on the chief operating officer. Proceeds from the policies are pledged as collateral under these agreements. Additionally, the agreements contain various restrictive covenants, including, among others, ones which prohibit the payment of any dividends, limit additional indebtedness, limit the annual repurchase of stock by the Company and require the Company to maintain a financial ratio. At December 31, 1995 and March 31, 1996, the Company was in compliance with all covenants.

     The agreements are structured as follows:

                                DECEMBER 31,                                     MARCH 31,
                                    1995         BORROWINGS AT DECEMBER 31,        1996        BORROWINGS
                                  MAXIMUM                                         MAXIMUM          AT
                                 BORROWING      ----------------------------     BORROWING      MARCH 31,
                                   LIMIT            1994            1995           LIMIT          1996
                                ------------    ------------    ------------    -----------    -----------
    First Credit Facility:
      Facility A..............  $ 6,000,000      $ 3,500,000     $ 3,600,000    $ 6,000,000    $ 6,000,000
      Facility B..............    6,000,000               --              --     10,000,000      5,300,000
      Facility C..............    8,000,000               --              --      8,000,000             --
                                -----------       ----------      ----------    -----------    -----------
                                 20,000,000        3,500,000       3,600,000     24,000,000     11,300,000
    Second Credit Facility:...           --               --              --      8,000,000             --
                                -----------       ----------      ----------    -----------    -----------
        Total.................  $20,000,000      $ 3,500,000     $ 3,600,000    $32,000,000    $11,300,000
                                ===========       ==========      ==========    ===========    ===========

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 3. PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS -- (CONTINUED) First Credit Facility:

     Facility A: The interest rate is effective on the date of the borrowings and may be designated by the Company as either (1) the higher of the prime rate or Federal Funds effective rate plus 0.5% or (2) London Interbank Offered Rate plus 0.375%. The Company also pays a facilities fee of 0.1875% per annum on the average daily commitment.

     Borrowings under Facility A are unsecured and are guaranteed by a stockholder which requires a 1% annual fee on the maximum borrowing limit. At the inception of the agreement, the stockholder was granted 1,875,000 Class B common stock options at $1.47 per share, the estimated market price at that date. The options vest quarterly at the rate of 93,750 shares. Vesting would be reduced if the maximum borrowing limit amount is reduced. The options are exercisable for five years from the date the last options are vested. As of December 31, 1995 and March 31, 1996, respectively, 562,500 and 656,250 stock options are vested.

     In the event of a default under Facility A, the Company must issue to the guarantor shares of $5.50 par value preferred stock equal to the payment made by the guarantor divided by $5.50.

     Facility B: The interest rate is effective on the date of the borrowings at the higher of the prime rate plus 0.25% or Federal Funds effective rate plus 0.75%. The effective rate at March 31, 1996 is 8.50%. The Company also pays an annual facilities fee of 0.25% on the average daily commitment. Borrowings under Facility B are limited based on the Company's borrowing base which includes trade receivables and inventories. The borrowings under Facility B are collateralized by trade receivables and inventory. As of December 31, 1995, the maximum borrowing limit was available to the Company.

     In March 1996, the Bank and the Company agreed to increase the maximum borrowing limit under Facility B from $6,000,000 to $10,000,000.

     Facility C: The Company can borrow under this facility if the aggregate borrowings are in excess of the Facility A maximum borrowing amount plus the borrowing base of Facility B. The interest rate is the higher of the prime rate plus 0.75% or Federal Funds effective rate plus 1.25% on the date of the borrowing. The borrowings under Facility C are collateralized by trade receivables and inventory.

     Upon the use of Facility C, the Company pays an annual facilities fee of 0.5% on the average daily commitment. In addition, Facility C is then guaranteed by a stockholder which requires an annual fee equal to 0.5% of the difference between the actual borrowing on Facility C and the total borrowing base attributable to Facility C which includes trade receivables and inventories.

     Facility C was activated in 1995 upon which the Company granted to the stockholder 1,912,500 Class B common stock options at $2.27 per share, the estimated market price at that date. The options vest quarterly at the rate of 112,500 shares. Vesting would be reduced if the maximum borrowing limit amount is reduced. The options are exercisable for five years from the date the last options are vested. As of December 31, 1995 and March 31, 1996, respectively, 225,000 and 337,500 stock options are vested.

     In the event of a default under Facility C, the Company must issue to the guarantor shares of $5.50 par value preferred stock equal to the payment made by the guarantor divided by $5.50.

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 3. PLEDGED ASSETS, RELATED DEBT AND SUBSEQUENT EVENTS -- (CONTINUED) Stock Options: The Company has used the Black-Scholes model to value the options issued under Facility A and C. The total value of the options under Facility A and C was approximately $1,400,000 and $2,000,000, respectively, at the date of issuance.

     Interest expense for the years ended December 31, 1994 and 1995 is composed of the following:

                                          1994                                                      1995
                  -----------------------------------------------------     -----------------------------------------------------
                  FACILITY A     FACILITY B     FACILITY C      TOTAL       FACILITY A     FACILITY B     FACILITY C      TOTAL
                  ----------     ----------     ----------     --------     ----------     ----------     ----------     --------
Amounts to
 bank.........     $  26,706       $--            $--          $ 26,706     $  253,701      $  29,750      $  --         $283,451
Facility
 fee..........         7,058        9,411                        16,469         11,250         15,000         30,027       56,277
Capitalized
 interest.....        --            --             --             --           (61,914)        --             --          (61,914)
Amortization
 of fair value
 of
 stock options
 issued to
 non-employees...    175,000        --             --           175,000        280,000         --            352,000      632,000
                  ----------     ----------     ----------     --------     ----------     ----------     ----------     --------
                   $ 208,764       $9,411         $--          $218,175     $  483,037      $  44,750      $ 382,027     $909,814
                    ========     ========       ========       ========     ==========       ========       ========     ========
Effective
 average
 interest
 rate.........         46.8%        **             **                            15.9%          13.7%         **
                    ========     ========       ========                    ==========       ========       ========

- ---------------
** No amounts borrowed during the year.

     Second Credit Facility: In March 1996, a Second Credit Facility for $8,000,000 was established. The borrowings under the Second Credit Facility are unsecured and bear interest at a rate equal to 1% over the higher of the prime rate or the Federal Funds effective rate plus 0.5%. The Company also must pay a facilities fee of 1% on the average daily commitment. At such time as the Company issues equity or debt for cash, the amount of the Second Credit Facility commitment is reduced by an amount equal to 100% of the net cash proceeds from such issuance and any amounts due at that time must be reduced down to the new commitment amount.

NOTE 4.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Company leases its facilities under noncancellable agreements which expire at various times through March 2001. These agreements require various monthly rentals plus the payment of applicable property taxes, maintenance and insurance. The Company also leases vehicles and equipment under agreements which expire at various times through December 2001 and require various monthly rentals.

     The total minimum rental commitment at December 31, 1995 under the leases mentioned above is as follows:

                1996............................................  $1,549,000
                1997............................................   1,047,000
                1998............................................     534,000
                1999............................................     454,000
                2000............................................     411,000
                Thereafter......................................     305,000
                                                                  ----------
                                                                  $4,300,000
                                                                  ==========

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 4.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE -- (CONTINUED)
     The total rental expense included in the consolidated statements of operations for 1993, 1994 and 1995 is approximately $125,000, $622,000 and $1,558,000, respectively, which also includes short-term rentals for office facilities.

NOTE 5.  INCOME TAX MATTERS

     Net deferred taxes consist of the following components as of December 31, 1994 and 1995:

                                                                 1994           1995
                                                              ----------     -----------
    Deferred tax assets:
      Net operating loss carryforwards......................  $5,306,000     $ 9,681,000
      Accruals and reserves not currently deductible........     607,000         529,000
      Deferred revenues.....................................     290,000         301,000
      Other.................................................       8,000          17,000
                                                              ----------     -----------
                                                               6,211,000      10,528,000
      Less valuation allowance..............................   5,411,000       8,418,000
                                                              ----------     -----------
                                                                 800,000       2,110,000
                                                              ----------     -----------
    Deferred tax liabilities:
      Deferred line installation cost.......................     404,000         570,000
      Property and equipment................................     396,000       1,540,000
                                                              ----------     -----------
                                                                 800,000       2,110,000
                                                              ----------     -----------
                                                              $   --         $   --
                                                              ==========     ===========

     During 1995, the Company increased the valuation allowance to $8,418,000 on the deferred tax assets. A valuation allowance has been recognized to offset the related net deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards. The Company has available net operating loss carryforwards totaling approximately $24 million which expire in various amounts in the years 2008 to 2010.

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for 1993, 1994 and 1995 due to the following:

                                                  1993           1994            1995
                                                ---------     -----------     -----------
    Computed "expected" tax (benefit).........  $(854,000)    $(3,934,000)    $(3,744,000)
    Increase (decrease) in income taxes
      resulting from:
      Change in valuation allowance...........    789,000       4,622,000       3,007,000
      Deferred tax rate differential on
         temporary differences................    104,000        (656,000)        739,000
      Other...................................    (39,000)        (32,000)         (2,000)
                                                ---------     -----------     -----------
                                                $  --         $   --          $   --
                                                =========     ===========     ===========

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 6.  STOCK OPTION PLAN AND SUBSEQUENT EVENTS

     The Company has reserved 5,471,630 and 6,676,267 shares of Class A common stock for issuance to key employees and directors under the 1992, 1993 and 1995 Incentive Stock Option Plans and the Director Stock Option Plan at December 31, 1995 and March 31, 1996, respectively, which have been approved by the Board of Directors. Options are granted at prices equal to the estimated fair market value on the dates of grant as determined by the Company's Board of Directors. Under the 1992, 1993 and Director stock option plans, all options granted become exercisable at a rate of 25% per year, on a cumulative basis. Under the 1995 stock option plan, all options, except for options issued to the Company's chairman and chief executive officer, become exercisable at a rate of 25% per year, on a cumulative basis, beginning five years from the date of grant. The options issued to the Company's chairman and chief executive officer vest at a rate of 20% per year, on a cumulative basis.

     Other pertinent information related to the plans is as follows:

                                                                 SHARES     OPTION PRICE
                                                                ---------   -------------
    Outstanding at January 1, 1993............................  1,004,394   $0.27 - $0.29
      Granted.................................................  1,564,414    0.80 -  1.07
                                                                ---------
    Outstanding at December 31, 1993..........................  2,568,808    0.27 -  1.07
      Granted.................................................    786,113    1.47 -  1.73
      Forfeited...............................................   (232,691)   0.80 -  1.73
                                                                ---------
    Outstanding at December 31, 1994..........................  3,122,230    0.27 -  1.73
      Granted.................................................  2,006,273    1.73 -  2.67
      Exercised...............................................    (11,532)   0.27 -  1.07
      Forfeited...............................................   (247,923)   1.07 -  2.27
                                                                ---------
    Outstanding at December 31, 1995..........................  4,869,048    0.27 -  2.67
      Granted.................................................  1,653,668    2.67 -  2.93
      Exercised...............................................    (23,438)           0.99
      Forfeited...............................................    (95,974)   0.80 -  2.67
                                                                ---------
    Under option, March 31, 1996..............................  6,403,304    0.27 -  2.93
                                                                =========

                                                         DECEMBER 31,
                                                -------------------------------   MARCH 31,
                                                 1993       1994        1995        1996
                                                -------   ---------   ---------   ---------
                                                       NUMBER OF SHARES
    Available for grant, end of year..........  393,692     590,270     591,988     237,993
                                                =======   =========   =========   =========
    Options exercisable, end of year..........  251,100   1,035,143   1,580,989   1,759,424
                                                =======   =========   =========   =========

     The Company issued 965,166 and 688,502 of stock options in January and February 1996. The estimated fair market value of these options at the date of grant was later determined to exceed the exercise price by $4,170,000 and $5,020,000, respectively. As a result, the Company will be required to amortize approximately $9,190,000 over the vesting period of these options. The amortization for the three months ended March 31, 1996 was approximately $315,000.

     Subsequent to March 31, 1996, the stockholders approved the Amended and Restated Directors Stock Option Plan, the 1996 Employee Stock Option Plan and the Employee Stock Purchase Plan (see Note 11).

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 6.  STOCK OPTION PLAN AND SUBSEQUENT EVENTS (CONTINUED)
     In addition, the Company has reserved 3,787,500 shares of Class B common stock for issuance to a stockholder which has guaranteed a debt agreement. As discussed in Note 3, all options have been granted as of December 31, 1995 and March 31, 1996.

NOTE 7.  INVESTMENT AGREEMENT AND PREFERRED STOCK INFORMATION

     The Company has an investment agreement under which the Company issued 7,344,964 shares of Class A common stock and 15,625,929 shares of Class B common stock as of December 31, 1995 and March 31, 1996. All Class B common stock has rights identical to Class A common stock other than their voting rights, which are equal to .40 vote per share. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder. The agreement also restricts the payment of any dividends and redemption of stock without the prior consent of five-sevenths of the Company's Board of Directors. On April 1, 1996, the stockholders agreed to terminate the investment agreement and enter into a new Investor Agreement, which will be effective upon effectiveness of the Registration Statement filed in connection with the contemplated public offering (see Note 11).

     The Company has authorized but not issued 1,150,000 shares of $5.50 par value redeemable Class A preferred stock. If issued, holders of the Class A preferred stock would be entitled to nominate, vote and elect two additional members to the Company's Board of Directors and to receive cash dividends on the par value of the stock at the New York prime plus two percent. Such dividends are cumulative.

NOTE 8.  RETIREMENT PLAN

     The Company has a 401(k) profit-sharing plan available to employees who have completed one year of service and have worked 1,000 hours during the year. The Company's contribution is discretionary. The Company contributed approximately none, $12,000 and $44,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 9.  ACQUISITION

     On April 28, 1995, the Company issued 3,676,058 shares or approximately $8.3 million of the Company's Class B common stock in exchange for all of the outstanding common stock of MWR Telecom Inc. (MWR). In addition, the Company granted an option to the seller to purchase 3,529,414 shares of Class B common stock for $2.27 per share. This option was exercised on June 15, 1995.

     MWR provides fiber optics telecommunication services between interexchange carriers and their customers primarily in the Des Moines, Iowa area. The goodwill acquired of approximately $2.6 million is being amortized over 15 years by the straight-line method. The acquisition has been accounted for as a purchase and results of operations since the date of acquisition are included in the 1995 consolidated financial statements.

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 9.  ACQUISITION (CONTINUED)
     The unaudited consolidated results of operations on a pro forma basis as though MWR had been acquired as of the beginning of 1994 is as follows:

                                                                 1994           1995
                                                             ------------   ------------
    Service income.........................................  $ 10,060,000   $ 29,871,000
    Net loss...............................................   (11,070,000)   (10,561,000)
    Loss per common and common equivalent share............          (.31)          (.29)

     The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the MWR acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

NOTE 10.  RELATED PARTY TRANSACTIONS

     During 1995, the Company entered into agreements with two stockholders that gives certain rights-of-way to the Company for the construction of its telecommunications network in exchange for capacity on the network. These agreements were renegotiated in 1996 to clarify various terms of the agreements.

     The Company provided and purchased services from various companies, the principals of which are stockholders or directors of McLeod, Inc. or are affiliates. These provided and purchased services are as follows:

                                                              1993       1994       1995
                                                            --------   --------   --------
  Telecommunications revenue..............................  $     --   $     --   $103,000
                                                            ========   ========   ========
  Operating expenses:
    Rent..................................................  $ 36,000   $ 19,000   $383,000
    Legal services........................................    91,000     79,000    147,000
    Transportation services...............................    18,000     51,000     38,000
    Advertising fees......................................     1,000     11,000     55,000
    Maintenance and installation services.................        --     51,000     36,000
    Commission expense....................................        --     11,000     31,000
    Miscellaneous expense.................................        --      3,000     23,000
    Reimbursement of general and administrative
       expenses...........................................    (6,000)   (52,000)   (38,000)
                                                            --------   --------   --------
                                                            $140,000   $173,000   $675,000
                                                            ========   ========   ========

     In addition, at March 31, 1996, the Company has two $75,000 notes receivable from officers. The notes bear interest at the applicable federal interest rate for mid-term loans and require interest only payments for two years and then annual $25,000 payments plus interest until paid in full.

NOTE 11.  EVENTS SUBSEQUENT TO DECEMBER 31, 1995


     Public offering: The Company has made arrangements with three investment banking firms to undertake an initial public offering of Class A common stock for approximately $228 million at a per share price based on market conditions at the time of effectiveness. The above amount does not include an over-allotment option to sell additional shares. Although no assurances can be given that

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 11. EVENTS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED) the offering will be successful, the Company plans to use the proceeds to finance (i) certain development, construction and operating costs of the Company's fiber optic network, (ii) to fund market expansion activities of the telemanagement business, (iii) to repay borrowings and (iv) for additional working capital and general corporate purposes.

     Recapitalization: In March 1996, the Company's Board of Directors authorized a restatement of its Articles of Incorporation increasing the authorized Class A common stock from 15,000,000 shares of $.01 par value stock to 75,000,000 shares of $.01 par value stock and increasing the authorized Class B common stock from 15,000,000 shares of $.01 par value stock to 22,000,000 shares of $.01 par value stock. The restated Articles of Incorporation also authorizes the Board of Directors to issue up to 2,000,000 shares of $.01 par value preferred stock. The terms of the preferred stock are determined at the time of issuance. The Board of Directors also declared a 3.75 to 1 stock split for both the Class A and Class B common stock which was effected in the form of a stock dividend. All references to share and per share amounts give retroactive effect to this stock split and recapitalization.

     Investor agreement: On April 1, 1996, the stockholders entered into an Investor Agreement, which will be effective upon effectiveness of the Registration Statement filed in connection with the contemplated public offering. This agreement provides for the election of directors designated by certain principal stockholders and prevents certain principal stockholders from disposing of any equity securities of the Company for a period of two years unless consented to by the Board of Directors. In addition, certain principal stockholders agreed that for a period of three years they will not acquire any securities or options issued by the Company, except as allowed by previous agreements or by the Board of Directors.

     Employee benefit plans: On April 30, 1996, the Company's stockholders approved the Amended and Restated Directors Stock Option Plan, the 1996 Employee Stock Option Plan and the Employee Stock Purchase Plan. A summary of these plans follows:

          Amended and Restated Directors Stock Option Plan -- The Directors Stock Option Plan ("Directors Plan") was amended and restated to be a "formula" plan under which each eligible non-employee director who subsequently commences service as a director will be granted an initial option to purchase 10,000 shares of Class A common stock. An additional option to purchase 5,000 shares of Class A common stock will be granted in each of the next two years to each eligible director who remains for the two year period. Options granted under the Directors Plan, as amended, may be exercised with respect to 25 percent of the shares subject to such option one year after the option is granted and with respect to an additional 25 percent of the shares subject to such option over the next three years. The Directors Plan, as amended, will terminate in 2006, unless terminated earlier by the Board of Directors.

          1996 Employee Stock Option Plan (1996 Plan) -- The 1996 Plan supersedes the 1992 Incentive Stock Option Plan, the 1993 Incentive Stock Option Plan and the 1995 Incentive Stock Option Plan. No future grants of options will be made under such Plans. The Company has reserved 4,525,000 shares for issuance under the 1996 Plan. All officers and key employees of the Company are eligible to receive grants under the 1996 Plan, provided the individual does not have more than 2,000,000 shares subject to exercise. The option price generally may not be less than 100% of the fair market value of the Class A common stock on the grant date (or 110% if the grantee beneficially owns more than 10% of the outstanding Class A common

                         MCLEOD, INC. AND SUBSIDIARIES

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 11. EVENTS SUBSEQUENT TO DECEMBER 31, 1995 -- (CONTINUED) stock). The options granted terminate 10 years after the grant date (or five years after the grant date if the grantee beneficially owns more than 10% of the outstanding Class A common stock). The options may be exercised at any time after grant, however, no more than $100,000 worth of stock covered by the options may become exercisable in any calendar year. The 1996 Plan will terminate in March 2006.

          Employee Stock Purchase Plan -- Under the stock purchase plan, employees may purchase up to an aggregate of 1,000,000 shares of Class A common stock through payroll deductions. Employees of the Company who have been employed more than six months and who are regularly scheduled to work more than 20 hours per week are eligible to participate in the plan, provided that they own less than five percent of the total combined voting power of all classes of stock of the Company. The purchase price for each share will be determined by the Compensation Committee but may not be less than 85% of the closing price of the shares of Class A common stock on the first or last trading day of the payroll deduction period, whichever is lower. No employee may purchase in any calendar year Class A common stock having an aggregate fair market value in excess of $25,000. Upon termination of employment, an employee other than a participating employee who is subject to Section 16(b) under the Securities Exchange Act of 1934, as amended, will be refunded all monies in his or her account and the employee's option to purchase shares will terminate. The plan will terminate in March 2006, unless terminated earlier by the Board of Directors.

     Employment, Confidentiality and Non-Competition Agreements: On May 29, 1996, the Company entered into employment, confidentiality and non-competition agreements with 37 members of senior management. The agreements with the ten senior management executive employees and 27 other senior management employees provide that during their term of employment and for a two-year and one-year period, respectively, following termination, the employees will not compete with the Company. In addition, the ten executives and 27 senior managers have each been granted options to purchase 23,000 and 11,500 shares of Class A common stock, respectively, at the initial public offering price per share, effective upon an initial public offering prior to December 31, 1996. The agreements provide that employees may not disclose any confidential information during or after employment.

     Change-of-Control Agreements: On May 29, 1996, the Company also entered into change-of-control agreements with the ten senior management executive employees discussed above, which provide for certain payments in connection with termination of employment after a change of control (as defined within the agreements) of the Company. The change-of-control agreements terminate on December 31, 2006 unless a change of control occurs during the six-month period prior to December 31, 2006, in which case the agreements terminate on December 31, 2007. The agreements provide that if an executive terminates his or her employment within six months after a change of control or if the executive's employment is terminated within 24 months after a change of control in accordance with the terms and conditions set forth in the agreements, the executive will be entitled to certain benefits. The benefits include cash compensation, immediate vesting of outstanding stock options and coverage under the Company's group health plan.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
MWR Telecom Inc.
Cedar Rapids, Iowa

     We have audited the statements of income, stockholder's equity, and cash flows of MWR Telecom Inc. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MWR Telecom Inc. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995 in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 15, 1996

                                MWR TELECOM INC.

                         STATEMENTS OF INCOME (NOTE 7)

                                                                         PERIOD FROM
                                           YEARS ENDED DECEMBER 31,       JANUARY 1,       THREE MONTHS
                                          --------------------------       1995 TO            ENDED
                                             1993           1994        APRIL 28, 1995    MARCH 31, 1995
                                          -----------    -----------    --------------    --------------
                                                                                           (UNAUDITED)
Telecommunications revenue (Note 2).....  $ 1,823,056    $ 2,045,597       $872,809          $661,400
                                           ----------     ----------       --------          --------
Operating expenses:
  Cost of service.......................      673,925        806,855        375,480           276,986
  Selling, general and administrative,
     including management fees to parent
     company 1993 $18,000; 1994 $31,500;
     1995 $12,000.......................      295,831        298,000         98,328            79,029
  Depreciation..........................      428,263        569,151        220,125           162,403
                                           ----------     ----------       --------          --------
          TOTAL OPERATING EXPENSES......    1,398,019      1,674,006        693,933           518,418
                                           ----------     ----------       --------          --------
          OPERATING INCOME..............      425,037        371,591        178,876           142,982
Financial income (expense):
  Interest income, parent company and
     its affiliates.....................       51,087         25,305          1,093               403
  Interest (expense), parent company and
     its affiliates.....................     (137,068)      (252,904)       (55,820)          (57,244)
                                           ----------     ----------       --------          --------
          INCOME BEFORE INCOME TAXES....      339,056        143,992        124,149            86,141
Income taxes (Note 4)...................      138,028         59,732         51,239            35,808
                                           ----------     ----------       --------          --------
          NET INCOME....................  $   201,028    $    84,260       $ 72,910          $ 50,333
                                           ==========     ==========       ========          ========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (NOTE 7)
                 YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE
                 PERIOD FROM JANUARY 1, 1995 TO APRIL 28, 1995

                                                      ADDITIONAL      RETAINED
                                           COMMON      PAID-IN        EARNINGS
                                           STOCK       CAPITAL       (DEFICIT)        TOTAL
                                           ------     ----------     ----------     ----------
Balance, December 31, 1992...............  $1,000     $1,247,031     $  (16,154)    $1,231,877
  Net income.............................     --              --        201,028        201,028
  Conversion of related party note
     payable to equity...................     --       1,200,000             --      1,200,000
                                           ------     ----------      ---------     ----------
Balance, December 31, 1993...............  1,000       2,447,031        184,874      2,632,905
  Net income.............................     --              --         84,260         84,260
  Distribution to parent company
     (Note 1)............................     --              --       (412,693)      (412,693)
                                           ------     ----------      ---------     ----------
Balance, December 31, 1994...............  1,000       2,447,031       (143,559)     2,304,472
  Net income.............................     --              --         72,910         72,910
  Conversion of related party note
     payable to equity...................     --       2,500,000             --      2,500,000
  Distribution to parent company
     (Note 1)............................     --              --       (302,435)      (302,435)
                                           ------     ----------      ---------     ----------
Balance, April 28, 1995..................  $1,000     $4,947,031     $ (373,084)    $4,574,947
                                           ======     ==========      =========     ==========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                       STATEMENTS OF CASH FLOWS (NOTE 7)

                                                                                PERIOD FROM
                                                                                JANUARY 1,
                                                  YEARS ENDED DECEMBER 31,        1995 TO      THREE MONTHS
                                                ----------------------------     APRIL 28,        ENDED
                                                    1993            1994           1995         MARCH 31,
                                                ------------    ------------    -----------        1995
                                                                                               ------------
                                                                                               (UNAUDITED)
Cash Flows from Operating Activities
  Net income..................................  $    201,028    $     84,260    $   72,910      $   50,333
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation..............................       428,263         569,151       220,125         162,403
    Deferred income taxes.....................       105,513         261,290        13,795          67,736
    Changes in assets and liabilities:
      (Increase) in trade receivables.........      (142,965)        (65,761)      (24,693)         (5,088)
      (Increase) decrease in related party
         receivables..........................       921,089          28,364         2,957          (1,347)
      Increase (decrease) in accounts payable
         and accrued expenses.................       (96,357)       (120,813)       76,509          63,713
      Increase (decrease) in related party
         payables.............................       (80,266)         (4,825)       30,028          (3,920)
      Increase (decrease) in deferred
         revenue..............................        25,945          (8,142)       83,030          81,981
      Other, net..............................        20,461        (107,607)      115,601        (125,012)
                                                 -----------     -----------    ----------      ----------
         NET CASH PROVIDED BY OPERATING
           ACTIVITIES.........................     1,382,711         635,917       590,262         290,799
                                                 -----------     -----------    ----------      ----------
Cash Flows from Investing Activities
  Purchase of property and equipment..........    (1,148,197)     (1,032,468)     (366,539)       (148,409)
  Proceeds from payments on notes receivable
    from parent company and its affiliates....        30,000       1,097,000            --              --
  Advances on notes receivable from parent
    company and its affiliates................    (2,088,000)       (712,000)      (99,000)        (56,000)
  Proceeds on notes receivable................            --       1,383,609            --              --
                                                 -----------     -----------    ----------      ----------
         NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES...............    (3,206,197)        736,141      (465,539)       (204,409)
                                                 -----------     -----------    ----------      ----------
Cash Flows from Financing Activities
  Increase (decrease) in checks issued not yet
    presented for payment.....................      (228,411)         33,942       (39,723)         (1,390)
  Proceeds from notes payable to parent
    company...................................     4,684,000         581,000        44,000          44,000
  Payments on notes payable to parent
    company...................................    (2,632,103)     (1,987,000)     (129,000)       (129,000)
                                                 -----------     -----------    ----------      ----------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES...............     1,823,486      (1,372,058)     (124,723)        (86,390)
                                                 -----------     -----------    ----------      ----------
         NET INCREASE (DECREASE) IN CASH......            --              --            --              --
Cash:
  Beginning...................................            --              --            --              --
                                                 -----------     -----------    ----------      ----------
  Ending......................................  $         --    $         --    $       --      $       --
                                                 ===========     ===========    ==========      ==========
Supplemental Disclosure of Cash Flow
  Information
  Cash payment for interest, net of interest
    capitalized 1993 $10,777; 1994 $10,276;
    1995 $6,827...............................  $    137,068    $    252,904    $   55,820      $   55,820
                                                 ===========     ===========    ==========      ==========
  Cash payments for income taxes, net of
    refunds...................................  $     94,023    $   (144,622)   $    8,000      $    8,000
                                                 ===========     ===========    ==========      ==========
Supplemental Schedule of Noncash Investing and
  Financing Activities
  Conversion of related party notes payable to
    equity....................................  $  1,200,000                    $2,500,000      $2,500,000
                                                 ===========                    ==========      ==========
  Distribution to parent company of certain
    net assets (Note 1).......................                  $    412,693    $  302,435      $  302,435
                                                                 ===========    ==========      ==========

                       See Notes to Financial Statements.

                                MWR TELECOM INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: MWR Telecom Inc. (the "Company") primarily provides fiber optics telecommunication services between interexchange carriers and their customers primarily in the Des Moines, Iowa area. The Company was a wholly-owned subsidiary of Midwest Capital Group, Inc. until April 28, 1995 when all of the Company's common stock was purchased by McLeod, Inc. (see Note 7).

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies is as follows:

     Basis of presentation: Prior to the sale of the operating assets of its wholly-owned subsidiary in March 1994, the financial statements for MWR Telecom Inc. (MWR) included the results of operations and cash flows of its subsidiary. Subsequent to the sale, the subsidiary was liquidated and certain remaining net assets were transferred to MWR's parent company. Since MWR's subsidiary was not acquired by McLeod, Inc. (see Note 7), these financial statements only include the results of operations and cash flows of MWR.

     Inventory: Inventory is carried principally at average cost and consists primarily of new and reusable parts to maintain and build fiber optic networks.

     Property and equipment: Property and equipment is stated at cost. Construction costs, including interest, are capitalized during the installation of fiber optic telecommunication networks. Depreciation is computed by the straight-line method over the following estimated useful lives:

                                                                       YEARS
                                                                       -----
                Telecommunication networks...........................  7-15
                Equipment............................................   3-7

     Deferred revenue: Amounts received in advance under long-term leases of fiber optic telecommunication networks are recognized as revenue on a straight-line basis over the life of the leases.

     Revenue recognition: Revenue from long-term leases of fiber optic telecommunication networks is recognized over the term of the lease. Additional services provided under these lease agreements are recognized as the services are performed. Revenue from construction of fiber optic telecommunication networks for others is recognized as the services are performed. These construction contracts are short-term in nature and there were no material contracts in process at the end of any periods presented.

     Cost of service: Includes the cost of operating the Company's fiber optic telecommunication networks and the cost of construction of networks for others.

     Income tax matters: The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are reduced by a valuation allowance when appropriate. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                                MWR TELECOM INC.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) For the periods presented, the Company was a member of a group that filed consolidated federal and state tax returns. Accordingly, income taxes payable to (refundable from) the tax authorities was recognized on the financial statements of the parent company who is the taxpayer for income tax purposes. The members of the consolidated group allocate payments to any member of the group for the income tax reduction resulting from the member's inclusion in the consolidated return, or the member makes payments to the parent company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns.

     Recently issued accounting standards: In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will require the Company to review for the impairment of long-lived assets and certain identifiable intangibles to be held and used by the Company whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 is required in fiscal 1996.

     While the Company does not know precisely the impact that will result from adopting SFAS No. 121, the Company does not expect the adoption of SFAS No. 121 to have a material effect on the Company's financial statements.

     Interim Financial Information (Unaudited): The financial statements and notes related thereto for the three month period ended March 31, 1995 are unaudited, but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim period are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

NOTE 2.  MAJOR CUSTOMERS

     Telecommunications revenue includes the following approximate amounts from major customers.

                                                                            PERIOD FROM
                                              YEARS ENDED DECEMBER 31,       JANUARY 1,
                                              -------------------------       1995 TO
                                                1993             1994      APRIL 28, 1995
                                              --------         --------    --------------
        Customer A..........................  $173,000         $268,000       $109,000
        Customer B..........................   354,000          449,000        170,000
                                              --------         --------       --------
                                              $527,000         $717,000       $279,000
                                              ========         ========       ========

NOTE 3.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     The Company leased its office and warehouse facilities from an affiliate through December 1995 when it entered into an agreement to lease its office and warehouse facilities from McLeod, Inc. on a month-to-month basis.

     The total rental expense included in the statements of income for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 28, 1995 is approximately $79,000, $82,000 and $31,000, respectively.

                                MWR TELECOM INC.

NOTE 4.  INCOME TAX MATTERS

     The provision for income taxes consists of the following:

                                                  YEARS ENDED DECEMBER     PERIOD FROM
                                                          31,               JANUARY 1,
                                                 ----------------------      1995 TO
                                                   1993         1994      APRIL 28, 1995
                                                 --------     ---------   --------------
        Current................................  $ 32,515     $(201,558)     $ 37,444
        Deferred...............................   105,513       261,290        13,795
                                                 --------     ---------       -------
                                                 $138,028     $  59,732      $ 51,239
                                                 ========     =========       =======

     The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income due to the following:

                                                                            PERIOD FROM
                                                YEARS ENDED DECEMBER 31,     JANUARY 1,
                                                ------------------------      1995 TO
                                                  1993            1994     APRIL 28, 1995
                                                --------         -------   --------------
        Computed "expected" tax...............  $118,670         $50,397      $ 43,452
        Increase (decrease) in income taxes
          resulting from:
          State tax, net of federal benefit...    22,276           9,460         8,157
          Other...............................    (2,918)           (125)         (370)
                                                --------         -------       -------
                                                $138,028         $59,732      $ 51,239
                                                ========         =======       =======

NOTE 5.  RETIREMENT PLANS

     The Company's employees who had completed certain service and hour requirements participated in certain retirement plans sponsored by the parent company. The Company's expense related to these benefit plans was approximately none, $76,000 and $21,000 for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 28, 1995, respectively.

NOTE 6.  RELATED PARTY TRANSACTION AND RIGHTS-OF-WAY

     Prior to the sale discussed in Note 7, the Company and an affiliate entered into a Joint Ownership Agreement which provides for the ownership and maintenance of each entity's fiber optic networks in the Des Moines, Iowa area. Some of the fiber optics network are constructed within rights-of-way owned by affiliated companies. This agreement remains in force after the above mentioned sale.

     The Company also had agreements with an affiliate to use certain of their rights-of-way at no charge. These agreements continued in force after the sale to McLeod, Inc.

NOTE 7.  SALE OF COMPANY

     On April 28, 1995, all of the outstanding common stock of MWR Telecom Inc. was sold to McLeod, Inc. of Cedar Rapids, Iowa.

     This diagram depicts the capability of the Company's fiber optic network to carry a variety of communications services, including some not now provided by the Company on a retail basis. The Company is a provider of integrated local and long distance telecommunications services to small and medium-sized businesses primarily in Iowa and Illinois. The Company currently provides local, long distance, 800, international, travel card and, to a very limited extent, video and Internet access services and is constructing a state-of-the-art digital fiber optic telecommunications network. This network will enable the Company to have greater control over its infrastructure. In addition, the Company's network is interconnected to the cable facilities of two third-party providers. The Company also is providing space on towers controlled by the Company to a third-party wireless service provider. The Company does not offer any retail cable or wireless services. See "Risk Factors -- Wireless Competition" and "Business."

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                         ------------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................    1
Risk Factors.........................    7
Use of Proceeds......................   17
Dividend Policy......................   17
Dilution.............................   18
Capitalization.......................   20
Selected Consolidated Financial
  Data...............................   21
Pro Forma Statement of Operations....   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   23
Business.............................   30
Management...........................   50
Certain Transactions.................   63
Principal Stockholders...............   64
Description of Capital Stock.........   66
Shares Eligible for Future Sale......   69
Underwriting.........................   71
Validity of Securities...............   72
Experts..............................   72
Glossary.............................  G-1
Index to Consolidated Financial
  Statements.........................  F-1


UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


12,000,000 SHARES


MCLEOD, INC.

CLASS A COMMON STOCK
($.01 PAR VALUE)

[LOGO]

SALOMON BROTHERS INC

BEAR, STEARNS & CO. INC.

MORGAN STANLEY & CO.
               INCORPORATED

PROSPECTUS

DATED             , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses payable by the Company in connection with the distribution of the securities hereunder.


    SEC registration fee....................................................  $   95,173
    NASD filing fee.........................................................      25,800
    Nasdaq National Market listing fee......................................      50,000
    Accounting fees and expenses............................................     350,000
    Legal fees and expenses.................................................     700,000
    Printing and engraving expenses.........................................     250,000
    Blue Sky fees and expenses..............................................      25,000
    Transfer Agent fees and expenses........................................       4,027
                                                                                 -------
              Total.........................................................  $1,500,000
                                                                                 =======


- ---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.


     The Restated Certificate contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (1) any breach of the directors' duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the DGCL; or (4) any transaction from which the director derived an improper personal benefit. The Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the DGCL. Under the Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company intends to enter into indemnity agreements with each of its directors pursuant to which the Company will agree to indemnify the directors as permitted by the DGCL. The Company has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From the Company's inception on June 6, 1991 through April 30, 1996, the Company has issued and sold the following securities (as adjusted to give effect to the 3.75-for-one stock split of the Company's Class A Common Stock and Class B Common Stock):

          (1) In July 1991, the Company issued 18,750 shares of Class A Common Stock to its founder, Clark E. McLeod. The price per share was $.27, for an aggregate consideration of $5,000.

          (2) In September 1992, the Company granted stock options to five of its employees to purchase an aggregate of 832,096 shares of Class A Common Stock pursuant to the 1992 Plan at an exercise price of $.27 per share and granted Clark E. McLeod stock options to purchase an aggregate of 172,298 shares of Class A Common Stock pursuant to the 1992 Plan at an exercise price of $.29 per share.

          (3) In January 1993, the Company issued an aggregate of 6,356,256 shares of Class A Common Stock to Clark E. McLeod (2,462,334), Mary E. McLeod (2,481,080), Holly A. McLeod (34,459), James L. Cram (153,548),
     Virginia A. Cram (153,548), William A. Cram (18,750), Kristin J. Cram (18,750), Stephen C. and Sally W. Gray (86,149), Scott L. and Julie A. Goldberg (68,918), Kirk E. Kaalberg (17,232), and Bruce A. and Susan M. Thayer (861,488). The price per share was $.27, for an aggregate consideration of $1,695,000.

          (4) Between March and November 1993, the Company granted stock options to 35 of its employees to purchase an aggregate of 1,193,438 shares of Class A Common Stock pursuant to the 1992 Plan (198,750) and the 1993 Plan (994,688), at an exercise price of $.80 per share and granted Clark E. McLeod stock options to purchase an aggregate of 180,000 shares of Class A Common Stock pursuant to the 1992 Plan (56,250) and the 1993 Plan (123,750), at an exercise price of $.88 per share.

          (5) In April 1993, the Company issued an aggregate of 5,618,754 shares of Class A Common Stock to Mary E. McLeod (1,249,999), Clark E. McLeod (1,250,003), Allsop (2,500,002), David C. Stanard (123,750), Judith A.
     Stanard (56,250), Douglas McGowan (153,750), Stephen C. and Sally W. Gray (18,750), James L. Cram (18,750), Virginia A. Cram (18,750), John D. and Karleen M. Hagan (18,750), Scott L. and Julie A. Goldberg (18,750), Robert
     C. and Deborah B. Taylor (18,750), Mernat & Co. f/b/o Henry Royer IRA (37,500), Gene L. Hassman (41,250), Stephen Samuel Gray Irrevocable Trust (3,750), Mernat & Co. f/b/o Joanne H. Collins Trust (45,000), and Mernat & Co. f/b/o Thomas M. Collins (45,000). The price per share was $.80, for an aggregate consideration of $4,495,002.

          (6) In April 1993, the Company issued 5,625,000 shares of Class B Common Stock to IES. The price per share was $.80, for an aggregate consideration of $4,500,000.

          (7) In May 1993, the Company granted to four of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 150,000 shares of Class A Common Stock at an exercise price of $.80 per share.

          (8) In December 1993, the Company issued an aggregate of 307,096 shares of Class A Common Stock to William A. Cram (14,063), Kristin J. Cram (14,063), James L. Cram (139,485) and Virginia A. Cram (139,485) in
     exchange for 307,096 shares of Class A Common Stock previously issued to James L. Cram (153,548) and Virginia A. Cram (153,548).

          (9) In December 1993, the Company granted to 44 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 40,976 shares of Class A Common Stock at an exercise price of $1.07 per share.

          (10) Between January and June 1994, the Company granted to 47 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 535,314 shares of Class A Common Stock at an exercise price of $1.47 per share.

          (11) In February 1994, the Company issued 2,045,457 shares of Class B Common Stock to IES. The price per share was $1.47, for an aggregate consideration of $3,000,003.

          (12) In February 1994, the Company issued an aggregate of 2,484,720 shares of Class A Common Stock to Allsop (1,022,727), Clark E. McLeod (511,365), Mary E. McLeod (511,362), Mernat & Co. f/b/o John D. Hagan IRA (76,875), Bruce A. and Susan M. Thayer (68,183), Judith A. Stanard (67,500), Mernat & Co. f/b/o Thomas M. Collins (102,274), Mernat & Co. f/b/o Henry Royer IRA (37,500), Casey D. Mahon (34,092), Dain Bosworth, Custodian for Casey D. Mahon IRA (34,092), Stephen C. and Sally W. Gray (15,000), and Robert C. and Deborah B. Taylor (3,750). The price per share was $1.47, for an aggregate consideration of $3,644,250.

          (13) In May 1994, the Company issued an aggregate of 14,478,480 shares of Class A Common Stock to all existing holders of Class A Common Stock and an aggregate of 7,670,457 shares of Class B Common Stock to all existing holders of Class B Common Stock in connection with the reincorporation of the Company from Iowa to Delaware in August 1993 and in exchange for all shares of Class A Common Stock and Class B Common Stock previously issued to such stockholders.

          (14) In May 1994, the Company granted to IES, in consideration of the guaranty executed by IES in connection with the Credit Facility, stock options to purchase an aggregate of 1,875,000 shares of Class B Common Stock at an exercise price of $1.47 per share.

          (15) Between August 1994 and January 1995, the Company granted to 235 of its employees, pursuant to the 1993 Plan, stock options to purchase an aggregate of 569,503 shares of Class A Common Stock at an exercise price of $1.73 per share and granted Clark E. McLeod stock options to purchase an aggregate of 18,750 shares of Class A Common Stock pursuant to the 1993 Plan at an exercise price of $1.91 per share.

          (16) In December 1994, the Company issued an aggregate of 2,482,602 shares of Class A Common Stock to Joni Thornton (3,750), Al and Delores Lyon (3,750), Aaron McLeod (3,750), Holly McLeod (3,750), Dave and Karen Lindberg (3,750), Ted McLeod (3,750), Clark E. McLeod (7,500) and Mary E. McLeod (2,452,602), in exchange for 2,482,602 shares of Class A Common Stock previously issued to Clark E. McLeod (18,750) and Mary E. McLeod (2,463,852).

          (17) In December 1994, the Company issued an aggregate of 278,972* shares of Class A Common Stock to William A. Cram (4,688), Kristin J. Cram (4,688), James L. Cram (134,798) and Virginia A. Cram (134,798) in exchange for 278,970* shares of Class A Common Stock previously issued to James L. Cram (139,485) and Virginia A. Cram (139,485).

          (18) In January 1995, the Company issued 22,500 shares of Class A Common Stock to Mernat & Co. f/b/o Stephen C. Gray. The price per share was $1.73, for an aggregate consideration of $39,000.

- ---------------
* Differences between the number of shares originally issued and the number of shares exchanged therefor in the described transaction are due to the rounding up of all fractional shares resulting from the Recapitalization.

          (19) In January 1995, the Company granted to four of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 75,000 shares of Class A Common Stock at an exercise price of $1.73 per share.

          (20) Between March and October 1995, the Company granted stock options to 452 of its employees to purchase an aggregate of 1,339,474 shares of Class A Common Stock pursuant to the 1992 Plan (105,000), the 1993 Plan (953,224) and the 1995 Plan (281,250), at an exercise price of $2.27 per share, and granted Clark E. McLeod stock options to purchase an aggregate of 56,250 shares of Class A Common Stock pursuant to the 1995 Plan at an exercise price of $2.49 per share.

          (21) In April 1995, the Company issued 3,676,058 shares of Class B Common Stock to Midwest Capital Group Inc. The price per share was $2.27, for an aggregate consideration of $8,332,397.

          (22) In April 1995, the Company granted to IES, in consideration of the guaranty executed by IES in connection with the Credit Facility, stock options to purchase an aggregate of 1,912,500 shares of Class B Common Stock at an exercise price of $2.27 per share.

          (23) In June 1995, the Company issued 3,529,414 shares of Class B Common Stock to MWR Investments Inc. The price per share was $2.27, for an aggregate consideration of $8,000,005.

          (24) In June 1995, the Company issued 750,000 shares of Class B Common Stock to IES. The price per share was $2.27, for an aggregate consideration of $1,700,000.

          (25) In June 1995, the Company issued 3,676,058 shares of Class B Common Stock to MWR Investments Inc., in exchange for 3,676,058 shares of Class B Common Stock previously issued to Midwest Capital Group Inc.

          (26) In June 1995, the Company issued an aggregate of 929,670* shares of Class A Common Stock to Bruce A. Thayer (464,835) and Susan M. Thayer (464,835) in exchange for 929,671* shares of Class A Common Stock previously issued to Bruce A. and Susan M. Thayer.

          (27) In June 1995, the Company issued an aggregate of 1,897,068 shares of Class A Common Stock to Allsop (171,188), Frank N. and Marilyn Y. Magid (44,119), Fred L. Wham, III, Trustee, Fred L. Wham, III Profit Sharing U/A dated 1/1/89 f/b/o Fred L. Wham, III (88,238), Scott G. Byers Partnership (44,119), Craig M. and Susan M. Byers (44,119), Richard C. Young (44,119), Ross D. Christensen (44,119), William C. Knapp as trustee of the William C. Knapp Revocable Trust (88,238), Nelson Investment Company (44,119), John W. Aalfs (44,119), John D. Hagan (44,119), William J. Stevens (11,625), Tami Young (22,062), Merrill Lynch f/b/o Michael J. Brown IRA (13,238), Ann Vermeer Stienstra (13,238), Keith R. Molof (2,250), Central Iowa Energy Cooperative (330,885), Trust for the Benefit of the Children of Frank Magid (44,119), Iowa Capital Corporation (154,414), Dain Bosworth f/b/o Thomas M. Brown IRA (32,363), Thomas M. Brown (8,813), Karen Jacobi (450), Philip Thrasher Kennedy (6,619), IPC Development Co. (45,000), Trusty (44,119), S.K.E. Investment Partnership (44,119), Thomas M. Hoyt (44,119), James S. Cownie (88,238), Mernat & Co. f/b/o Stephen C. Gray IRA (3,750), Stephen C. Gray (26,352), Gregg D. Miller (44,119), Theodore G. Schwartz (44,119), Clark E. McLeod (64,163), Mary E. McLeod (64,159), Ibak & Company f/b/o John W. Colloton (25,875), and John W. Colloton (18,244). The price per share was $2.27, for an aggregate consideration of $4,299,997.

- ---------------
* Differences between the number of shares originally issued and the number of shares exchanged therefor in the described transaction are due to the rounding up of all fractional shares resulting from the Recapitalization.

          (28) In July 1995, the Company issued an aggregate of 26,352 shares of Class A Common Stock to Stephen C. Gray (22,602) and Elizabeth Mary Fletcher Gray Education Trust (3,750) in exchange for 26,352 shares of Class A Common Stock previously issued to Stephen C. Gray.

          (29) In July 1995, the Company granted to six of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price of $2.27 per share.

          (30) In October 1995, the Company issued 282 shares of Class A Common Stock to Kathleen Sanders. The price per share was $1.06, for an aggregate consideration of $300.

          (31) In October 1995, the Company issued an aggregate of 269,596 shares of Class A Common Stock to William A. Cram (3,750), Kristin J. Cram (3,750), James L. Cram (131,048) and Virginia A. Cram (131,048) in exchange for 269,596 shares of Class A Common Stock previously issued to James L. Cram (134,798) and Virginia A. Cram (134,798).

          (32) In December 1995, the Company issued an aggregate of 2,462,330 shares of Class A Common Stock to Joni Thornton (3,750), Dave and Karen Lindberg (3,750), Aaron McLeod (3,750), Holly McLeod (3,750), Clark E. McLeod (2,437,602) and Mary E. McLeod (9,728), in exchange for 2,462,330 shares of Class A Common Stock previously issued to Clark E. McLeod (2,445,102) and Mary E. McLeod (17,228).

          (33) In December 1995, the Company issued 11,250 shares of Class A Common Stock to James L. Cram. The price per share was $.27, for an aggregate consideration of $3,000.

          (34) Between December 1995 and February 1996, the Company granted stock options to 239 of its employees to purchase an aggregate of 1,514,263 shares of Class A Common Stock pursuant to the 1992 Plan (39,752) and the 1993 Plan (1,474,511), at an exercise price of $2.67 per share and granted Clark E. McLeod stock options to purchase an aggregate of 112,500 shares of Class A Common Stock pursuant to the 1993 Plan at an exercise price of $2.93 per share.

          (35) In January 1996, the Company granted to six of its directors, pursuant to the Director Plan, stock options to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price of $2.67 per share.

          (36) In February 1996, the Company issued an aggregate of 262,096 shares of Class A Common Stock to William A. Cram (5,625), Kristin J. Cram (5,625), Thomas W. Burns (3,750), Rita M. Burns (3,750), James L. Cram (121,673) and Virginia A. Cram (121,673) in exchange for 262,096 shares of Class A Common Stock previously issued to James L. Cram (131,048) and Virginia A. Cram (131,048).

          (37) In February 1996, the Company issued 23,438 shares of Class A Common Stock to Blake O. Fisher, Jr. The price per share was $.99, for an aggregate consideration of $23,125.

          (38) In April 1996, as partial consideration for the execution of employment, confidentiality and non-competition agreements, the Company granted to the 37 employees signing such agreements options to purchase an aggregate of 540,500 shares of Class A Common Stock, effective upon consummation on or before December 31, 1996 of an initial public offering of the Class A Common Stock, at an exercise price equal to the initial public offering price per share.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


 EXHIBIT
 NUMBER                                      EXHIBIT DESCRIPTION
- ---------       ------------------------------------------------------------------------------
   **1.1     -- Form of Underwriting Agreement among McLeod, Inc., Salomon Brothers Inc, Bear,
                Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated.
   **2.1     -- Agreement and Plan of Reorganization dated April 28, 1995 among Midwest
                Capital Group Inc., MWR Telecom, Inc. and McLeod Inc.
   **3.1     -- Amended and Restated Certificate of Incorporation of McLeod, Inc.
   **3.2     -- Amended and Restated Bylaws of McLeod, Inc.
   **4.1     -- Form of Class A Common Stock Certificate of McLeod, Inc.
   **4.2     -- Investment Agreement dated as of April 1, 1993 among McLeod
                Telecommunications, Inc., IES Investments Inc., Allsop Venture Partners III,
                L.P. and Clark E. McLeod.
   **4.3     -- First Amendment to Investment Agreement dated as of February 23, 1994 among
                McLeod, Inc., IES Investments Inc., Allsop Venture Partners III, L.P. and
                Clark E. McLeod.
   **4.4     -- Second Amendment to Investment Agreement dated as of April 28, 1995 among
                McLeod, Inc., IES Investments Inc., Allsop Venture Partners III, L.P., Midwest
                Capital Group Inc. and Clark E. McLeod.
   **4.5     -- Shareholders' Agreement dated as of April 1, 1993 among Clark E. McLeod, Mary
                E. McLeod, Allsop Venture Partners III, L.P., IES Investments Inc. and McLeod
                Telecommunications, Inc.
   **4.6     -- First Amendment to Shareholders' Agreement dated as of February 23, 1994 among
                Clark E. McLeod, Mary E. McLeod, Allsop Venture Partners III, L.P., IES
                Investments Inc., McLeod, Inc. and the stockholders thereof parties thereto.
   **4.7     -- Second Amendment to Shareholders' Agreement dated as of April 28, 1995 among
                Clark E. McLeod, Mary E. McLeod, Allsop Venture Partners III, L.P., IES
                Investments Inc., Midwest Capital Group Inc., McLeod, Inc. and the
                stockholders thereof parties thereto.
     4.8     -- Investor Agreement dated as of April 1, 1996 among the Company, IES
                Investments Inc., Midwest Capital Group Inc., MWR Investments Inc., Clark and
                Mary McLeod, and certain other stockholders.
     5.1     -- Opinion of Hogan & Hartson L.L.P.
  **10.1     -- Credit Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
                Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc.
                and The First National Bank of Chicago
  **10.2     -- First Amendment to Credit Agreement dated as of June 17, 1994 among McLeod,
                Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc. and The First National Bank of Chicago.
  **10.3     -- Second Amendment to Credit Agreement dated as of December 1, 1994 among
                McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc.,
                McLeod Telecommunications, Inc. and The First National Bank of Chicago.
  **10.4     -- Third Amendment to Credit Agreement dated as of May 31, 1995 among McLeod,
                Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
                Chicago.

 EXHIBIT
 NUMBER                                      EXHIBIT DESCRIPTION
- ---------       ------------------------------------------------------------------------------
  **10.5     -- Fourth Amendment to Credit Agreement dated as of July 28, 1995 among McLeod,
                Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
                Chicago.
  **10.6     -- Fifth Amendment to Credit Agreement dated as of October 18, 1995 among McLeod,
                Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc., MWR Telecom, Inc. and The First National Bank of
                Chicago.
  **10.7     -- Sixth Amendment to Credit Agreement dated as of March 29, 1996 among McLeod,
                Inc., McLeod Network Services, Inc., McLeod Telecommunications, Inc., MWR
                Telecom, Inc. and The First National Bank of Chicago.
  **10.8     -- Security Agreement dated as of May 16, 1994 among McLeod, Inc., McLeod Network
                Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc.
                and The First National Bank of Chicago.
  **10.9     -- First Amendment to Security Agreement dated as of December 1, 1994 among
                McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc.,
                McLeod Telecommunications, Inc. and The First National Bank of Chicago.
  **10.10    -- Support Agreement dated as of December 1, 1994 among IES Diversified Inc.,
                McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement, Inc.,
                McLeod Telecommunications, Inc. and The First National Bank of Chicago.
  **10.11    -- Agreement Regarding Support Agreement dated December 1994 between McLeod, Inc.
                and IES Diversified Inc.
  **10.12    -- Agreement Regarding Guarantee dated May 16, 1994 between McLeod, Inc. and IES
                Diversified Inc.
  **10.13    -- Joinder to and Assumption of Credit Agreement dated as of April 28, 1995 between McLeod Merging Co. and The First National Bank of Chicago.
  **10.14    -- Joinder to and Assumption of Security Agreement dated as of April 28, 1995 between McLeod Merging Co. and The First National Bank of Chicago.
  **10.15    -- Letter from The First National Bank of Chicago to James L. Cram dated April
                28, 1995 regarding extension of the termination date under the Credit
                Agreement.
  **10.16    -- Credit Agreement dated as of March 29, 1996 among McLeod, Inc., McLeod Network
                Services, Inc., McLeod Telemanagement, Inc., McLeod Telecommunications, Inc.
                MWR Telecom, Inc. and The First National Bank of Chicago.
  **10.17    -- Agreement for Construction Related Services dated as of October 17, 1995 between City Signal Fiber Services, Inc. and McLeod Network Services, Inc.
  **10.18    -- Construction Services Agreement dated March 27, 1996 between City Signal Fiber
                Services, Inc. and McLeod Network Services, Inc.
  **10.19    -- Fiber Optic Use Agreement dated as of February 14, 1996 between McLeod Network
                Services, Inc. and Galaxy Telecom, L.P.
  **10.20    -- Agreement dated as of July 11, 1994 between McLeod Network Services, Inc. and
                KLK Construction.
  **10.21    -- Lease Agreement dated September 5, 1995 between State of Iowa and MWR Telecom,
                Inc.
  **10.22    -- Lease Agreement dated September 5, 1995 between State of Iowa and McLeod
                Network Services, Inc.

 EXHIBIT
 NUMBER                                      EXHIBIT DESCRIPTION
- ---------       ------------------------------------------------------------------------------
  **10.23    -- Contract dated September 5, 1995 between Iowa Telecommunications and
                Technology Commission and MWR Telecom, Inc.
  **10.24    -- Contract dated June 27, 1995 between Iowa National Guard and McLeod Network
                Services, Inc.
  **10.25    -- Addendum Number One to Contract dated September 5, 1995 between Iowa National
                Guard and McLeod Network Services, Inc.
  **10.26    -- U S WEST Centrex Plus Service Rate Stability Plan dated October 15, 1993 between McLeod Telemanagement, Inc. and U S WEST Communications, Inc.
  **10.27    -- U S WEST Centrex Plus Service Rate Stability Plan dated July 17, 1993 between
                McLeod Telemanagement, Inc. and U S WEST Communications, Inc.
  **10.28    -- Ameritech Centrex Service Confirmation of Service Orders dated various dates in 1994, 1995 and 1996 between McLeod Telemanagement, Inc. and Ameritech
                Information Industry Services.
  **10.29    -- Lease Agreement dated as of December 28, 1993 between 2060 Partnership and
                McLeod Telemanagement, Inc., as amended by Amendments First to Ninth dated as of July 3, 1994, March 25, 1994, June 22, 1994, August 12, 1994, September 12,
                1994, September 20, 1994, November 16, 1994, September 20, 1995 and January 6,
                1996, respectively.
  **10.30    -- Lease Agreement dated as of May 24, 1995 between 2060 Partnership and McLeod
                Telemanagement, Inc.
  **10.31    -- Lease Agreement dated October 31, 1995 between I.R.F.B. Joint Venture and
                McLeod Telemanagement, Inc.
  **10.32    -- First Amendment to Lease Agreement dated as of November 20, 1995 between
                I.R.F.B. Joint Venture and McLeod Telemanagement, Inc.
  **10.33    -- Uniform Purchase Agreement dated July 22, 1993 between McLeod, Inc. and Hill's
                Maple Crest Farms Partnership.
  **10.34    -- Master Right-of-Way Agreement dated July 27, 1994 between McLeod Network
                Services, Inc. and IES Industries Inc.
  **10.35    -- Master Right-of-Way and Tower Use Agreement dated February 13, 1996 between
                IES Industries Inc. and McLeod, Inc.
  **10.36    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
                MidAmerican Energy Company and McLeod, Inc. (Iowa and South Dakota).
  **10.37    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between
                MidAmerican Energy Company and McLeod, Inc. (Illinois).
  **10.38    -- Settlement Agreement dated March 18, 1996 between U S WEST Communications,
                Inc. and McLeod Telemanagement, Inc.
  **10.39    -- Agreement dated August 4, 1995 between Vadacom, Inc. and McLeod
                Telemanagement, Inc.
  **10.40    -- McLeod Telecommunications, Inc. 1992 Incentive Stock Option Plan.
  **10.41    -- McLeod, Inc. 1993 Incentive Stock Option Plan.
  **10.42    -- McLeod, Inc. 1995 Incentive Stock Option Plan.
  **10.43    -- McLeod Telecommunications, Inc. Director Stock Option Plan.
  **10.44    -- Promissory Note dated July 18, 1995 between Kirk E. Kaalberg and McLeod, Inc.
  **10.45    -- Promissory Note dated March 29, 1996 between Stephen K. Brandenburg and
                McLeod, Inc.

 EXHIBIT
 NUMBER                                      EXHIBIT DESCRIPTION
- ---------       ------------------------------------------------------------------------------
  **10.46    -- Agreement dated April 28, 1995 among McLeod, Inc., McLeod Telecommunications,
                Inc., McLeod Telemanagement, Inc., McLeod Network Services, Inc. and Clark E.
                McLeod.
 **+10.47    -- Telecommunications Services Agreement dated March 14, 1994 between WilTel,
                Inc. and McLeod Telemanagement, Inc., as amended.
  **10.48    -- Amendment to Contract Addendum A to Contract No. 2102 dated March 31, 1993 between the Iowa Department of General Services and McLeod Telecommunications,
                Inc.
  **10.49    -- Construction Services Agreement dated June 30, 1995 between MFS Network
                Technologies, Inc. and MWR Telecom, Inc.
  **10.50    -- First Amendment to Agreement Regarding Support Agreement dated May 14, 1996 among McLeod, Inc., IES Diversified Inc. and IES Investments Inc.
  **10.51    -- First Amendment to Agreement Regarding Guarantee dated May 14, 1996 among
                McLeod, Inc., IES Diversified Inc. and IES Investments Inc.
  **10.52    -- Amended and Restated Directors Stock Option Plan of McLeod, Inc.
  **10.53    -- Forms of Employment, Confidentiality and Non-Competition Agreement between
                McLeod, Inc. and certain employees of McLeod, Inc.
  **10.54    -- Form of Change-of-Control Agreement between McLeod, Inc. and certain employees of McLeod, Inc.
  **10.55    -- McLeod, Inc. 1996 Employee Stock Option Plan.
  **10.56    -- McLeod, Inc. Employee Stock Purchase Plan
  **10.57    -- Form of Indemnity Agreement between McLeod, Inc. and certain officers and directors of McLeod, Inc.
  **10.58    -- License Agreement dated April 24, 1996 between PageMart, Inc. and MWR Telecom,
                Inc.
  **11.1     -- Statement regarding Computation of Per Share Earnings.
  **21.1     -- Subsidiaries of McLeod, Inc.
    23.1     -- Consents of McGladrey & Pullen, LLP.
    23.2     -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1 to this
                Registration Statement on Form S-1).
  **27.1     -- Financial Data Schedule.


- ---------------

** Previously filed.


 + Confidential treatment has been granted. The copy filed as an exhibit omits the information subject to the confidential treatment request.

     (b) FINANCIAL STATEMENT SCHEDULES.

     The following financial statement schedule is filed herewith:

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is provided in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby further undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, Iowa, on this 7th day of June, 1996.


                                          McLEOD, INC.

                                          By      /s/  CLARK E. MCLEOD

                                            ------------------------------------
                                                      Clark E. McLeod
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons, in the capacities indicated below, on this 7th day of June, 1996.


                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
                        *                        Chairman, Chief Executive Officer and
- --------------------------------------------       Director (Principal Executive Officer)
              Clark E. McLeod

                        *                        President, Chief Operating Officer and
- --------------------------------------------       Director
              Stephen C. Gray

         /s/  BLAKE O. FISHER, JR.               Chief Financial Officer and Treasurer
- --------------------------------------------       (Principal Financial Officer)
            Blake O. Fisher, Jr.

                        *                        Chief Accounting Officer and Director
- --------------------------------------------       (Principal Accounting Officer)
               James L. Cram

                        *                        Director
- --------------------------------------------
          Russell E. Christiansen

                        *                        Director
- --------------------------------------------
             Thomas M. Collins

                        *                        Director
- --------------------------------------------
               Paul D. Rhines

                        *                        Director
- --------------------------------------------
                  Lee Liu

*By:      /s/  BLAKE O. FISHER, JR.
    ----------------------------------------
            Blake O. Fisher, Jr.
              Attorney-in-fact

                          INDEPENDENT AUDITOR'S REPORT
                      ON THE FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
McLeod, Inc.
Cedar Rapids, Iowa

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          McGLADREY & PULLEN, LLP

Cedar Rapids, Iowa
March 28, 1996

                                  MCLEOD, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                        COLUMN C
                                                        ADDITIONS
                                      COLUMN B    ---------------------                COLUMN E
                                      BALANCE      CHARGED     CHARGED                 BALANCE
                                         AT           TO          TO                      AT
              COLUMN A               BEGINNING     COST AND     OTHER     COLUMN D      END OF
            DESCRIPTION              OF PERIOD     EXPENSES    ACCOUNTS   DEDUCTIONS    PERIOD
- ------------------------------------ ----------   ----------   --------   ---------   ----------
Year Ended December 31, 1993:
  Allowance for uncollectible
     accounts and discounts......... $   --       $   --       $  --      $  --       $   --
  Valuation reserve on deferred
     tax assets.....................     --          789,000      --         --          789,000
                                     ----------   ----------   ---------- ----------  ----------
                                     $   --       $  789,000   $  --      $  --       $  789,000
                                     ==========   ==========   ========== ==========  ==========
Year Ended December 31, 1994:
  Allowance for uncollectible
     accounts and discounts......... $   --       $   84,000   $  --      $  --       $   84,000
  Valuation reserve on deferred
     tax assets.....................    789,000    4,622,000      --         --        5,411,000
                                     ----------   ----------   ---------- ----------  ----------
                                     $  789,000   $4,706,000   $  --      $  --       $5,495,000
                                     ==========   ==========   ========== ==========  ==========
Year Ended December 31, 1995:
  Allowance for doubtful accounts
     and discounts.................. $   84,000   $  135,000   $  --      $  --       $  219,000
  Valuation reserve on deferred
     tax assets.....................  5,411,000    3,007,000      --         --        8,418,000
                                     ----------   ----------   ---------- ----------  ----------
                                     $5,495,000   $3,142,000   $  --      $  --       $8,637,000
                                     ==========   ==========   ========== ==========  ==========

                                 EXHIBIT INDEX


                                                                                     PAGE IN
                                                                                    SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
 NUMBER                                 EXHIBIT DESCRIPTION                           SYSTEM
- ---------       ------------------------------------------------------------------- ----------
   **1.1     -- Form of Underwriting Agreement among McLeod, Inc., Salomon Brothers
                Inc, Bear, Stearns & Co. Inc. and Morgan Stanley & Co.
                Incorporated.......................................................
   **2.1     -- Agreement and Plan of Reorganization dated April 28, 1995 among
                Midwest Capital Group Inc., MWR Telecom, Inc. and McLeod Inc. .....
   **3.1     -- Amended and Restated Certificate of Incorporation of McLeod,
                Inc. ..............................................................
   **3.2     -- Amended and Restated Bylaws of McLeod, Inc. .......................
   **4.1     -- Form of Class A Common Stock Certificate of McLeod, Inc. ..........
   **4.2     -- Investment Agreement dated as of April 1, 1993 among McLeod
                Telecommunications, Inc., IES Investments Inc., Allsop Venture
                Partners III, L.P. and Clark E. McLeod.............................
   **4.3     -- First Amendment to Investment Agreement dated as of February 23,
                1994 among McLeod, Inc., IES Investments Inc., Allsop Venture
                Partners III, L.P. and Clark E. McLeod.............................
   **4.4     -- Second Amendment to Investment Agreement dated as of April 28, 1995 among McLeod, Inc., IES Investments Inc., Allsop Venture Partners
                III, L.P., Midwest Capital Group Inc. and Clark E. McLeod..........
   **4.5     -- Shareholders' Agreement dated as of April 1, 1993 among Clark E.
                McLeod, Mary E. McLeod, Allsop Venture Partners III, L.P., IES
                Investments Inc. and McLeod Telecommunications, Inc. ..............
   **4.6     -- First Amendment to Shareholders' Agreement dated as of February 23,
                1994 among Clark E. McLeod, Mary E. McLeod, Allsop Venture Partners
                III, L.P., IES Investments Inc., McLeod, Inc. and the stockholders thereof parties thereto............................................
   **4.7     -- Second Amendment to Shareholders' Agreement dated as of April 28,
                1995 among Clark E. McLeod, Mary E. McLeod, Allsop Venture Partners
                III, L.P., IES Investments Inc., Midwest Capital Group Inc.,
                McLeod, Inc. and the stockholders thereof parties thereto..........
     4.8     -- Investor Agreement dated as of April 1, 1996 among the Company, IES
                Investments Inc., Midwest Capital Group Inc., MWR Investments Inc.,
                Clark and Mary McLeod, and certain other stockholders..............
     5.1     -- Opinion of Hogan & Hartson L.L.P. .................................
  **10.1     -- Credit Agreement dated as of May 16, 1994 among McLeod, Inc.,
                McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc. and The First National Bank of Chicago....
  **10.2     -- First Amendment to Credit Agreement dated as of June 17, 1994 among
                McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement,
                Inc., McLeod Telecommunications, Inc. and The First National Bank
                of Chicago.........................................................
  **10.3     -- Second Amendment to Credit Agreement dated as of December 1, 1994 among McLeod, Inc., McLeod Network Services, Inc., McLeod
                Telemanagement, Inc., McLeod Telecommunications, Inc. and The First
                National Bank of Chicago...........................................

                                                                                     PAGE IN
                                                                                    SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
 NUMBER                                 EXHIBIT DESCRIPTION                           SYSTEM
- ---------       ------------------------------------------------------------------- ----------
  **10.4     -- Third Amendment to Credit Agreement dated as of May 31, 1995 among
                McLeod, Inc., McLeod Network Services, Inc., McLeod Telemanagement,
                Inc., McLeod Telecommunications, Inc., MWR Telecom, Inc. and The
                First National Bank of Chicago.....................................
  **10.5     -- Fourth Amendment to Credit Agreement dated as of July 28, 1995 among McLeod, Inc., McLeod Network Services, Inc., McLeod
                Telemanagement, Inc., McLeod Telecommunications, Inc., MWR Telecom,
                Inc. and The First National Bank of Chicago........................
  **10.6     -- Fifth Amendment to Credit Agreement dated as of October 18, 1995 among McLeod, Inc., McLeod Network Services, Inc., McLeod
                Telemanagement, Inc., McLeod Telecommunications, Inc., MWR Telecom,
                Inc. and The First National Bank of Chicago........................
  **10.7     -- Sixth Amendment to Credit Agreement dated as of March 29, 1996 among McLeod, Inc., McLeod Network Services, Inc., McLeod
                Telecommunications, Inc., MWR Telecom, Inc. and The First National
                Bank of Chicago....................................................
  **10.8     -- Security Agreement dated as of May 16, 1994 among McLeod, Inc.,
                McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc. and The First National Bank of Chicago....
  **10.9     -- First Amendment to Security Agreement dated as of December 1, 1994 among McLeod, Inc., McLeod Network Services, Inc., McLeod
                Telemanagement, Inc., McLeod Telecommunications, Inc. and The First
                National Bank of Chicago...........................................
  **10.10    -- Support Agreement dated as of December 1, 1994 among IES
                Diversified Inc., McLeod, Inc., McLeod Network Services, Inc.,
                McLeod Telemanagement, Inc., McLeod Telecommunications, Inc. and
                The First National Bank of Chicago.................................
  **10.11    -- Agreement Regarding Support Agreement dated December 1994 between
                McLeod, Inc. and IES Diversified Inc. .............................
  **10.12    -- Agreement Regarding Guarantee dated May 16, 1994 between McLeod,
                Inc. and IES Diversified Inc. .....................................
  **10.13    -- Joinder to and Assumption of Credit Agreement dated as of April 28,
                1995 between McLeod Merging Co. and The First National Bank of
                Chicago............................................................
  **10.14    -- Joinder to and Assumption of Security Agreement dated as of April
                28, 1995 between McLeod Merging Co. and The First National Bank of
                Chicago............................................................
  **10.15    -- Letter from The First National Bank of Chicago to James L. Cram dated April 28, 1995 regarding extension of the termination date under the Credit Agreement.........................................
  **10.16    -- Credit Agreement dated as of March 29, 1996 among McLeod, Inc.,
                McLeod Network Services, Inc., McLeod Telemanagement, Inc., McLeod
                Telecommunications, Inc. MWR Telecom, Inc. and The First National
                Bank of Chicago....................................................

                                                                                     PAGE IN
                                                                                    SEQUENTIAL
 EXHIBIT                                                                            NUMBERING
 NUMBER                                 EXHIBIT DESCRIPTION                           SYSTEM
- ---------       ------------------------------------------------------------------- ----------
  **10.17    -- Agreement for Construction Related Services dated as of October 17,
                1995 between City Signal Fiber Services, Inc. and McLeod Network
                Services, Inc. ....................................................
  **10.18    -- Construction Services Agreement dated March 27, 1996 between City
                Signal Fiber Services, Inc. and McLeod Network Services, Inc. .....
  **10.19    -- Fiber Optic Use Agreement dated as of February 14, 1996 between
                McLeod Network Services, Inc. and Galaxy Telecom, L.P. ............
  **10.20    -- Agreement dated as of July 11, 1994 between McLeod Network
                Services, Inc. and KLK Construction................................
  **10.21    -- Lease Agreement dated September 5, 1995 between State of Iowa and
                MWR Telecom, Inc. .................................................
  **10.22    -- Lease Agreement dated September 5, 1995 between State of Iowa and
                McLeod Network Services, Inc. .....................................
  **10.23    -- Contract dated September 5, 1995 between Iowa Telecommunications and Technology Commission and MWR Telecom, Inc. ...................
  **10.24    -- Contract dated June 27, 1995 between Iowa National Guard and McLeod
                Network Services, Inc. ............................................
  **10.25    -- Addendum Number One to Contract dated September 5, 1995 between
                Iowa National Guard and McLeod Network Services, Inc. .............
  **10.26    -- U S WEST Centrex Plus Service Rate Stability Plan dated October 15,
                1993 between McLeod Telemanagement, Inc. and U S WEST
                Communications, Inc. ..............................................
  **10.27    -- U S WEST Centrex Plus Service Rate Stability Plan dated July 17,
                1993 between McLeod Telemanagement, Inc. and U S WEST
                Communications, Inc. ..............................................
  **10.28    -- Ameritech Centrex Service Confirmation of Service Orders dated various dates in 1994, 1995 and 1996 between McLeod Telemanagement,
                Inc. and Ameritech Information Industry Services...................
  **10.29    -- Lease Agreement dated as of December 28, 1993 between 2060
                Partnership and McLeod Telemanagement, Inc., as amended by
                Amendments First to Ninth dated as of July 3, 1994, March 25, 1994,
                June 22, 1994, August 12, 1994, September 12, 1994, September 20,
                1994, November 16, 1994, September 20, 1995 and January 6, 1996,
                respectively.......................................................
  **10.30    -- Lease Agreement dated as of May 24, 1995 between 2060 Partnership and McLeod Telemanagement, Inc. ...................................
  **10.31    -- Lease Agreement dated October 31, 1995 between I.R.F.B. Joint
                Venture and McLeod Telemanagement, Inc. ...........................
  **10.32    -- First Amendment to Lease Agreement dated as of November 20, 1995 between I.R.F.B. Joint Venture and McLeod Telemanagement, Inc. ....
  **10.33    -- Uniform Purchase Agreement dated July 22, 1993 between McLeod, Inc.
                and Hill's Maple Crest Farms Partnership...........................
  **10.34    -- Master Right-of-Way Agreement dated July 27, 1994 between McLeod
                Network Services, Inc. and IES Industries Inc. ....................

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  **10.35    -- Master Right-of-Way and Tower Use Agreement dated February 13, 1996 between IES Industries Inc. and McLeod, Inc. ......................
  **10.36    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between MidAmerican Energy Company and McLeod, Inc. (Iowa and South
                Dakota)............................................................
  **10.37    -- Master Pole, Duct and Tower Use Agreement dated February 20, 1996 between MidAmerican Energy Company and McLeod, Inc. (Illinois).....
  **10.38    -- Settlement Agreement dated March 18, 1996 between U S WEST
                Communications, Inc. and McLeod Telemanagement, Inc. ..............
  **10.39    -- Agreement dated August 4, 1995 between Vadacom, Inc. and McLeod
                Telemanagement, Inc. ..............................................
  **10.40    -- McLeod Telecommunications, Inc. 1992 Incentive Stock Option Plan...
  **10.41    -- McLeod, Inc. 1993 Incentive Stock Option Plan......................
  **10.42    -- McLeod, Inc. 1995 Incentive Stock Option Plan......................
  **10.43    -- McLeod Telecommunications, Inc. Director Stock Option Plan.........
  **10.44    -- Promissory Note dated July 18, 1995 between Kirk E. Kaalberg and
                McLeod, Inc. ......................................................
  **10.45    -- Promissory Note dated March 29, 1996 between Stephen K. Brandenburg and McLeod, Inc. ..................................................
  **10.46    -- Agreement dated April 28, 1995 among McLeod, Inc., McLeod
                Telecommunications, Inc., McLeod Telemanagement, Inc., McLeod
                Network Services, Inc. and Clark E. McLeod.........................
 **+10.47    -- Telecommunications Services Agreement dated March 14, 1994 between
                WilTel, Inc. and McLeod Telemanagement, Inc., as amended...........
  **10.48    -- Amendment to Contract Addendum A to Contract No. 2102 dated March
                31, 1993 between the Iowa Department of General Services and McLeod
                Telecommunications, Inc. ..........................................
  **10.49    -- Construction Services Agreement dated June 30, 1995 between MFS
                Network Technologies, Inc. and MWR Telecom, Inc. ..................
  **10.50    -- First Amendment to Agreement Regarding Support Agreement dated May
                14, 1996 among McLeod, Inc., IES Diversified Inc. and IES
                Investments Inc. ..................................................
  **10.51    -- First Amendment to Agreement Regarding Guarantee dated May 14, 1996 among McLeod, Inc., IES Diversified Inc. and IES Investments
                Inc. ..............................................................
  **10.52    -- Amended and Restated Directors Stock Option Plan of McLeod,
                Inc. ..............................................................
  **10.53    -- Forms of Employment, Confidentiality and Non-Competition Agreement
                between McLeod, Inc. and certain employees of McLeod, Inc. ........
  **10.54    -- Form of Change-of-Control Agreement between McLeod, Inc. and certain employees of McLeod, Inc. .................................
  **10.55    -- McLeod, Inc. 1996 Employee Stock Option Plan.......................
  **10.56    -- McLeod, Inc. Employee Stock Purchase Plan..........................
  **10.57    -- Form of Indemnity Agreement between McLeod, Inc. and certain officers and directors of McLeod, Inc. ............................



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
  **10.58    -- License Agreement dated April 24, 1996 between PageMart, Inc. and
                MWR Telecom, Inc. .................................................
  **11.1     -- Statement regarding Computation of Per Share Earnings..............
  **21.1     -- Subsidiaries of McLeod, Inc. ......................................
    23.1     -- Consents of McGladrey & Pullen, LLP. ..............................
    23.2     -- Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1 to this
                Registration Statement on Form S-1)................................
  **27.1     -- Financial Data Schedule............................................


- ---------------

** Previously filed.


 + Confidential treatment has been granted. The copy filed as an exhibit omits the information subject to the confidential treatment request.